Form 10KSB, Exhibit 13
CAPITAL PROPERTIES INC /RI/
filed 1995-03-30
CIK 202947

BRIEF DESCRIPTION OF
          THE COMPANY'S BUSINESS


          The Company's business consists of the leasing of certain of its real estate interests in downtown Providence, Rhode Island, the operation of other downtown Providence properties as public parking facilities, and the leasing of its petroleum storage terminal facilities in East Providence, Rhode Island. Through its wholly-owned subsidiary, Tri-State Displays, Inc., the Company also leases outdoor advertising locations and boards along interstate and primary highways for outdoor advertising purposes.


          PRESIDENT'S REPORT

          In the accompanying financial statements for the calendar year 1994, the Company is reporting income before taxes of $339,000.

          The Company's income is derived primarily from rentals, garage and surface parking operations, and interest. The rental income results from leasing certain real estate in downtown Providence, petroleum storage facilities in East Providence and outdoor advertising locations and boards along interstate and primary highways in Rhode Island and Massachusetts. The Company operates a public parking garage together with surface parking on land adjacent to the garage. Interest income results primarily from a 20-year promissory note issued to the Company on January 1, 1988 by Providence and Worcester Railroad Company in connection with the transfer of ownership by the Company of all of the stock of the Railroad, its former wholly-owned subsidiary, directly to the Company's shareholders.

          The Company's common stock is listed on the Boston Stock Exchange under the symbol "CPI," and is also traded over-the-counter.

          During 1994, the Company paid a dividend of $.40 per share on the Company's outstanding stock. The Company has been classified as a personal holding company (PHC) for federal income tax purposes due to the present composition of the Company's stock ownership and revenues. A PHC is subject to an additional tax on amounts classified as undistributed PHC income. This classification did not affect the Company's federal income tax liability because the Company made sufficient dividend distributions to shareholders.


          DOWNTOWN PROVIDENCE REAL ESTATE

          The Company owns approximately 20.5 acres of land within the Capital Center Project area ("Capital Center") of downtown Providence, including 1.9 acres of air rights over Amtrak's Northeast Corridor (Boston to New York City) railroad tracks. These properties are shown on the plan which appears on page 6 of this Report, and the various parcels of land and improvements hereinafter referred to are identified on that plan.

          Capital Center is a massive railroad relocation/urban redevelopment cooperative project which involved the federal, state and city governments along with Amtrak and the Company. The project commenced in 1983 with the relocation within downtown Providence of Amtrak's Northeast Corridor railroad tracks in order to make available for private commercial development land adjacent to the existing financial district, much of which had previously been used for railroad purposes. A new Amtrak rail passenger station has been constructed (marked "E" on the plan), together with an adjacent below grade parking garage owned by the Company and located on Parcel 7A. Also completed are a new highway interchange connecting Capital Center to Interstate Route 95 and all of the remaining infrastructure including additional roads, bridges, utilities and public parks and plazas. With the exception of a few minor items, the construction of all of the public elements of Capital Center has been completed. All construction within Capital Center (both public and private) is regulated by a special commission created by the Rhode Island State Legislature called the Capital Center Commission.

          In 1988, the State and the City began construction of the so-called River Relocation Project under which two rivers flowing through Capital Center were to be relocated. The purpose of such relocation was to reclaim Providence's waterfront heritage and to use  the rivers as an attraction
          for private development as well as for public recreation and entertainment. Both of the rivers (marked "D" on the plan) have been relocated. The rivers will be lined with pedestrian riverwalks, some of which have already been completed, and these riverwalks will be extended as private development occurs along the rivers. Insofar as Capital Center is concerned, all public improvements related to river relocation have been substantially completed. The final phase of construction under the River Relocation Project is now taking place outside of Capital Center but adjacent thereto. It will involve substantial public improvements to the Providence River including the removal of decking over the river exposing more of the river to public view and the development of riverwalks and public spaces along the river, as well as making the rivers capable of handling such amenities as water taxi service. This final phase is expected to be completed by November 1995.

          In addition to the parcel described above (Parcel 7A), the Company owns within Capital Center Parcels 2, 3S, 3W, 3E, 4W, 4E, 5, 6, 8 and 9, as shown on the plan. Some of these parcels have either already been developed or are the subject of discussions with potential developers as hereinafter described. The Company also owns a 15,000 square foot parcel (Parcel 22) and a 3,000 square foot parcel (Parcel 21) which are located outside of but immediately adjacent to Capital Center.

          The parking  garage  and  the  properties  not yet developed
          (except Parcels 2 and 9) are being operated by the Company for public parking purposes under a management agreement with a firm experienced in parking operations, except that
          Parcels 3E, 4E, 3W, 4W, 21 and 22 have been leased to the same firm for surface parking purposes under leases which can be terminated on short notice should suitable development opportunities arise.

          Construction of a new convention center partially within Capital Center was completed and opened for use in December 1993. The Convention Center was constructed at public expense and is owned and operated by a state agency known as the Rhode Island Convention Center Authority. The Convention Center contains 100,000 square feet of exhibition space, a 20,000 square foot banquet hall, and two parking garages with combined capacity for 2,400 cars. A 363-room Westin Hotel, located on the grounds of the Convention Center and also constructed at public expense, was opened in November 1994. The Convention Center, Westin Hotel and related facilities (marked "F" on the plan) are adjacent to the Company's properties. The Convention Center is expected to spur new growth and development in downtown Providence. At the request of the Governor of Rhode Island, I have been serving by gubernatorial appointment since January 1994 as Chairman of the Rhode Island Convention Center Authority, an unpaid and part-time position. In my view, the success of the Convention Center will enhance the economic well-being of downtown Providence.


          RIVER RELOCATION AND RELATED CONDEMNATION

          When the River Relocation Project was first proposed, the Company, concerned primarily that the relocation plan would delay the availability of its properties for development purposes, opposed the relocation and, in 1985, brought suit for damages against the State and the City. However, in January 1987, the Company entered into a Settlement Agreement with the State which resulted in a dismissal of that lawsuit.

          In order to accommodate the relocation of the rivers, the State condemned a portion of the Company's property in November 1987. The State and City had previously agreed to share all land condemnation costs. As part of the aforementioned Settlement Agreement, the State, in 1989, deeded to the Company a 72,000 square foot parcel of land in Capital Center (Parcel 9). As payment for Parcel 9, the Company was required to return  to the State an amount equal
          to the State's share of the condemnation award, but the Company was entitled to retain the balance of such award. In April 1988, the Company filed a petition in the Rhode Island Superior Court for an increased condemnation award alleging that the award paid to date ($2,600,000) was inadequate. In January 1992, the Superior Court awarded the Company an additional condemnation award of $401,000 plus interest from the date of condemnation. The Company had asserted in the Superior Court that it was entitled to an additional condemnation award in excess of $6,000,000 plus interest, and accordingly, in February 1992, the Company appealed the decision of the Superior Court to the Rhode Island Supreme Court. In an Opinion issued in January 1994, the Supreme Court overturned the Superior Court decision and returned the matter to the Superior Court for a retrial of the case. It is expected that the case will be retried in the second quarter of 1995. The Company cannot now determine what amount, if any, will be awarded beyond that already paid at the time of condemnation. Under the Settlement Agreement, the Company may be required to return to the State a share of the condemnation award as and when finally determined.


          PRIVATE DEVELOPMENT

          In 1988, the Company and CFG Associates, L.P. (CFG) entered into a 99-year land lease under which CFG, in 1990, completed the construction of an office building containing approximately 235,000 gross square feet on Parcel 3S. The general partner in CFG is a subsidiary of Citizens Financial Group, Inc. whose commercial banking affiliate is the building's principal tenant. Citizens Financial Group, Inc. is, in turn, an affiliate of Royal Bank of Scotland.

          In 1988, the Company and Gateway Eight Limited Partnership (Gateway Eight) entered into a 102-year land lease under which Gateway Eight, in 1990, completed the construction of an office building containing approximately 114,000 gross square feet on Parcel 8. Gateway Eight is an affiliate of Congress Group Ventures, Inc. of Cambridge, Massachusetts. The building is completely occupied by First Data Corporation.

          In 1988, the Company and Parcel Five Limited Partnership (Parcel Five L.P.) entered into a 102-year land lease under which Parcel Five L.P., in 1991, completed the construction of an apartment building containing approximately 454,000 gross square feet on Parcel 5. Parcel Five L.P. is affiliated with a Harvard University endowment fund.

          In 1990, the Company and an affiliate of Congress Group Ventures, Inc., entered into a land lease under which the lessee proposed to construct a hotel on a 58,000 square foot portion of Parcel 2. The Capital Center Commission had previously approved the plans for this development. The lease was not to begin until the commencement of construction which was delayed beyond the date provided in the lease; and accordingly, the Company opted to terminate the lease effective December 31, 1994. The Company and Congress Group Ventures, Inc., are now discussing terms of a proposed new land lease for the same parcel.

          The Company, in 1989, entered into a letter of intent with One Park Row East Corporation (One Park Row), an affiliate of First Quebec Corporation of Montreal, Canada, under which One Park Row proposes to construct an office building containing approximately 95,000 gross square feet on Parcel 4E. The plans for this development have already been approved by the Capital Center Commission, but construction will not commence until such time as One Park Row has identified tenants to occupy a significant portion of the building. When such tenants have been identified, the letter of intent will be supplanted by a formal land lease yet to be fully negotiated. In the interim, One Park Row has obtained all permits necessary to commence construction.


          OTHER OPERATIONS

          In 1991, the Company's petroleum storage facilities were leased to Coastal Oil New England, Inc., an affiliate of Coastal Corporation, under a five-year lease with the right in Coastal to extend the lease term for an additional five years. At any time during the first five years of the lease, Coastal may exercise an option to purchase the petroleum storage facilities.

          Tri-State Displays, Inc., the Company's wholly-owned subsidiary, owns or controls 22 locations along interstate and primary highways in Rhode Island and Massachusetts which are leased to outdoor advertising companies for commercial advertising purposes. These locations contain a total of 42 billboard faces. The outdoor advertising companies own these structures at all these locations except one location (2 billboard faces) which is owned by Tri-State. All of the billboard faces are the large painted bulletins normally seen along interstate and primary highways. The Company has additional locations along interstate and primary highways in Rhode Island, Massachusetts and Connecticut, and, in cooperation with outdoor advertising companies, is attempting to obtain public permits to use some of these additional locations for outdoor advertising purposes. At yearend, a large majority of the Company's outdoor advertising locations are leased to Whiteco Metrocom, a division of Whiteco Industries, Inc. of Merrillville, Indiana. In addition to its outdoor advertising activities, Whiteco owns and/or operates 25 hotels and family entertainment centers and does business in 35 states.

          John W. Wall will be retiring from service as a director of the Company in April of this year. Although Mr. Wall served only for one year, his wise counsel was of inestimable value to the Company during his period of service. All of us in management will miss him.

                                               Sincerely,

                                               s/Joseph R. DiStefano

                                               Joseph R. DiStefano
                                               President

          March 6, 1995

                             MAP IN ANNUAL REPORT


             The map in the Annual Report to Shareholders is a plan of a portion of downtown Providence, Rhode Island, which indicates those parcels owned by the Issuer in that area known as "Capital Center" and immediately adjacent thereto. A legend contains the Parcel Number, the Parcel Size and the Development on the Parcels as follows:


    Parcel No.  Square Feet
     CAPITAL    PARCEL SIZE           DEVELOPMENT ON PARCELS
     CENTER
        2         92,000
        3S        48,000.......  13 Story Office Building -
                                  235,000 gross square feet
        3W        35,000
        3E        24,000
        4W        46,000
        4E        22,000
        5         54,000.......  8 Story Luxury Apartment Building -
                                   454,000 gross square feet
        6        386,000         (Land, 303,000; Air Rights, 83,000)
        7A        76,000.......  360 Car Public Parking Garage
        8         36,000.......  4 Story Office Building -
                                   114,000 gross square feet
        9         72,000

    OUTSIDE
    CAPITAL
    CENTER
        21         3,000
        22        15,000


    (See  President's  Report,  Pages  5   and  6,  for  discussion  of  the
    development on the parcels.)

          CAPITAL PROPERTIES, INC. AND SUBSIDIARY

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS


          Financial condition:

          In 1988, in accordance with a plan of distribution, the Company transferred the ownership of its then wholly-owned subsidiary, Providence and Worcester Railroad Company (Railroad), to the Company's shareholders. As part of the plan, the Company received a promissory note in the amount of $9,377,000 payable over a period of twenty years with interest at 12% per year. During 1994 and 1993, Railroad made voluntary prepayments totalling $300,000 and $710,000, respectively, resulting in present monthly installments of $84,000. The Company presently intends to hold the note to maturity. The note is secured by a first mortgage on a significant portion of Railroad's right-of-way in Massachusetts. The note, which had an outstanding principal balance of $6,682,000 at December 31, 1994, has been pledged as collateral for a note payable to a bank with a balance of $2,053,000 at December 31, 1994.

          In addition to the note from Railroad, the Company's principal assets consist of land, a public parking garage, petroleum storage facilities, and outdoor advertising sites. A significant portion of the land consists of approximately
          20.5 acres, including 1.9 acres of air rights, in downtown Providence, Rhode Island, held for development. As of December 31, 1994, the Company has entered into three long-term land leases covering approximately 3.2 acres of land. On one of the parcels, the tenant has constructed an office building which is now fully occupied. On another of the parcels, the tenant has constructed an office building which is now approximately 92% occupied. On a third parcel, the tenant has constructed an apartment building which is now fully leased. The Company is negotiating a lease on a fourth parcel and is engaged in discussions concerning the possible development of other parcels but is unable to predict when leases on additional parcels will commence. However, the Company will continue to use the available parcels for public surface parking. The Company anticipates that future development of the remaining properties will consist primarily of long-term ground leases under which the significant portion of future rental income will not be earned until the buildings are completed by the tenants and occupied.

          Certain of the Company's land leases provide for scheduled rent increases over their terms which extend to the year 2091. In accordance with the provisions of Financial Accounting Standards Board Statement No. 13 (Accounting for Leases) and certain of its interpretations, the Company is recognizing the rental income on the straight-line basis over the terms of the leases; however, the Company does not report as income that portion of such straight-line rentals which management cannot conclude is realizable (collectible) due to the length of the lease terms and other related uncertainties. At December 31, 1994, the cumulative amount not reported as income is $7,698,000.

          During 1993, two of the Company's leases had scheduled rent increases totalling $225,000 on an annual basis ($135,000 commencing April 1993 and $90,000 commencing October 1993). During 1994, one of the Company's leases had a scheduled rent increase of $47,000 on an annual basis commencing October 1994. One of the Company's leases provides for a scheduled rent increase of approximately $27,000 on an annual basis commencing February 1995.

          The Company had a lease on another parcel, which lease had not commenced due to the inability of the developer to secure financing. The lease was terminated in 1994. Such termination has no impact on the operations and liquidity of the Company.

          Effective October 1, 1991, the Company's petroleum storage facilities were leased under a five-year lease under which the tenant has the right to extend the lease term for an additional five years. At any time during the first five years of the lease, the tenant can exercise an option to purchase the petroleum storage facilities. The purchase price during the first year of the lease was $4,500,000 and is increased by an inflation factor in each of the remaining four years ($4,961,000 at December 31, 1994). The Company has not been advised by the tenant as to whether it will extend the term of the lease beyond September 1996 or whether it will purchase the terminal. The tenant must advise the Company by September 30, 1995 whether it intends to extend the lease term for an additional five years. The Company is presently unaware of the tenant's intentions either to extend the lease or to acquire the terminal. In the event the tenant neither extends the lease nor purchases the terminal, the Company believes it will have sufficient time to locate a successor tenant.

          In connection with the petroleum storage terminal facilities, the Company believes that its exposure to loss from environmental matters, if any, is minimal because the Company is indemnified by the tenant which is a wholly-owned subsidiary of a large publicly-traded corporation.

          In August 1994, a leak was discovered in a 25,000 barrel storage tank at the petroleum terminal facilities which allowed the escape of a small amount of fuel oil. The tank was emptied, and all required notices were made to the appropriate environmental agency. No soil contamination has been detected as a result of this leak, and monitoring wells have to date shown no groundwater contamination. Accordingly, the Company's engineering consultants have determined that no additional remediation is necessary at this time. The Company is of the opinion that the tenant of these facilities is solely responsible for the payment of all costs to repair the tank, including related professional fees, and for remediation of any damage caused by such leak. These costs are presently estimated at $66,000 and are included as a receivable from the tenant and a liability on the accompanying consolidated balance sheet. The tenant does not agree that it is responsible for the payment of such costs. The lease provides for arbitration in the event the parties cannot reach agreement on the matter.

          In management's opinion,  the  Company  will  continue to be
          able  to  generate   adequate   amounts   of  cash  to  meet
          substantially all of its operating expenditures.

          In 1993 and 1994, the Company paid dividends of $.32 and $.40 per share, respectively, on the Company's outstanding common stock. The Company expects to be in a position to continue dividend payments on a semi-annual basis; however, the declaration of any dividend and the amount thereof will depend on the Company's future earnings, financial condition and other relevant factors.

          Since 1988, the Company repurchased and subsequently retired 34,968 shares of its outstanding common stock. In June 1993, the Company's articles of incorporation were amended to reduce the number of common shares authorized from 1,400,000 to 1,000,000. The Company does not presently plan to purchase any additional shares of its own stock.

          In connection with river relocations in downtown Providence, Rhode Island, the State of Rhode Island condemned a portion of the Company's property and paid an award of $2,600,000 in 1987. As part of an agreement to purchase another parcel of land from the State, the Company was required to return to the State a portion of the condemnation award ($1,600,000).
          In April 1988, the Company filed a petition in the Rhode Island Superior Court for an increased condemnation award alleging that the award paid to date was inadequate. In January 1992, the Superior Court awarded the Company an additional condemnation award of $401,000 plus interest at 12% per annum from the date of the condemnation. The
          Company had asserted in the Superior Court that it was entitled to an additional condemnation award in excess of $6,000,000 plus interest, and accordingly, in February
          1992, the Company appealed the decision of the Superior Court to the Rhode Island Supreme Court. In an opinion issued in January 1994, the Supreme Court overturned the Superior Court decision and returned the matter to the Superior Court for a retrial of the case. It is expected that the case will be retried in the second quarter of 1995. The Company cannot now determine what amount, if any, will be awarded beyond that already paid at the time of condemnation. Under the aforementioned agreement, the Company may be required to return to the State a portion of any final award as and when finally determined.

          In connection with the purchase of a parcel of land in 1990, the Company increased the principal amount of a note previously given to a bank from $800,000 to $1,425,000, with interest at 1% over prime payable in monthly installments of principal in the amount of $8,000, plus interest. The note was further extended to December 1994. During 1993, a portion of the funds received from Railroad as voluntary prepayments of principal were used to make prepayments on this note totalling $650,000. In 1994, the Company prepaid the remaining balance.

          In 1990, the Company refinanced a note with a bank of $2,500,000 by making a principal payment of $50,000 and by issuing a new note in the amount of $2,450,000 with interest at 1% over prime due in July 1993. This note was extended to December 1994 and further extended to December 1999, and provides for monthly installments of principal and interest of approximately $27,000 with a final payment of $1,281,000. The note is secured by the Company's parking garage which collateralized the original note and the note receivable from Railroad.

          The Company does not know if Railroad will continue to make voluntary prepayments of principal on its note. However, if such prepayments are made, it is the intention of the Company to make prepayments on its remaining note after evaluating its cash position at that time.

          The Company has no established policy for the purchase of additional land. However, should suitable parcels become available in the general area of the Company's current land holdings, the Company would consider such an acquisition depending on current levels of cash and the availability of financing.

          Under an agreement with the State of Rhode Island entered into in 1990, the Company will owe the State $158,000 sixty days after the completion by the State of a construction contract for certain public improvements affecting one of the Company's parcels. The Company anticipates that such payment will not be due until the third quarter of 1995 at the earliest and will be reimbursable by the developer of such parcel. The agreement is secured by a mortgage on one of the Company's parcels. The agreement further provides that, should the amount not be paid when it is due, interest will accrue from the due date at the rate of prime plus 1%.

          Except as discussed above, none of the Company's remaining properties and equipment are pledged as collateral for any of the Company's obligations.

          For the two years ended December 31, 1994, the Company has been classified as a personal holding company (PHC) for federal income tax purposes due to the present composition of the Company's stock ownership and revenues. A PHC is subject to an additional tax of 39.6% on amounts classified as undistributed PHC income. This classification did not affect the Company's federal income tax liability because the Company made sufficient dividend distributions to shareholders.

          Effective January 1, 1993, the Company adopted Financial Accounting Standards Board Statement No. 109 (FAS l09). The adoption of FAS 109 changed the Company's method of accounting for income taxes from the deferred method (Accounting Principles Board Opinion No. 11) to an asset and liability method. Previously the Company deferred the past tax effects of timing differences between financial reporting and taxable income. The asset and liability method requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax bases and financial reporting bases of other assets and liabilities. The cumulative effect of this change is reported as a charge to income in the 1993 statement of loss and equalled $866,000 or $.86 per common share.

          Future cash outlays for income taxes will be a more significant portion of total tax expense and presently exceeds tax expense for financial reporting purposes. This results principally from the recognition of rental income on a contractual basis for tax reporting purposes and additional depreciation claimed for financial reporting purposes.


          Results of operations:

          The Company's total income for 1994 increased 5% over the 1993 level. The increase in rental income results principally from long-term land leases. The decrease in interest income on the note receivable from Railroad results from voluntary prepayments in 1994 and 1993 totalling $300,000 and $710,000, respectively, and the scheduled amortization of the principal balance due.

          The  Company   operates   a   parking   garage  in  downtown
          Providence. The Company is also operating surface parking adjacent to the garage and leases certain parcels for surface parking under short-term arrangements pending future development of the various parcels. For 1994, income applicable to garage and surface parking increased 11% over the 1993 level due to an increased number of vehicles parking. Expenses applicable to garage and surface parking have remained approximately at the 1993 level.

          Expenses applicable to rental income increased 14% over the 1993 level principally due to an increase in repairs and maintenance.

          General and administrative expenses increased 5% over the 1993 level principally due to an increase in payroll and related costs offset in part by a decrease in legal and professional fees.

          Interest expense decreased from 1993 due to the prepayments on one of the notes to a bank previously discussed, offset in part by an increase in the prime rate in effect during the year.

          LEFKOWITZ, GARFINKEL, CHAMPI & DeRIENZO P.C.
          Certified Public Accountants/Business Consultants
          One Hospital Trust Plaza, Suite 700
          Providence, Rhode Island   02903




          INDEPENDENT AUDITORS' REPORT






          Board of Directors
          Capital Properties, Inc.
          Providence, Rhode Island


          We have audited the accompanying consolidated balance sheet of Capital Properties, Inc. and subsidiary as of December 31, 1994, and the related consolidated statements of income
          (loss), shareholders' equity and cash flows for the years ended December 31, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Capital Properties, Inc. and subsidiary as of December 31, 1994, and the results of their operations and their cash flows for the years ended December 31, 1994 and 1993, in conformity with generally accepted accounting principles.

          As discussed in Note 1, the Company changed its method of accounting for income taxes in 1993.


                      s/Lefkowitz, Garfinkel, Champi & DeRienzo P.C.



          March 6, 1995

          CAPITAL PROPERTIES, INC. AND SUBSIDIARY

          CONSOLIDATED BALANCE SHEET
          DECEMBER 31, 1994


          ASSETS

          Properties and equipment (net of accumulated
            depreciation) (Notes 2 and 6).......................    $ 9,793,000
          Cash and cash equivalents.............................        757,000
          Note receivable, Providence and Worcester
            Railroad Company (Notes 3 and 6)....................      6,682,000
          Other receivables (Note 4)............................        252,000
          Accrued rental income of $7,849,000 less amount for which
            realization is not assured of $7,698,000 (Note 5)...        151,000
          Prepaid and other.....................................        168,000
                                                                     __________
                                                                    $17,803,000
                                                                     __________
                                                                     __________



          LIABILITIES AND SHAREHOLDERS' EQUITY

          Liabilities:
            Note payable, bank (Note 6).........................    $ 2,053,000
            Accounts payable....................................         47,000
            Income taxes payable................................         78,000
            Accrued expenses:
             Property taxes.....................................        352,000
             Other..............................................        171,000
            Deferred income taxes (Note 7)......................      1,535,000
                                                                     __________
                                                                      4,236,000
                                                                     __________

          Commitments (Note 8)

          Shareholders' equity (Note 9):
            Common stock, $1 par; authorized, issued
             and outstanding 1,000,000 shares...................      1,000,000
            Capital in excess of par............................     10,828,000
            Retained earnings...................................      1,739,000
                                                                     __________
                                                                     13,567,000
                                                                     __________
                                                                    $17,803,000
                                                                     __________
                                                                     __________







          See notes to consolidated financial statements.

          CONSOLIDATED STATEMENTS OF INCOME (LOSS)
          YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                             1994          1993
                                                          _________     _________

          Income:
            Rentals (Note 5).........................    $1,533,000    $1,387,000
            Garage and surface parking revenues......       443,000       398,000
            Interest:
             Providence and Worcester Railroad
              Company (Note 3).......................       835,000       913,000
             Other...................................        21,000        11,000
                                                          _________     _________
                                                          2,832,000     2,709,000
                                                          _________     _________

          Expenses:
            Expenses applicable to:
             Rental income...........................       617,000       543,000
             Garage and surface parking..............       611,000       601,000
            General and administrative...............     1,067,000     1,020,000
            Interest.................................       198,000       226,000
                                                          _________     _________
                                                          2,493,000     2,390,000
                                                          _________     _________

          Income before income taxes and cumulative effect
            of change in accounting principle........       339,000       319,000
                                                          _________     _________

          Income tax expense (benefit) (Note 7):
            Current..................................       269,000       184,000
            Deferred.................................     (123,000)      (95,000)
                                                          _________     _________
                                                            146,000        89,000
                                                          _________     _________

          Income before cumulative effect of change in
            accounting principle.....................       193,000       230,000

          Cumulative effect of change in accounting
            principle................................                     866,000
                                                          _________     _________
          Net income (loss)..........................    $  193,000   $ (636,000)
                                                          _________     _________
                                                          _________     _________



          Earnings (loss) per common share (Note 10):
            Income before cumulative effect of change in
             accounting principle....................      $ .19         $ .23
            Cumulative effect of change in accounting
             principle...............................                     (.86)
                                                            _____         _____
            Net income (loss) per common share.......      $ .19         $(.63)
                                                            _____         _____
                                                            _____         _____



          See notes to consolidated financial statements.

          CAPITAL PROPERTIES, INC. AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
          YEARS ENDED DECEMBER 31, 1994 AND 1993

                                           Common         Capital in       Retained
                                            stock        excess of par     earnings
                                         __________      ___________      __________

          Balance, January 1, 1993....  $1,010,000      $10,894,000      $2,903,000
          Net loss for the year.......                                     (636,000)
          Dividends on common stock,
            $.32 per share............                                     (321,000)
          Repurchase and retirement of
            9,500 shares of common stock                    (10,000)        (66,000)
                                         __________      ___________      __________

          Balance, December 31, 1993..   1,000,000       10,828,000       1,946,000
          Net income for the year.....                                      193,000
          Dividends on common stock,
            $.40 per share............                                     (400,000)
                                         __________      ___________      __________
                                        $1,000,000      $10,828,000      $1,739,000
                                         __________      ___________      __________
                                         __________      ___________      __________






          See notes to consolidated financial statements.

          CONSOLIDATED STATEMENTS OF CASH FLOWS
          YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                             1994          1993
                                                          _________     _________

          Cash flows from operating activities:
            Net income (loss)........................   $  193,000    $ (636,000)
            Adjustments to reconcile net income (loss) to
             net cash provided by operating activities:
            Cumulative effect of change in
              accounting principle...................                    866,000
             Depreciation............................      382,000       383,000
             Accrued rental income...................       33,000        44,000
             Deferred income taxes...................     (123,000)      (95,000)
             Changes in assets and liabilities:
              Increase in:
               Other receivables.....................      (58,000)
               Prepaid and other.....................      (29,000)
               Income taxes payable..................        1,000
               Accrued expenses......................       57,000
              Decrease in:
               Other receivables.....................                     19,000
               Prepaid and other.....................                     20,000
               Accounts payable......................      (20,000)      (31,000)
               Income taxes payable..................                    (23,000)
               Accrued expenses......................                     (7,000)
                                                          _________     _________
             Net cash provided by operating activities                   436,000   540,000
                                                          _________     _________

          Cash flows from investing activities:
             Purchase of properties and equipment....      (24,000)     (110,000)
              Proceeds from collection of notes receivable:
               Providence and Worcester Railroad Company                 506,000          904,000
               Other.................................                     63,000
                                                          _________     _________
             Net cash provided by investing activities                   482,000   857,000
                                                          _________     _________

          Cash flows from financing activities:
             Payment of:
              Notes payable, bank....................     (574,000)     (850,000)
              Dividends..............................     (400,000)     (321,000)
             Repurchase and retirement of common stock                            (76,000)
                                                          _________     _________
             Cash used in financing activities.......     (974,000)   (1,247,000)
                                                          _________     _________

          Increase (decrease) in cash and cash equivalents               (56,000)  150,000
          Cash and cash equivalents, beginning.......      813,000       663,000
                                                          _________     _________
          Cash and cash equivalents, ending..........   $  757,000    $  813,000
                                                          _________     _________
                                                          _________     _________

          Supplemental disclosures:
             Cash paid for interest..................   $  212,000      $222,000
                                                          _________     _________
                                                          _________     _________
             Cash paid for income taxes..............   $  268,000    $  205,000
                                                          _________     _________
                                                          _________     _________


          See notes to consolidated financial statements.

         CAPITAL PROPERTIES, INC. AND SUBSIDIARY

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         YEARS ENDED DECEMBER 31, 1994 AND 1993


     1.  Basis  of  presentation   and   summary  of  significant
     accounting policies:

         Basis of presentation and principles of consolidation:

         The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Tri-State Displays, Inc. (TSD). All significant intercompany accounts and transactions between the Company and TSD have been eliminated in consolidation.

         Description of business:

         The Company operates in one business segment as a lessor of properties and equipment and as an operator of adjacent public parking facilities principally in the Providence, Rhode Island area.

         Cash and cash equivalents:

         The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

         Properties and equipment:

         Properties and equipment are stated at cost. Effective January 1, 1993, the cost of certain assets were restated as a result of the implementation of Financial Accounting Standards Board Statement No. 109 (FAS 109). Depreciation is being provided by the straight-line method over the estimated useful lives of the respective assets.

         Income taxes:

         The  Company  and  its  subsidiary  file  a consolidated
         Federal income tax return.

         Income taxes are provided based on earnings reported for financial statement purposes. The provision for income taxes differs from the amounts currently payable because of temporary differences in the recognition of certain income and expense items for financial reporting and tax reporting purposes.

         Effective January 1, 1993, the Company adopted FAS l09 which changed the Company's method of accounting for income taxes from the deferred method (Accounting Principles Board Opinion No. 11) to an asset and liability method. Previously the Company deferred the past tax effects of timing differences between financial reporting and taxable income. The asset and liability method requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax bases and financial reporting bases of assets and liabilities.

         The cumulative effect of this change is reported as a charge to income in the 1993 statement of loss and equalled $866,000 or $.86 per common share.

         Rental income:

         The Company's properties and  equipment leased to others
         are under operating leases.   The Company reports rental
         income when earned under the operating method.

         Certain of the Company's land leases provide for scheduled rent increases over their remaining terms (19 to 98 years). In accordance with the provisions of Financial Accounting Standards Board Statement No. 13 (Accounting for Leases) and certain of its interpretations, the Company is recognizing the rental income on the straight-line basis over the terms of the leases; however, the Company does not report as income that portion of such straight-line rentals which management cannot conclude is realizable (collectible) due to the length of the lease terms and other related uncertainties.


     2.  Properties and equipment:

         Properties and equipment consist of the following:

              Properties and equipment on lease or held for lease:
               Land and land improvements..................     $ 6,130,000
               Buildings and structures....................         389,000
               Equipment, petroleum storage tanks..........       4,163,000
                                                                 __________
                                                                 10,682,000
                                                                 __________
               Other:
               Land and land improvements..................         192,000
               Buildings, principally parking garage.......       2,536,000
               Equipment...................................          99,000
                                                                 __________
                                                                  2,827,000
                                                                 __________
                                                                 13,509,000
                                                                 __________
              Less accumulated depreciation:
               Properties and equipment on lease or held for lease
              3,203,000
               Other.......................................         513,000
                                                                 __________
                                                                  3,716,000
                                                                 __________
                                                                $ 9,793,000
                                                                 __________
                                                                 __________

     3.  Note  receivable,  Providence   and  Worcester  Railroad
     Company:

         On January 1, 1988, in accordance with a plan of distribution, the Company transferred the ownership of Providence and Worcester Railroad Company (Railroad) to the Company's shareholders. The Company and Railroad have a common controlling shareholder. As part of the plan, the Company received a promissory note in the amount of $9,377,000 payable over a period of twenty years with interest at 12% per year and present monthly installments of $84,000. Railroad made voluntary prepayments totalling $300,000 and $710,000 during 1994 and 1993 respectively. The term of the note is not affected by prepayments. The Company presently intends to hold the note to maturity.

         CAPITAL PROPERTIES, INC. AND SUBSIDIARY

         YEARS ENDED DECEMBER 31, 1994 AND 1993


     3.  Note  receivable,  Providence   and  Worcester  Railroad
     Company (continued):

         The note is secured by a first mortgage on a significant portion of Railroad's operating right-of-way in Massachusetts. Due to the active railroad use of the collateral, the Company may not have immediate access thereto in the event of non-payment by Railroad. In the opinion of management, the collateral is of sufficient value to satisfy the obligation.

         The note has been pledged as collateral for the note payable to a bank (see Note 6).


     4.  Other receivables:

              Rentals, principally tenant property tax reimbursements         $114,000
              Interest, Providence and Worcester Railroad Company               67,000
              Petroleum terminal tenant.......................       66,000
              Other...........................................        5,000
                                                                   ________
                                                                   $252,000
                                                                   ________
                                                                   ________

     5.  Description of leasing arrangements:

         At December 31, 1994, the Company has entered into land leases for three separate land parcels with remaining terms of up to 98 years. The Company also leases petroleum storage facilities and various parcels of land (leased principally for outdoor advertising and surface parking) for remaining terms of up to 19 years.

         For those leases with scheduled rent increases, the cumulative excess of straight-line over contractual rentals (considering scheduled rent increases over the initial 20 to 102 year terms of the leases) amounted to $7,849,000 through December 31, 1994. Commencing in 1992, management has been able to conclude that a portion of the excess of straight-line over contractual rentals ($151,000 through December 31, 1994) is realizable when payable over the terms of the leases.

         Effective October 1, 1991, the Company's petroleum storage facilities were leased under a five-year lease under which the tenant has the right to extend the lease term for an additional five years. At any time during the first five years of the lease, the tenant may exercise an option to purchase the petroleum storage facilities. The purchase price during the first year of the lease was $4,500,000 and is increased by an inflation factor in each of the remaining four years ($4,961,000 at December 31, 1994). The Company has not been advised by the tenant as to whether it will extend the term of the lease beyond September 1996 or whether it will purchase the terminal. The tenant must advise the Company by September 30, 1995 whether it intends to extend the lease term for an additional five years.

         Several leases provide that the tenants reimburse the Company for property taxes ($297,000 and $289,000 in 1994 and 1993, respectively), which amounts are excluded from rental income and expenses applicable to rental income on the accompanying consolidated statements of income (loss).

         Minimum  future  contractual   rental   payments  to  be
         received from non-cancellable leases as of December 31, 1994 are:

              Year ending December 31,
                   1995............................   $   1,259,000
                   1996............................       1,199,000
                   1997............................       1,047,000
                   1998............................       1,108,000
                   1999............................       1,151,000
                   2000 to 2091....................     161,562,000
                                                       ____________
                                                       $167,326,000
                                                       ____________
                                                       ____________

         Rental income from major tenants as a percentage of the Company's total rental income is as follows:


                   Tenant                               1994   1993
                                                        _____  _____
                     A.............................     20.3%  21.8%
                     B.............................     17.7   17.0
                     C.............................     17.6   19.2
                     D.............................     15.8   11.1
                     E.............................     12.0   13.2

         In the event of tenant default, the Company has the right to reclaim its leased assets together with any improvements thereon.

         In August 1994, a leak was discovered in a 25,000 barrel storage tank at the petroleum terminal facilities which allowed the escape of a small amount of fuel oil. The tank was emptied, and all required notices were made to the appropriate environmental agency. No soil contamination has been detected as a result of this leak, and monitoring wells have to date shown no groundwater contamination. Accordingly, the Company's engineering consultants have determined that no additional remediation is necessary at this time. The Company is of the opinion that the tenant of these facilities is solely responsible for the payment of all costs to repair the tank, including related professional fees, and for remediation of any damage caused by such leak. These costs are presently estimated at $66,000 and are included as a receivable from the tenant and a liability on the accompanying consolidated balance sheet. The tenant does not agree that it is responsible for the payment of such costs. The lease provides for arbitration in the event the parties cannot reach agreement on the matter.

         CAPITAL PROPERTIES, INC. AND SUBSIDIARY

         YEARS ENDED DECEMBER 31, 1994 AND 1993


     6.  Note payable, bank:

         In 1990, the Company refinanced a note of $2,500,000 by making a principal payment of $50,000 and by issuing a new note in the amount of $2,450,000 with interest at 1% over prime due July 1993. This note was extended to December 1994 and was further extended to December 1999 and provides for monthly installments of principal and interest of approximately $27,000 with a final payment of $1,281,000. The note is secured by the Company's parking garage and the note receivable from Railroad (see Note 3).

         In connection with the purchase of a parcel of land in 1990, the Company increased the principal amount of a note previously given to the bank from $800,000 to $l,425,000, with interest at 1% over prime payable monthly until October 1990, and thereafter with monthly installments of principal in the amount of $8,000 plus interest. The note was further extended to December 1994. During 1993 the Company made prepayments on its note to the bank totalling $650,000. In 1994, the Company prepaid the remaining balance.


     7.  Income taxes:

         A reconciliation of the income tax provision as computed by applying the United States income tax rate (34%) to income before income taxes is as follows:

                                                             1994        1993
                                                           ________    ________

              Computed "expected" tax expense..........   $115,000    $108,000
              Increase (decrease) in taxes resulting from:
               State income tax net of Federal income
                tax benefit............................     38,000      18,000
               Statutory and other.....................     (7,000)    (13,000)
               Alternative minimum tax credit..........                (24,000)
                                                           ________    ________
                                                          $146,000   $  89,000
                                                           ________    ________
                                                           ________    ________

         Deferred income taxes are recorded based upon differences between the financial statement and tax basis of assets and liabilities and available tax credit carryforwards. The tax effect of temporary differences which give rise to deferred tax assets and liabilities at December 31, 1994, were as follows:


              Gross deferred tax liabilities:
               Property having a financial statement basis in
                 excess of its tax basis......................      $1,589,000
               Excess of straight line over contractual rental income          58,000
                                                                     __________
                                                                     1,647,000
              Gross deferred tax assets, principally professional fees           (112,000)
                                                                     __________
                                                                    $1,535,000
                                                                     __________
                                                                     __________

     8.  Commitments:

        Under an agreement with the State of Rhode Island entered into in 1990, the Company will owe the State $158,000 sixty days after the completion by the State of a construction contract for certain public improvements affecting one of the Company's parcels. The Company anticipates that such payment will not be due until the third quarter of 1995 at the earliest and will be reimbursable by the developer of such parcel. Accordingly, the Company has not provided for such obligation on the accompanying consolidated financial statements. The agreement is secured by a mortgage on ne of the Company's parcels. The agreement further provides that, should the amount not be paid when it is due, interest will accrue from the due date at the rate of prime plus 1%.

        The Company leases certain properties and equipment under noncancellable leases which expire at various dates to 1999. In most cases, management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases. Rent expense amounted to $111,000 and $96,000 in 1994 and 1993 respectively. Future minimum lease payments under noncancellable leases at December 31, 1994 are as follows: 1995, $117,000; 1996, $107,000; 1997, $99,000;
        1998, $55,000; and 1999, $28,000.


     9.  Repurchase of common stock and reduction of authorized shares:

        Since 1988, the Company repurchased and subsequently retired 34,968 shares of its outstanding common stock, 9,500 shares of which were purchased in 1993 on the open market at $8 per share. The excess of the purchase price over the par value was charged to capital in excess of par on the accompanying consolidated statements of shareholders' equity.

        In June 1993, the Company's articles of incorporation were amended to reduce the number of common shares authorized from 1,400,000 to 1,000,000. The Company does not presently plan to purchase any additional shares of its own stock.


     10. Income (loss) per common share:

        The income per common share for the year ended December 31, 1994 was calculated by dividing the net income by the number of shares outstanding (1,000,000 shares). The loss per common share for the year ended December 31, 1993 was calculated by dividing the net loss by the weighted average of shares outstanding for the period (1,003,958 shares).


     11. Transactions with related parties:

        A trust for the benefit of the controlling shareholder is the holder of rights with respect to the use of a pier, two petroleum pipelines and a barge dock located in East Providence, Rhode Island. Since February 1983, the Company and the tenant of its petroleum storage

         CAPITAL PROPERTIES, INC. AND SUBSIDIARY

         YEARS ENDED DECEMBER 31, 1994 AND 1993


     11. Transactions with related parties (continued):

         facilities have had the right to utilize the facilities for the transportation of petroleum products, in consideration for which the Company and the tenant are obligated to pay the trust a fee based upon the number of barrels of product transported through the pipelines or over the barge dock. The fee is subject to adjustment as of October 1 of each year to reflect changes in the Consumer Price Index.

         Under the terms of the 1991 lease of the Company's petroleum storage facilities in East Providence, Rhode Island (see Note 5), the tenant pays a significant portion of the amount due to the trust for the usage of the pipeline. The Company's share of of the pipeline usage fee amounted to $24,000 and $16,000 for the years 1994 and 1993, respectively, which amounts are included in expenses applicable to rental income in the accompanying consolidated statements of income (loss).


     12.  Pending litigation:

         In connection with the River Relocation Project, the State of Rhode Island condemned a portion of the Company's property and paid an award of $2,600,000 in 1987. As part of an agreement to purchase another parcel of land from the State, the Company was required to return to the State a portion of the condemnation award ($1,600,000).

         In April 1988, the Company filed a petition in the Rhode Island Superior Court for an increased condemnation award alleging that the award paid to date was inadequate. In January 1992, the Superior Court awarded the Company an additional condemnation award of $401,000 plus interest at 12% per annum from the date of the condemnation. The Company had asserted in the Superior Court that it was entitled to an additional condemnation award in excess of $6,000,000 plus interest, and accordingly, in February 1992, the Company appealed the decision of the Superior Court to the Rhode Island Supreme Court. In an Opinion issued in January 1994, the Supreme Court overturned the Superior Court decision and returned the matter to the Superior Court for a retrial of the case. It is expected that the case will be retried in the second quarter of 1995. The Company cannot now determine what amount, if any, will be awarded beyond that already paid at the time of condemnation. Under the aforementioned agreement, the Company may be required to return to the State a portion of the final award as and when finally determined.

                            DIRECTORS AND OFFICERS

                          OF CAPITAL PROPERTIES, INC.




          Joseph R. DiStefano, Director and    President of Capital
                  President                    Properties, Inc.


          Linda Eder, Vice President           Vice    President    of
          Capital
                                               Properties, Inc.


          Barbara J. Dreyer, Director and      Secretary-Treasurer of
                  Secretary-Treasurer          Capital     Properties,
          Inc.


          Theodore P. Cohen, Director          Attorney-at-law
                                               New York, New York


          John W. Wall, Director               Consultant
                                               Providence,       Rhode
          Island


          Henry S. Woodbridge, Jr., Director   Consultant
                                               Pomfret, Connecticut





          TRANSFER AGENT                       INDEPENDENT AUDITORS

          Fleet National Bank                  Lefkowitz, Garfinkel,
          Stock Transfer Department             Champi  &  DeRienzo P.
          C.
          Post Office Box 366                  One    Hospital   Trust
          Plaza
          Providence                                        Providence
          Rhode Island 02901                   Rhode Island 02903


                     MARKET FOR THE COMPANY'S COMMON STOCK


                                      AND


                        RELATED SECURITY HOLDER MATTERS




          The Company's common stock is traded on the Boston Stock Exchange, symbol "CPI." The following table shows the high and low trading prices for the Company's common stock during the quarterly periods indicated, as obtained from the Boston Stock Exchange, together with dividends paid per share during such periods.

                                             Trading Prices      Dividends
                                             ____________        ________
                                            High       Low         Paid
                                            ____      ____         ____
              1994

              1st Quarter...............    8 7/8     7 1/4        -0-
              2nd Quarter...............    7 7/8     7 1/4        .10
              3rd Quarter...............    8 1/2     7 7/8        -0-
              4th Quarter...............    8 5/8     6            .30



              1993

              1st Quarter...............    8 1/2     7            -0-
              2nd Quarter...............    9 3/4     7 1/2        .10
              3rd Quarter...............    8 1/2     7 3/4        -0-
              4th Quarter...............    8 3/4     7            .22




          At March 1, 1995 there were 514 holders of record of the Company's common stock.