Form 10KSB, Exhibit 13
period 1999-12-31
CAPITAL PROPERTIES INC /RI/
filed 2000-03-16
CIK 202947

                                   EXHIBIT 13




                               ANNUAL REPORT 1999



                            CAPITAL PROPERTIES, INC.




                                      III-4

BRIEF DESCRIPTION OF
THE COMPANY'S BUSINESS

The Company's business consists of the leasing of certain of its real estate interests in downtown Providence, Rhode Island. Through its wholly-owned subsidiary, Tri-State Displays, Inc., the Company leases locations along interstate and primary highways in Rhode Island and Massachusetts for outdoor advertising purposes. Through its wholly-owned subsidiary, Capital Terminal Company, the Company operates its petroleum storage facilities in East Providence, Rhode Island.

PRESIDENT'S REPORT

In the accompanying financial statements, the Company is reporting net income of $3,858,000 for the calendar year 1999, resulting in earnings per share of $1.29.

The Company's common stock is listed on the American Stock Exchange under the symbol "CPI." During 1999, the Company paid a dividend of $.11 per share on the Company's outstanding stock.

In December 1999, after twelve years of litigation in connection with the condemnation of a portion of the Company's parcels in the Capital Center Project area, the State of Rhode Island paid the Company $5,977,000. This matter is discussed more fully below.

DOWNTOWN PROVIDENCE REAL ESTATE

The Company owns approximately 20.5 acres of land within the Capital Center Project area (Capital Center) in downtown Providence, Rhode Island, including
1.9 acres of air rights over Amtrak's Northeast Corridor (Boston to New York
City) railroad right of way. These properties, shown on the plan which appears on page 7 of this Report, are Parcels 2, 3S, 3W, 3E, 4W, 4E, 5, 6, 7A, 8 and 9. The Company also owns a 15,000 square foot parcel (Parcel 22) and a 3,000 square foot parcel (Parcel 21) located outside of, but immediately adjacent to, Capital Center.

The Company has entered into long-term land leases on some of its parcels with private developers and has entered into one letter of intent on another parcel.

On Parcel 3S is a 13-story office building containing approximately 235,000 square feet owned by CFG Associates, L. P. (CFG). The general partner in CFG is a subsidiary of Citizens Financial Group, Inc. whose commercial banking affiliate is the building's principal tenant and the building serves as its corporate headquarters. Citizens Financial Group, Inc. is, in turn, an affiliate of Royal Bank of Scotland. The Company's lease with CFG terminates in 2087.

On Parcel 5 is an 8-story apartment building containing approximately 454,000 square feet with 225 units owned by AvalonBay Communities Inc. (Avalon), a real estate investment trust listed on the New York Stock Exchange. The Company's lease with Avalon terminates in 2142.

The Company owns a below-grade parking garage on Parcel 7A containing 360 public parking spaces adjacent to the Amtrak rail passenger station.

On Parcel 8 is a 4-story office building containing approximately 114,000 square feet owned by Gateway Eight Limited Partnership (Gateway Eight), an affiliate of Congress Group Ventures, Inc. of Cambridge, Massachusetts. The building is currently subleased by Boston Financial Data Services, Inc., which sublease expires December 31, 2009. The Company's lease with Gateway Eight terminates in 2090.

The Company has entered into a long-term lease for 149 years on Parcel 9 with FC Acquisitions Associates, L.L.C. (FC), an affiliate of Forest City Ratner Companies of Brooklyn, New York, for the construction of a building containing approximately 350,000 square feet of commercial space and a minimum of 200 public parking spaces. The lease provides a period of time within which FC may perform its due diligence, seek the approval of the plans for the project from the Capital Center Commission and enter into a tax stabilization agreement with the City of Providence. The term of this lease will not commence until construction begins.

The Company had entered into two additional land leases under the terms of which the developer of each parcel has until April 1, 2000 to begin construction. The Company believes that neither project will move forward and is actively seeking new developers for these parcels.

The parking garage on Parcel 7A and Parcels 3E, 3W, 4E, 4W, 6, 21 and 22 have been leased to a firm experienced in parking operations. These leases can be terminated on short notice as suitable development opportunities arise.

Providence Place Mall, a regional shopping mall owned and operated by Commonwealth Development Group, L.L.C., contains 1.2 million square feet of retail space and a 4,000 car garage. The mall was substantially opened during 1999 on a 13.2 acre site to the west of the Company's Parcel 9 in Capital Center (marked "PPM" on the plan). The Mall's anchor stores include Nordstrom, Filene's and Lord & Taylor.

LITIGATION

During 1999, the Company was party to several lawsuits involving various governmental and quasi-governmental entities.

In 1997, the City of Providence (the City) revalued the Company's properties within Capital Center (with the exception of Parcels 7A and 8 which were then under agreements with the City) and reached back six years to assess over $13,000,000 in back taxes, interest and penalties on the properties. The Company contended that this action by the City was both unprecedented and illegal. The Company contended that under Rhode Island law, tax assessments can only be changed as part of an overall city-wide revaluation, the last of which occurred in 1987. Additionally, the Company contended that back taxes can only be assessed pursuant to a statute which does not apply in this situation.

The Company was also in dispute with the City over ownership of Parcel 9. Pursuant to the terms of an agreement dated January 16, 1987 between the City and the State of Rhode Island (City/State Agreement), the City was obligated to convey Parcel 9 to the State and to pay 50% of the costs for land acquisition for the then proposed River Relocation. Under a separate January 16, 1987 agreement between the Company and the State (CPI/State Agreement), the State was obligated to convey Parcel 9 to the Company. In 1989, the City conveyed Parcel 9 to the State and the State reconveyed Parcel 9 to the Company. The City claimed that its execution of the City/State Agreement was invalid, the conveyance of Parcel 9 to the State was void, and hence the City was the true owner of Parcel
9. Moreover, in December 1998, the City adopted an ordinance authorizing the Providence Redevelopment Agency to condemn Parcel 9 as an "arrested," "blighted," and "substandard" parcel of land. The Company contested both the City's claim of ownership and the City's attempt to condemn Parcel 9.

The Company's dispute with the State of Rhode Island (the State) concerned the 1987 condemnation of a portion of the Company's property by the State for River Relocation pursuant to the terms of the CPI/State Agreement. The State originally paid the Company $2,600,000 in condemnation proceeds and in 1997 the Rhode Island Superior Court awarded to the Company an additional $6,101,000 in condemnation proceeds as well as interest on the judgment through May 6, 1997 in the amount of $4,552,000. This judgment was affirmed by the Rhode Island Supreme Court in April 1998. As discussed previously, pursuant to the terms of the City/State Agreement, the City and the State were to share equally in the cost of condemnation. Pursuant to the terms of the CPI/State Agreement, the Company was obligated to reimburse the State for the State's share of the cost of condemnation in return for the conveyance to the Company of Parcel 9. Notwithstanding that the State had sole authority to condemn for River Relocation, that under the CPI/State Agreement the State was the condemning authority, and that the Company was not a party to the City/State Agreement or any other pertinent agreement with the City, the State contended that the Company must proceed solely against the City to recover the judgment. The State also contended that the conveyance of Parcel 9 to the Company relieved the State of any further obligation under the CPI/State Agreement to the Company for the condemnation. Finally, the State contended that the Company waived its contract claims against the State. The Company contended that the State breached the CPI/State Agreement by refusing to pay the judgment, by unilaterally reducing the interest rate payable under the condemnation between the time the CPI/State Agreement was executed and the final judgment, and finally, if the City were correct as to the ownership of Parcel 9, the State had not fulfilled its portion of the CPI/State Agreement. The Company also contended that the CPI/State Agreement, at most, requires the Company to repay to the State one-half of the condemnation award, but not the interest.

In December 1998, the Rhode Island Supreme Court directed that the various disputes between the Company, City and State be consolidated before a single justice of the Superior Court.

In July 1999, the Rhode Island Superior Court ruled in favor of the Company in its disputes with both the City and the State and found that the State must pay the entire condemnation judgment to the Company. The Superior Court left open the possibility that the Company will have to return some portion of the condemnation judgment to the State following the State's payment of the entire amount. The Superior Court entered judgment in favor of the Company and sent the case to the Supreme Court for review.

All of the Superior Court's decisions were appealed by the State and City and reviewed by the Rhode Island Supreme Court. On December 2, 1999, the Supreme Court issued an opinion denying and dismissing the appeals of the State and the City, and adopting as their own the opinion of the Rhode Island Superior Court in its entirety as it concerns the Providence tax dispute and Parcel 9 and, with certain modifications, as it concerns the condemnation by the State. The Supreme Court ordered the State to pay to the Company by December 22, 1999, 50% of the condemnation award, which, together with interest, amounted to approximately $6,700,000. With respect to the remainder of the condemnation award, during oral argument before the Supreme Court, the Company's counsel, at the Company's direction, offered to allow the State to retain half of the judgment and the interest thereon until the Company's claims with respect thereto can be litigated.

Following that opinion, the parties raised two issues: (1) the State asserted for the first time that the post-judgment interest rate set forth in the writ of mandamus issued by a Superior Court judge, confirmed by the Superior Court and affirmed by the Supreme Court, was incorrect and should be lowered from 12% to the U. S. Treasury bill rate; and (2) the Company sought to confirm that the Superior Court had not decided its contractual claims under the 1987 CPI/State Agreement. On December 20, 1999, the Supreme Court entered an order directing that the Company's claims for breach of contract and the State's claim that post-judgment interest be reduced, be presented to the Superior Court for determination. The Company has filed a motion for summary judgment on those issues, and that matter is now pending before the Superior Court, briefs having been filed.

On December 22, 1999, the State paid the Company $5,977,000, representing 50% of the condemnation award plus pre-judgment and post-judgment interest at the U. S. Treasury bill rate.

The Court's decision with respect to the Providence taxes and Parcel 9 now removes a major barrier to further development of the Company's property in Capital Center. We are hopeful that this action will encourage a number of developers to proceed with their projects.

The Company is also in dispute with the National Railroad Passenger Corporation (Amtrak) concerning various trespasses. As part of the Capital Center Project, during the 1980's the Company, State, City and Amtrak each conveyed parcels of land in Capital Center so that each party had the land it needed for its designated functions. Pursuant to this arrangement, the Company was conveyed approximately 1.9 acres of air rights over Amtrak's Northeast Corridor, which rights are 19.3 feet above the top of rail within Parcel 6. Following that conveyance, the railroad station and the Company's adjacent parking garage were constructed and partially financed by the Federal Railroad Administration (FRA). Many of the utilities needed to service the railroad station were built within the confines of Parcel 7A (the parking garage parcel). Over the years, the Company did not charge Amtrak for this intrusion on its property; and over the years Amtrak assumed the cost of electricity provided to the parking garage. In 1997, Amtrak unilaterally refused to pay for the electricity, and the Company brought suit in the United States District Court for the District of Rhode Island seeking an order requiring Amtrak to remove its encroachments from Parcel 7A.

In the fall of 1998, as part of Amtrak's electrification of the Northeast Corridor, Amtrak erected catenaries within the air rights over Parcel 6 (the tops of which vary in height between 27 and 31 feet above the tracks) and a 42-foot signal bridge. The Company amended its complaint against Amtrak to include these trespasses into the Company's air rights suit.

Amtrak has condemnation powers, and in July 1999 condemned all the air rights owned by the Company for a three-year temporary easement retroactive to August 1998. In October 1999, the Company received from Amtrak $335,000, the sum estimated by Amtrak to be just compensation for the property taken.

In July 1999, Amtrak also condemned a permanent easement within a portion of the parking garage parcel upon which Amtrak had placed improvements. In October 1999, the Company received from Amtrak $60,000, the sum estimated by Amtrak to be just compensation for the property taken.

Following the receipt of the condemnation proceeds, the initial litigation between Amtrak and the Company and the Amtrak condemnation cases were consolidated for trial. Amtrak has petitioned the Court to bring the State of Rhode Island Department of Transportation into the litigation as a third-party defendant on the grounds that they are responsible, in part, for the costs of condemnation. The case is seeking a determination of the value of the properties condemned and the parties' rights and liabilities, if any, concerning the trespasses. The case is scheduled to be heard during the second quarter of 2000.

In 1988, the Company extended a reduced rate to Massachusetts Bay Transit Authority commuters to encourage use of the parking garage adjacent to the Amtrak train station at a time when the garage had little demand for public parking. Demand for public parking has increased over the years; and in October 1999, the Company attempted to increase the rates in the parking garage applicable to commuters. The State of Rhode Island filed suit against the Company opposing the increase, and a preliminary injunction was entered, which the Company appealed to the United States Court of Appeals for the First Circuit. In accordance with the preliminary injunction, the Company requested approval from FRA to increase the rates, which FRA denied. The Company then filed suit against FRA in the United States Court of Federal Claims seeking money damages and injunctive relief in connection with FRA's unreasonable denial of approval. FRA has filed a motion to dismiss the Company's claims for injunctive relief. The matter is now pending.

CAPITAL TERMINAL COMPANY

Capital Terminal Company, a wholly-owned subsidiary, operates the Company's petroleum storage facilities (the Facilities). In June 1998, the Company entered into a short-term agreement for the warehousing of product in three of its tanks with Global Companies, L.L.C. (Global) of Waltham, Massachusetts, 51% of which is owned by Yacimientos Petroliferos Fiscales SA (YPF), which, in turn, is 98.2% owned by Repsol SA, the Spanish oil company. In September 1998, the Company and Global entered into a short-term arrangement under which the Company operates the Facilities for Global. In May 1999, the Company and Global entered into an agreement extending the arrangement for an additional three-year period plus options to extend on an annual basis. The agreement further provides that the Company will receive an additional $.10 per barrel for every barrel in excess of 2,000,000 barrels of throughput in an agreement year. The Company reached 2,000,000 barrels in February 2000 and will receive additional revenue for each barrel of throughput until April 30, 2000, when the second agreement year will commence.

During 1999, the Company began a project in two phases that would replace the existing 4-bay truck rack which had top loading capabilities only, to a modern 8-bay truck rack, which has both top and bottom loading capabilities. The new truck rack will be fully automated and have nineteen different positions for truck loading. In order to make room for the truck rack, the old terminal building was demolished. Capital Terminal Company and Capital Properties, Inc. were relocated to a vacant building on the property from which all dispatching for the Facilities is performed. The tank farm dikes were also extended to the northern property lines in the event of future tank expansion. The first phase of the project was completed in December 1999, and it is anticipated that the second phase will be completed during the first quarter of 2000.

According to a Providence Journal newspaper article on January 25, 2000, during the past decade, the petroleum storage capacity in the State of Rhode Island has been reduced from 300 million gallons to 125 million gallons, of which the Company has 11%. This reduction results from the closing of terminals and the scheduled closing of other terminals in the near future. January 2000 was a bitterly cold month in southeastern New England, resulting in the throughput of a huge quantity of heating oil at the Facilities. During this cold snap, the supply of product in the area was quickly depleted, and, at one point, only the Company's facilities and one other terminal in the State of Rhode Island had a supply of heating oil. The Company feels that expansion of its capacity for the storage of oil is essential in order to supply the future needs of the area.

TRI-STATE DISPLAYS, INC.

Tri-State Displays, Inc., another wholly-owned subsidiary, owns or controls various locations along interstate and primary highways in Rhode Island and Massachusetts which are leased for commercial advertising purposes to Lamar Advertising Company (Lamar) of Baton Rouge, Louisiana, which acquired Chancellor Media Whiteco Outdoor Corporation in September 1999. At December 31, 1999, the Company had under lease 45 billboard faces.

On behalf of the officers and directors, I wish to express our appreciation to the shareholders for your continued confidence and support.

                                           Sincerely,

                                           /s/ Ronald P. Chrzanowski
                                           Ronald P. Chrzanowski
                                           President
February 18, 2000

                              MAP IN ANNUAL REPORT

     The map in the Annual Report to Shareholders is a plan of a portion of downtown Providence, Rhode Island, which indicates those parcels owned by the Issuer in that area known as "Capital Center" and immediately adjacent thereto. A legend contains the Parcel Number, the Parcel Size and the Development on the Parcels as follows:

Parcel No.  Square Feet
  CAPITAL   PARCEL SIZE                    DEVELOPMENT ON PARCELS
  CENTER
     2      92,000
     3S     48,000....................     13 Story Office Building -
                                              235,000 gross square feet
     3W     35,000
     3E     24,000
     4W     46,000
     4E     22,000
     5      54,000....................     8 Story Luxury Apartment Building -
                                              454,000 gross square feet
     6      386,000...................     (Land, 303,000; Air Rights, 83,000)
     7A     76,000....................     360 Car Public Parking Garage
     8      36,000....................     4 Story Office Building - 114,000 gross
                                              square feet
     9      72,000

OUTSIDE
CAPITAL
CENTER
     21      3,000
     22     15,000

(See President's Report, pages 2 and 3, for discussion of the development on the parcels.)

CAPITAL PROPERTIES, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL CONDITION:

The Company's principal assets consist of land, a public parking garage, petroleum storage facilities (the Facilities) and outdoor advertising sites. A significant portion of the land consists of approximately 20.5 acres, including
1.9 acres of air rights, in downtown Providence, Rhode Island, held for development. At December 31, 1999, the Company is earning revenue from long-term land leases for three separate land parcels. The tenants of each parcel have constructed buildings which are substantially occupied.

As of December 31, 1999, the Company had entered into a land lease for 149 years under which the developer proposes to construct a building of approximately 350,000 square feet of commercial space and a minimum of 200 public parking spaces. The lease provides a period of time within which the developer may perform its due diligence, seek the approval of the plans for its complex from the Capital Center Commission and enter into a tax stabilization agreement with the City of Providence. There can be no assurance that the developer will be able to satisfy the conditions precedent to proceeding with the development. The Company is unable to determine at this time when construction will begin and therefore the time at which the term of the lease will commence.

The Company had entered into two additional land leases under the terms of which the developer of each parcel has until April 1, 2000 to begin construction. The Company believes that neither project will move forward and is actively seeking new developers for these parcels. The Company is engaged in discussions concerning the possible development of the remaining parcels but is unable to predict when leases on these parcels will commence. However, the Company will continue to lease all available parcels which are suitable for public surface parking under short-term cancellable leases. The Company anticipates that future development of the remaining properties will consist primarily of long-term ground leases under which the significant portion of future rental income will not be earned until the buildings are completed by the developers and occupied.

The Company leases to one tenant locations along interstate and primary highways in Massachusetts and Rhode Island for outdoor advertising purposes. At December 31, 1999, these locations contained a total of 45 billboard faces. The lease currently expires in 2025; however, the term of the lease is extended two years for each additional location added. The Company did not add any billboard faces during 1999.

Certain of the Company's long-term land leases provide for scheduled rent increases over their terms which extend to the year 2142. In accordance with the provisions of Statement of Financial Accounting Standards (FAS) No. 13 (Accounting for Leases) and certain of its interpretations, the Company recognizes the rental income on the straight-line basis over the term of each lease; however, the Company does not report as income that portion of such straight-line rentals which management is unable to conclude is realizable (collectible) due to the length of the lease terms and other related uncertainties. At December 31, 1999, the cumulative amount not reported as income is $11,993,000.

In January 1987, the Company entered into an Agreement with the State of Rhode Island (the State) relating to the State's obligation with respect to the condemnation of a portion of the Company's property in connection with the proposed River Relocation in Providence, Rhode Island (CPI/State Agreement). In November 1987, the State condemned the property and paid the Company a condemnation award of $2,600,000. Under the CPI/State Agreement, the Company acquired Parcel 9 in the Capital Center Project area (Disputed Parcel) from the State and was required to return to the State a portion of the condemnation award.

In April 1988, the Company filed a petition in the Rhode Island Superior Court (Superior Court) for an increased condemnation award alleging that the award paid in 1987 was inadequate. In January 1992, the Superior Court awarded the Company an additional condemnation award of $401,000 plus interest from the date of the condemnation. The Company had asserted in the Superior Court that it was entitled to an additional condemnation award in excess of $6,000,000 plus interest, and accordingly, in February 1992, the Company appealed the decision of the Superior Court to the Rhode Island Supreme Court (Supreme Court). In January 1994, the Supreme Court overturned the Superior Court decision and returned the matter to the Superior Court for a retrial of the case. The case was retried in 1995.

In May 1997, the Superior Court entered final judgment awarding condemnation proceeds of $6,101,000 in favor of the Company and interest on the judgment through that date of $4,552,000 (the Condemnation Judgment). The State filed an appeal with the Supreme Court. In April 1998, the Supreme Court entered an order affirming the Condemnation Judgment of the Superior Court. Interest continued to accrue on the judgment.

The State filed several motions and a separate action to prevent the Company from collecting the Condemnation Judgment. The Superior Court denied the State's motions and ordered the State to pay the Condemnation Judgment by August 14, 1998. The State filed an appeal with the Supreme Court. In December 1998, the Supreme Court directed that the separate action filed by the State, together with other disputes between the Company, the State and the City of Providence (the City), be consolidated before and decided by a single justice of the Superior Court. Each of the four consolidated cases decided by the single justice in July 1999 is described below.

In August 1997, the Company received from the City real property tax bills for taxes assessed as of December 31, 1996 reflecting an unexpected 200% increase in the assessed values of a majority of the Company's parcels within Capital Center. In addition, the Company received from the City real property tax bills purporting to assess taxes for assessment years ending December 31, 1990 through December 31, 1995, based upon a $42,000,000 retroactive increase in the assessed values of these same properties. These increases were not part of a city-wide revaluation. The aggregate amount of such taxes as billed was approximately $7,100,000, which amount did not include any interest. Subsequent real property tax bills for taxes assessed as of December 31, 1997 and 1998, continued to reflect the higher assessments.

The Company believed that the changes in the assessed values were related to the May 1997 Condemnation Judgment and that the increase in the assessed values for 1997 and prior periods were illegal. In August 1997, the Company filed a lawsuit against the City in the Superior Court.

In July 1999, the Superior Court ruled in favor of the Company and found that both the City's new tax assessments for assessment years 1997 and 1998 and back taxes for assessment years 1990-1996 are illegal and void. The Superior Court entered judgment in favor of the Company and sent the case to the Supreme Court for review.

Pursuant to the terms of an agreement dated January 1987 between the City and the State (City/State Agreement), the City was obligated to convey the Disputed Parcel to the State. As discussed above, pursuant to the CPI/State Agreement, the State was obligated to reconvey the Disputed Parcel to the Company. In 1989, the City conveyed the Disputed Parcel to the State, and the State reconveyed the Disputed Parcel to the Company.

The City claimed that its execution of the City/State Agreement was invalid, that its conveyance of the Disputed Parcel to the State was void, and hence the City was the true owner of the Disputed Parcel. Moreover, in December 1998, the City adopted an ordinance authorizing the Providence Redevelopment Agency to condemn the Disputed Parcel. The Company contested both the City's claim of ownership and the City's attempt to condemn the Disputed Parcel. This dispute with the City was included in the matters heard by the single justice of the Superior Court as directed by the Supreme Court. In July 1999, the Superior Court ruled in favor of the Company and found that the Company is the rightful owner of the Disputed Parcel and that the City has no right to condemn the Disputed Parcel and therefore the ordinance authorizing the condemnation is invalid. The Superior Court entered judgment in favor of the Company and sent the case to the Supreme Court for review.

In May 1998, the State filed an action in the Superior Court in which it maintained that it was not responsible for paying any portion of the Condemnation Judgment to the Company. The Supreme Court ordered the Superior Court to determine these claims on an expedited basis. The State alleged, among other things, that (1) its conveyance of the Disputed Parcel to the Company relieved it from the obligation to pay one-half of the Condemnation Judgment and
(2) the City, not the State, was obligated to pay the other half of the Condemnation Judgment.

In July 1999, the Superior Court ruled in favor of the Company and found that the State must pay the entire Condemnation Judgment to the Company. The Superior Court left open the possibility that the Company will have to return some portion of the Condemnation Judgment to the State following the State's payment of the entire amount. The Superior Court entered judgment in favor of the Company and sent the case to the Supreme Court for review.

The Superior Court's decisions in each of the four consolidated cases were appealed by the State and City and reviewed by the Rhode Island Supreme Court. On December 2, 1999, the Supreme Court issued an opinion denying and dismissing the appeals of the State and the City, and adopting as their own the opinion of the Rhode Island Superior Court in its entirety, as it concerns the Providence tax dispute and Parcel 9, and with certain modifications, as it concerns the condemnation by the State. The Supreme Court ordered the State to pay to the Company by December 22, 1999, 50% of the condemnation award, which, together with interest, amounted to approximately $6,700,000. With respect to the remainder of the condemnation award, during oral argument before the Supreme Court, the Company's counsel, at the Company's direction, offered to allow the State to retain half of the judgment and the interest thereon until the Company's claims with respect thereto can be litigated.

Following that opinion, the parties raised two issues: (1) the State asserted for the first time that the post-judgment interest rate set forth in the writ of mandamus issued by a Superior Court judge, confirmed by the Superior Court and affirmed by the Supreme Court, was incorrect and should be lowered from 12% to the U. S. Treasury bill rate; and (2) the Company sought to confirm that the Superior Court had not decided its contractual claims under the 1987 CPI/State Agreement. On December 20, 1999, the Supreme Court entered an order directing that the Company's claims for breach of contract and the State's claim that post-judgment interest be reduced, be presented to the Superior Court for determination. The Company has filed a motion for summary judgment on those issues, and that matter is now pending before the Superior Court.

On December 22, 1999, the State paid the Company $5,977,000, representing 50% of the condemnation award plus pre-judgment and post-judgment interest at the U. S. Treasury bill rate. Upon consultation with counsel, the Company is presently unable to determine what additional amounts, if any, it will receive.

The Company is in dispute with the National Railroad Passenger Corporation (Amtrak) concerning various trespasses. As part of the Capital Center Project, during the 1980's the Company, State, City and Amtrak each conveyed parcels of land in Capital Center so that each party had the land it needed for its designated functions. Pursuant to this arrangement, the Company was conveyed approximately 1.9 acres of air rights over Amtrak's Northeast Corridor, which rights are 19.3 feet above the top of rail within Parcel 6. Following that conveyance, the railroad station and the Company's adjacent parking garage were constructed and partially financed by the Federal Railroad Administration. Many of the utilities needed to service the railroad station were built within the confines of Parcel 7A (the parking garage parcel). Over the years, the Company did not charge Amtrak for this intrusion on its property; and over the years Amtrak assumed the cost of electricity provided to the parking garage. In 1997, Amtrak unilaterally refused to pay for the electricity, and the Company brought suit in the United States District Court for the District of Rhode Island seeking an order requiring Amtrak to remove its encroachments from Parcel 7A.

In the fall of 1998, as part of Amtrak's electrification of the Northeast Corridor, Amtrak erected catenaries within the air rights over Parcel 6 (the tops of which vary in height between 27 and 31 feet above the tracks) and a 42-foot signal bridge. The Company amended its complaint against Amtrak to include these trespasses into the Company's air rights suit.

Amtrak has condemnation powers, and in July 1999 condemned all the air rights owned by the Company for a three-year temporary easement retroactive to August 1998. In October 1999, the Company received from Amtrak $335,000, the sum estimated by Amtrak to be just compensation for the property taken.

In July 1999, Amtrak also condemned a permanent easement within a portion of the parking garage parcel upon which Amtrak had placed improvements. In October 1999, the Company received from Amtrak $60,000, the sum estimated by Amtrak to be just compensation for the property taken.

Following the receipt of the condemnation proceeds, the initial litigation between Amtrak and the Company and the Amtrak condemnation cases were consolidated for trial. Amtrak has petitioned the Court to bring the State of Rhode Island Department of Transportation into the litigation as a third-party defendant on the grounds that they are responsible, in part, for the costs of condemnation. The case is seeking a determination of the value of the properties condemned and the parties' rights and liabilities, if any, concerning the trespasses. The case is scheduled to be heard during the second quarter of 2000.

Effective September 1, 1998, the Company entered into a short-term arrangement with a petroleum company (Petroleum Company) under which the Company operates the entire Facilities for Petroleum Company. The Company is responsible for labor, insurance, property taxes and other operating expenses. The Company and Petroleum Company entered into an agreement, effective May 1, 1999, extending the arrangement for an additional three-year period plus options to extend on an annual basis with a minimum monthly fee of $67,000, increasing 4.5% annually during the extended term. The agreement further provides that the Company will receive an additional $.10 per barrel for every barrel in excess of 2,000,000 barrels of throughput in an agreement year. The Company exceeded the 2,000,000 barrels in the first quarter of 2000 but is unable to estimate the amount of total additional revenue it will receive.

The Company manages its exposure to contamination, cleanup or similar costs associated with the Facilities through its adherence to established procedures for operations and equipment maintenance. In addition, the Company maintains what it believes to be adequate levels of insurance.

The Company is constructing in two phases a new expanded truck rack at the Facilities which will be fully automated and will have both top and bottom loading capabilities. The first phase was completed in the fourth quarter of 1999. It is anticipated that the second phase will be completed during the first quarter of 2000 at an estimated cost of $880,000.

The Company has entered into a Purchase and Sale Agreement to acquire real estate consisting of 2.275 acres of land and a building (which property abuts the Facilities) for $533,000. The Company plans to demolish the building to provide additional acreage for future expansion. An environmental study of the property has been conducted and the estimated cost of demolition and clean-up is approximately $317,000. The Company anticipates paying for the remaining construction of the rack and the acquisition of the real estate and the costs associated therewith from available cash.

In management's opinion, the Company will continue to be able to generate adequate amounts of cash to meet substantially all of its expenditures.

In 1988, in accordance with a plan of distribution, the Company transferred the ownership of Providence and Worcester Railroad Company (Railroad) to the Company's shareholders. The Company and Railroad have a common controlling shareholder. As part of the plan, the Company received a promissory note in the amount of $9,377,000 payable over a period of twenty years with interest at 12% per year, (reduced to 10% in 1995) prepayable at any time without penalty. In March 1998, Railroad prepaid the note in full.

The Company paid dividends of $.11 and $.10 per share in 1999 and 1998, respectively, on the Company's outstanding common stock. In February 2000, the Company paid its regular quarterly dividend of $.03 per share and a special dividend of $.50 per share on the Company's outstanding common stock. The special dividend represented a portion of the interest received and expected to be received from the State of Rhode Island in connection with a condemnation award affirmed in December 1999 by the Rhode Island Supreme Court after deducting therefrom the expenses and income taxes related thereto. The Company expects to be in a position to continue dividend payments on a quarterly basis; however, the declaration of any dividend and the amount thereof will depend on the Company's future earnings, financial condition and other relevant factors.

The Company's consolidated balance sheet reports a current income tax liability of $1,817,000 which is payable in March 2000. Since the condemnation proceeds were not received until late December 1999, the Company was permitted to exclude the proceeds from the required estimated income tax payments due during 1999.

Certain portions of this Annual Report to Shareholders, and particularly the Management's Discussion and Analysis of Financial Condition and Results of Operations and the Notes to Consolidated Financial Statements, contain forward-looking statements which represent the Company's expectations or beliefs concerning future events. The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the following: the ability of the Company to generate adequate amounts of cash; the collectibility of the accrued rental income when due over the terms of the long-term land leases; changes in economic conditions that may affect either the current or future development on the Company's parcels; the final outcome of the condemnation and Amtrak litigations; and exposure to contamination, cleanup or similar costs associated with the operation of the Facilities.

RESULTS OF OPERATIONS:

The Company's total income is $9,588,000 and $2,793,000 for 1999 and 1998, respectively, which increase results principally from the receipt of permanent condemnation proceeds and interest totaling $6,037,000.

The Company has adopted the provisions of FAS No. 131 (Disclosures about Segments of an Enterprise and Related Information) and has reported its revenues and expenses applicable to two operating segments--Leasing and Petroleum Storage Facilities.

Leasing revenue for 1999 increased 15% from the 1998 level principally due to revenue from temporary condemnations, the addition of two billboard locations in late 1998 and scheduled increases in the long-term land leases. Expenses applicable to leasing increased 6% from the 1998 level principally due to an increase in property taxes and an increase in legal fees in connection with the condemnation case and the property tax dispute with the City of Providence.

Revenue from petroleum storage facilities for 1999 increased 87% from the 1998 level resulting principally from income from an arrangement to operate the Facilities which commenced in September 1998. Expenses applicable to petroleum storage facilities for 1999 decreased 4% from the 1998 level resulting principally from a decrease in repairs and maintenance and depreciation expense, offset in part by an increase in payroll and related costs as a result of an increased number of employees. The decrease in depreciation resulted from the fact that the tanks became fully depreciated at the end of 1998; however, depreciation expense will increase in 2000 upon the completion of the truck rack.

The general and administrative expenses for 1999 decreased 11% from the 1998 level due principally to lower professional fees in connection with corporate planning matters offset in part by an increase in payroll and related costs.

Lefkowitz, Garfinkel, Champi & DeRienzo P.C
10 Weybosset Street
Suite 700
Providence, Rhode Island  02903


INDEPENDENT AUDITORS' REPORT



Board of Directors
Capital Properties, Inc.
East Providence, Rhode Island

We have audited the accompanying consolidated balance sheet of Capital Properties, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of income (loss) and retained earnings and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Capital Properties, Inc. and subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998, in conformity with generally accepted accounting principles.

                              /s/ Lefkowitz, Garfinkel, Champi & DeRienzo P. C.


February 18, 2000

CAPITAL PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
DECEMBER 31, 1999

ASSETS

Properties and equipment (net of accumulated depreciation).............    $ 10,612,000
Cash and cash equivalents..............................................       9,395,000
Receivables, tenant property tax reimbursements........................         203,000
Accrued rental income..................................................         483,000
Prepaid and other......................................................         253,000
                                                                           ------------
                                                                           $ 20,946,000
                                                                           ============

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
   Accounts payable and accrued expenses:
     Property taxes....................................................    $    609,000
     Other.............................................................         555,000
   Income taxes:
     Current...........................................................       1,817,000
     Deferred..........................................................       1,868,000
   Deferred condemnation proceeds......................................         186,000
                                                                           ------------
                                                                              5,035,000
                                                                           ------------

Shareholders' equity:
   Common stock, $1 par; authorized, issued
     and outstanding 3,000,000 shares..................................       3,000,000
   Capital in excess of par............................................       8,828,000
   Retained earnings...................................................       4,083,000
                                                                           ------------
                                                                             15,911,000
                                                                           ------------
                                                                           $ 20,946,000
                                                                           ============

See notes to consolidated financial statements.

CAPITAL PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND RETAINED EARNINGS
YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                 1999                   1998
                                                             -----------             -----------
Income:
   Revenues:
    Leasing, including temporary condemnation
      of  $149,000 in 1999...............................    $ 2,196,000             $ 1,908,000
    Petroleum storage facilities, net of cost of
      product sold of $240,000 in 1998...................      1,162,000                 620,000
                                                             -----------             -----------
                                                               3,358,000               2,528,000
   Condemnation proceeds, permanent, including
    interest of $2,928,000...............................      6,037,000
   Interest:
    Providence and Worcester Railroad Company............                                 98,000
    Other................................................        193,000                 167,000
                                                             -----------             -----------
                                                               9,588,000               2,793,000
                                                             -----------             -----------
Expenses:
   Expenses applicable to:
    Leasing..............................................      1,220,000               1,148,000
    Petroleum storage facilities.........................        905,000                 948,000
   General and administrative............................        923,000               1,033,000
                                                             -----------             -----------
                                                               3,048,000               3,129,000
                                                             -----------             -----------

Income (loss) before income taxes........................      6,540,000                (336,000)
                                                             -----------             -----------

Income tax expense (benefit):

   Current...............................................      1,987,000                 (22,000)
   Deferred..............................................        695,000                (113,000)
                                                             -----------             -----------
                                                               2,682,000                (135,000)
                                                             -----------             -----------

Net income (loss)........................................      3,858,000                (201,000)

Retained earnings, beginning.............................        555,000               1,056,000

Dividends on common stock (1999, $.11; 1998, $.10).......       (330,000)               (300,000)
                                                             -----------             -----------

Retained earnings, ending................................    $ 4,083,000             $   555,000
                                                             ===========             ===========

Basic earnings (loss) per share..........................       $1.29                   $(.07)
                                                                =====                   =====

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                      1999                   1998
                                                                  ----------             -----------
Cash flows from operating activities:
   Net income (loss)..........................................   $ 3,858,000             $  (201,000)
   Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
      Condemnation proceeds, permanent........................    (6,037,000)
      Depreciation............................................        78,000                 347,000
      Accrued rental income...................................        16,000                 (47,000)
      Deferred income taxes...................................       695,000                (113,000)
      Deferred condemnation proceeds..........................       186,000
      Changes in assets and liabilities:
       Increase in:
        Prepaid and other.....................................         6,000
        Accounts payable and accrued expenses.................       120,000                  39,000
        Current income taxes payable..........................     1,817,000
       Decrease in:
        Receivables...........................................       186,000                 133,000
        Prepaid and other.....................................                               243,000
                                                                 -----------             -----------
   Net cash provided by operating activities..................       925,000                 401,000
                                                                 -----------             -----------

Cash flows from investing activities:
   Proceeds from:
    Condemnation proceeds, permanent..........................     6,037,000
    Collection of note receivable, Providence and
      Worcester Railroad Company..............................                             3,993,000
   Purchase of properties and equipment.......................    (1,980,000)               (144,000)
                                                                  ----------             -----------
   Net cash provided by investing activities..................     4,057,000               3,849,000
                                                                 -----------             -----------

Cash used in financing activities, payment of dividends.......      (330,000)               (300,000)
                                                                 -----------             -----------

Increase in cash and cash equivalents.........................     4,652,000               3,950,000
Cash and cash equivalents, beginning..........................     4,743,000                 793,000
                                                                 -----------             -----------
Cash and cash equivalents, ending.............................   $ 9,395,000             $ 4,743,000
                                                                 ===========             ===========

Supplemental disclosures, cash paid for income taxes..........   $   148,000             $   107,000
                                                                 ===========             ===========

See notes to consolidated financial statements.

     CAPITAL PROPERTIES, INC. AND SUBSIDIARIES

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     YEARS ENDED DECEMBER 31, 1999 AND 1998

1.   Basis of presentation and summary of significant accounting policies:

     Basis of presentation and principles of consolidation:

     The accompanying consolidated financial statements include the accounts of Capital Properties, Inc. (the Company) and its wholly-owned subsidiaries, Tri-State Displays, Inc. and Capital Terminal Company. All significant intercompany accounts and transactions between the Company and its subsidiaries have been eliminated in consolidation.

     Description of business:

     The Company operates in two operating segments: (1) the leasing of certain of its real estate interests in downtown Providence, Rhode Island, and locations along interstate and primary highways in Rhode Island and Massachusetts for outdoor advertising purposes; and (2) the operation of its petroleum storage facilities (the Facilities) in East Providence, Rhode Island.

     Use of estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and cash equivalents:

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents, which consist of U. S. Treasury bills and a short-term uninsured repurchase agreement which the Company routinely purchases, totaled $9,375,000 at December 31, 1999.

     Properties and equipment:

     Properties and equipment are stated at cost. Depreciation is being provided by the straight-line method over the estimated useful lives of the respective assets.

     The Company follows the provisions of Statement of Financial Accounting Standards (FAS) No. 121 (Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of) which requires that property and equipment held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the net book value of the asset may not be recoverable. An impairment loss will be recognized if the sum of the expected future cash flows (undiscounted and before interest) from the use of the asset is less than the net book value of the asset. Generally, the amount of the impairment loss is measured as the difference between the net book value and the estimated fair value of the asset.

     Income taxes:

     The Company and its subsidiaries file a consolidated Federal income tax return.

     Income taxes are provided based on income reported for financial statement purposes. The provision for income taxes differs from the amounts currently payable because of temporary differences in the recognition of certain income and expense items for financial reporting and tax reporting purposes.

     Leasing revenue:

     The Company's properties leased to others are under operating leases. The Company reports leasing revenue when earned under the operating method.

     Certain of the Company's long-term land leases provide for scheduled rent increases over their remaining terms (26 to 145 years). In accordance with the provisions of FAS No. 13 (Accounting for Leases) and certain of its interpretations, the Company is recognizing leasing revenue on the straight-line basis over the terms of the leases; however, the Company does not report as income that portion of such straight-line rentals which management is unable to conclude is realizable (collectible) due to the length of the lease terms and other related uncertainties.

     Condemnation proceeds:

     The Company recognizes revenue from a permanent condemnation in the period in which the cash is received and recognizes revenue from a temporary condemnation on a straight-line basis over its term. Deferred condemnation proceeds represent the portion of the temporary condemnation applicable to future periods.

2.   Litigation with the State of Rhode Island and the City of Providence:

     Condemnation case:

     In January 1987, the Company entered into an Agreement with the State of Rhode Island (the State) relating to the State's obligation with respect to the condemnation of a portion of the Company's property in connection with the proposed River Relocation in Providence, Rhode Island (CPI/State Agreement). In November 1987, the State condemned the property and paid the Company a condemnation award of $2,600,000. Under the CPI/State Agreement, the Company acquired Parcel 9 in the Capital Center Project area (Disputed Parcel) from the State and was required to return to the State a portion of the condemnation award.

     In April 1988, the Company filed a petition in the Rhode Island Superior Court (Superior Court) for an increased condemnation award alleging that the award paid in 1987 was inadequate. In January 1992, the Superior Court awarded the Company an additional condemnation award of $401,000 plus interest from the date of the condemnation. The Company had asserted in the Superior Court that it was entitled to an additional condemnation award in excess of $6,000,000 plus interest, and accordingly, in February 1992, the Company appealed the decision of the Superior Court to the Rhode Island Supreme Court (Supreme Court). In January 1994, the Supreme Court overturned the Superior Court decision and returned the matter to the Superior Court for a retrial of the case. The case was retried in 1995.

     CAPITAL PROPERTIES, INC. AND SUBSIDIARIES

     YEARS ENDED DECEMBER 31, 1999 AND 1998

2. Litigation with the State of Rhode Island and the City of Providence (continued):

     Condemnation case (continued):

     In May 1997, the Superior Court entered final judgment awarding condemnation proceeds of $6,101,000 in favor of the Company and interest on the judgment through that date of $4,552,000 (the Condemnation Judgment). The State filed an appeal with the Supreme Court. In April 1998, the Supreme Court entered an order affirming the Condemnation Judgment of the Superior Court.

     Interest continued to accrue on the judgment.

     The State filed several motions and a separate action to prevent the Company from collecting the Condemnation Judgment. The Superior Court denied the State's motions and ordered the State to pay the Condemnation Judgment by August 14, 1998. The State filed an appeal with the Supreme Court. In December 1998, the Supreme Court directed that the separate action filed by the State, together with other disputes between the Company, the State and the City of Providence, be consolidated before and decided by a single justice of the Superior Court on an expedited basis. Each of the four consolidated cases decided by the single justice in July 1999 is described below.

     Property tax disputes with the City of Providence:

     In August 1997, the Company received from the City of Providence (the City) real property tax bills for taxes assessed as of December 31, 1996 reflecting an unexpected 200% increase in the assessed values of a majority of the Company's parcels within Capital Center. In addition, the Company received from the City real property tax bills purporting to assess taxes for assessment years ending December 31, 1990 through December 31, 1995, based upon a $42,000,000 retroactive increase in the assessed values of these same properties. These increases were not part of a city-wide revaluation. The aggregate amount of such taxes as billed was approximately $7,100,000, which amount did not include any interest. Subsequent real property tax bills for taxes assessed as of December 31, 1997 and 1998, continued to reflect the higher assessments.

     The Company believed that the changes in the assessed values were related to the May 1997 Condemnation Judgment and that the increase in the assessed values for 1997 and prior periods was illegal. In August 1997, the Company filed a lawsuit against the City in the Superior Court.

     During the period of litigation, the Company reported and paid property taxes based on the assessed valuations prior to the commencement of the suit.

     In July 1999, the Superior Court ruled in favor of the Company and found that both the City's new tax assessments for assessment years 1997 and 1998 and back taxes for assessment years 1990-1996 are illegal and void. The Superior Court entered judgment in favor of the Company and sent the case to the Supreme Court for review.

     Dispute over ownership of Disputed Parcel:

     Pursuant to the terms of an agreement dated January 1987 between the City and the State (City/State Agreement), the City was obligated to convey the Disputed Parcel to the State. As discussed above under the heading "Condemnation Case," pursuant to the CPI/State Agreement, the State was obligated to reconvey the Disputed Parcel to the Company. In 1989, the City conveyed the Disputed Parcel to the State, and the State reconveyed the Disputed Parcel to the Company.

     The City claimed that its execution of the City/State Agreement was invalid, that its conveyance of the Disputed Parcel to the State was void, and hence the City was the true owner of the Disputed Parcel. Moreover, in December 1998, the City adopted an ordinance authorizing the Providence Redevelopment Agency to condemn the Disputed Parcel. The Company contested both the City's claim of ownership and the City's attempt to condemn the Disputed Parcel. This dispute with the City was included in the matters heard by the single justice of the Superior Court as directed by the Supreme Court. In July 1999, the Superior Court ruled in favor of the Company and found that the Company is the rightful owner of the Disputed Parcel and that the City has no right to condemn the Disputed Parcel and therefore the ordinance authorizing the condemnation is invalid. The Superior Court entered judgment in favor of the Company and sent the case to the Supreme Court for review.

     Dispute regarding the payment of the Condemnation Award:

     In May 1998, the State filed an action in the Superior Court in which it maintained that it was not responsible for paying any portion of the Condemnation Judgment to the Company. The Supreme Court ordered the Superior Court to determine these claims. The State alleged, among other things, that (1) its conveyance of the Disputed Parcel to the Company relieved it from the obligation to pay one-half of the Condemnation Judgment and (2) the City, not the State, was obligated to pay the other half of the Condemnation Judgment.

     In July 1999, the Superior Court ruled in favor of the Company and found that the State must pay the entire Condemnation Judgment to the Company. The Superior Court left open the possibility that the Company will have to return some portion of the Condemnation Judgment to the State following the State's payment of the entire amount. The Superior Court entered judgment in favor of the Company and sent the case to the Supreme Court for review.

     Appeal of the consolidated cases:

     The Superior Court's decisions in each of the four consolidated cases were appealed by the State and City and reviewed by the Rhode Island Supreme Court. On December 2, 1999, the Supreme Court issued an opinion denying and dismissing the appeals of the State and the City, and adopting as their own the opinion of the Rhode Island Superior Court in its entirety, as it concerns the Providence tax dispute and Parcel 9, and with certain modifications, as it concerns the condemnation by the State. The Supreme Court ordered the State to pay to the Company by December 22, 1999, 50% of the condemnation award, which, together with interest, amounted to approximately $6,700,000. With respect to the remainder of the condemnation award, during oral argument before the Supreme Court, the Company's counsel, at the Company's direction, offered to allow the State to retain half of the judgment and the interest thereon until the Company's claims with respect thereto can be litigated.

     Following that opinion, the parties raised two issues: (1) the State asserted for the first time that the post-judgment interest rate set forth in the writ of mandamus issued by a Superior Court judge, confirmed by the Superior Court and affirmed by the Supreme Court, was incorrect and

     CAPITAL PROPERTIES, INC. AND SUBSIDIARIES

     YEARS ENDED DECEMBER 31, 1999 AND 1998

2. Litigation with the State of Rhode Island and the City of Providence (continued):

     Appeal of the consolidated cases (continued):

     should be lowered from 12% to the U. S. Treasury bill rate; and (2) the Company sought to confirm that the Superior Court had not decided its contractual claims under the 1987 CPI/State Agreement. On December 20, 1999, the Supreme Court entered an order directing that the Company's claims for breach of contract and the State's claim that post-judgment interest be reduced, be presented to the Superior Court for determination. The Company has filed a motion for summary judgment on those issues, and that matter is now pending before the Superior Court.

     On December 22, 1999, the State paid the Company $5,977,000, representing 50% of the condemnation award plus pre-judgment and post-judgment interest at the U. S. Treasury bill rate.

     Upon consultation with counsel, the Company is presently unable to determine what additional amounts, if any, it will receive.

3.   Dispute with Amtrak:

     The Company is in dispute with the National Railroad Passenger Corporation (Amtrak) concerning various trespasses. As part of the Capital Center Project, during the 1980's the Company, State, City and Amtrak each conveyed parcels of land in Capital Center so that each party had the land it needed for its designated functions. Pursuant to this arrangement, the Company was conveyed approximately 1.9 acres of air rights over Amtrak's Northeast Corridor, which rights are 19.3 feet above the top of rail within Parcel 6. Following that conveyance, the railroad station and the Company's adjacent parking garage were constructed and partially financed by the Federal Railroad Administration. Many of the utilities needed to service the railroad station were built within the confines of Parcel 7A (the parking garage parcel). Over the years, the Company did not charge Amtrak for this intrusion on its property; and over the years Amtrak assumed the cost of electricity provided to the parking garage. In 1997, Amtrak unilaterally refused to pay for the electricity, and the Company brought suit in the United States District Court for the District of Rhode Island seeking an order requiring Amtrak to remove its encroachments from Parcel 7A.

     In the fall of 1998, as part of Amtrak's electrification of the Northeast Corridor, Amtrak erected catenaries within the air rights over Parcel 6 (the tops of which vary in height between 27 and 31 feet above the tracks) and a 42-foot signal bridge. The Company amended its complaint against Amtrak to include these trespasses into the Company's air rights suit.

     Amtrak has condemnation powers, and in July 1999 condemned all the air rights owned by the Company for a three-year temporary easement retroactive to August 1998. In October 1999, the Company received from Amtrak $335,000, the sum estimated by Amtrak to be just compensation for the property taken.

     In July 1999, Amtrak also condemned a permanent easement within a portion of the parking garage parcel upon which Amtrak had placed improvements. In October 1999, the Company received from Amtrak $60,000, the sum estimated by Amtrak to be just compensation for the property taken.

     Following the receipt of the condemnation proceeds, the initial litigation between Amtrak and the Company and the Amtrak condemnation cases were consolidated for trial. Amtrak has petitioned the Court to bring the State of Rhode Island Department of Transportation into the litigation as a third-party defendant on the grounds that they are responsible, in part, for the costs of condemnation. The case is seeking a determination of the value of the properties condemned and the parties' rights and liabilities, if any, concerning the trespasses. The case is scheduled to be heard during the second quarter of 2000.

4.   Properties and equipment:

          Properties on lease or held for lease:
            Land and land improvements.....................  $  4,365,000
            Parking garage.................................     2,500,000
                                                             ------------
                                                                6,865,000
                                                             ------------
          Petroleum storage facilities:
             Land and land improvements....................     2,727,000
             Buildings and structures......................       324,000
             Tanks and equipment...........................     5,712,000
                                                             ------------
                                                                8,763,000
                                                             ------------
          Office equipment.................................        73,000
                                                             ------------
                                                               15,701,000
                                                             ------------
          Less accumulated depreciation:
             Properties on lease or held for lease.........       739,000
             Petroleum storage facilities..................     4,298,000
             Office equipment..............................        52,000
                                                             ------------
                                                                5,089,000
                                                             ------------
                                                             $ 10,612,000
                                                             ============

     The Company is constructing in two phases a new expanded truck rack at the Facilities which will be fully automated and will have both top and bottom loading capabilities. The first phase was completed in December 1999. It is anticipated that the second phase will be completed during the first quarter of 2000 at an estimated cost of $880,000.

     The Company has entered into a Purchase and Sale Agreement to acquire real estate consisting of 2.275 acres of land and a building (which property abuts the Facilities) for $533,000. The Company plans to demolish the building to provide additional acreage for future expansion. An environmental study of the property has been conducted and the estimated cost of demolition and clean-up is approximately $317,000.

     CAPITAL PROPERTIES, INC. AND SUBSIDIARIES

     YEARS ENDED DECEMBER 31, 1999 AND 1998

5.   Description of leasing arrangements:

     As lessor:

     At December 31, 1999, the Company had entered into long-term land leases for four separate land parcels, one of which will not commence until construction begins. The Company also leases various parcels of land for outdoor advertising purposes for remaining terms of up to 26 years and for public parking purposes under short-term cancellable leases.

     For those leases with scheduled rent increases, the cumulative excess of straight-line over contractual rentals (considering scheduled rent increases over the 30 to 149 year terms of the leases) amounted to $12,476,000 through December 31, 1999. Management has concluded that a portion of the excess of straight-line over contractual rentals ($483,000 at December 31, 1999) is realizable when payable over the terms of the leases.

     Minimum future contractual rental payments to be received from noncancellable leases as of December 31, 1999 are:

        Year ending December 31,

                 2000...............................   $   1,411,000
                 2001...............................       1,433,000
                 2002...............................       1,464,000
                 2003...............................       1,486,000
                 2004...............................       1,517,000
                 2005 to 2142.......................     183,650,000
                                                       -------------
                                                       $ 190,961,000
                                                       =============

     In the event of tenant default, the Company has the right to reclaim its leased land together with any improvements thereon.

     Several leases provide that the tenants reimburse the Company for property taxes, which amounts are excluded from leasing revenues and expenses applicable to leasing on the accompanying consolidated statements of income
     (loss) and retained earnings. These reimbursements totaled $369,000 and $377,000 in 1999 and 1998, respectively.

     As lessee:

     The Company leases certain properties for outdoor advertising purposes under noncancellable leases which expire at various dates to 2005. In most cases, management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases. Rent expense (including the Company's corporate offices through February 1998) amounted to $40,000 and $51,000 in 1999 and 1998, respectively. Future minimum lease payments under noncancellable leases at December 31, 1999 are as follows:
     2000, $36,000; 2001, $28,000; 2002, $23,000; 2003, $23,000; 2004, $24,000
     and thereafter, $18,000.

6.   Petroleum storage facilities:

     Current operations:

     During the first half of 1998, the Company purchased petroleum products which it stored and resold at the Facilities and leased storage tanks under short-term arrangements for the warehousing of petroleum products. Effective September 1, 1998, the Company entered into a short-term arrangement with a petroleum company (Petroleum Company) under which the Company operates the entire Facilities for the Petroleum Company. The Company is responsible for labor, insurance, property taxes and other operating expenses. The Company and the Petroleum Company entered into an agreement effective May 1, 1999, extending the arrangement for an additional three-year period plus options to extend on an annual basis with a minimum monthly fee of $67,000, increasing 4.5% annually during the extended term. The agreement further provides that the Company will receive an additional $.10 per barrel for every barrel in excess of 2,000,000 barrels of throughput in an agreement year.

     Environmental incident:

     In 1994, a leak was discovered in a 25,000 barrel storage tank at the Facilities which allowed the escape of a small amount of fuel oil. All required notices were made to the appropriate environmental agency (the Agency). To date, monitoring wells have shown no ground water contamination, and the leak has been contained in the soil under the tank. The Company's engineering consultants (the Consultants) are working with the Agency to determine the extent of remediation. The Consultants proposed several acceptable options and determined a range of estimated costs (including professional fees) to be $45,000 (for the capping of the contaminated area) to $410,000 (for the complete removal of the contaminated soil and its off-site disposal). The Agency has advised the Company that it will accept the capping of the contaminated area as an appropriate remediation measure, subject to the placement of a notice on the Company's deed describing the location of the contaminated area. The Company has provided for the estimated costs to remediate the contaminated soil by reporting a liability of $45,000, which amount is included in accounts payable and accrued expenses, other on the accompanying consolidated balance sheet.

     Wilkesbarre Pier:

     The Wilkesbarre Pier (the Pier) is a deep-water pier in East Providence, Rhode Island, which is integral to the operation of the Facilities. The Pier and the Facilities are connected by two petroleum pipelines. In 1995, the Company and Providence and Worcester Railroad Company (Railroad) (the owner of the Pier) entered into an agreement which, among other provisions, gave the Company the right to acquire the Pier for $1.

     Effective January 1, 1998, Railroad and a company which uses the Pier to off-load product (Oil Company) entered into an agreement (the Agreement) whereby Oil Company agreed to pay annual fees for five years (1998, $185,000; 1999 and 2000, $235,000; and 2001 and 2002, $185,000), plus a throughput fee based upon usage. Under the terms of the Agreement, the owner of the Pier is not required to make any repairs to the Pier. The Agreement may be terminated by Oil Company upon ninety (90) days notice only in the event of a failure of a component of the Pier that the owner does not repair.

     CAPITAL PROPERTIES, INC. AND SUBSIDIARIES

     YEARS ENDED DECEMBER 31, 1999 AND 1998

6.   Petroleum storage facilities (continued):

     Wilkesbarre Pier (continued):

     In January 1998, the Company exercised its right and acquired the Pier; and Railroad assigned its rights under the Agreement to the Company.

     Included in revenues, petroleum storage facilities on the accompanying consolidated statements of income (loss) and retained earnings are fees paid by Oil Company of $285,000 and $185,000 for 1999 and 1998, respectively.

7.   Income taxes:

     A reconciliation of the income tax provision as computed by applying the United States income tax rate (34%) to income (loss) before income taxes is as follows:

                                                                       1999             1998
                                                                  ----------        ------------
          Computed "expected" tax expense (benefit).............   $ 2,224,000      $ (114,000)
          Increase (decrease) in taxes resulting from:
             State income tax, net of Federal income
               tax benefit......................................       379,000          (2,000)
             Other..............................................        79,000         (19,000)
                                                                   -----------      -----------
                                                                   $ 2,682,000      $ (135,000)
                                                                   ===========      ==========-

     Deferred income taxes are recorded based upon differences between financial statement and tax carrying amounts of assets and liabilities. The tax effects of temporary differences which give rise to deferred tax assets and liabilities at December 31, 1999 were as follows:

        Gross deferred tax liabilities:
           Property having a financial statement basis
             in excess of its tax basis...................   $1,301,000
           Accrued rental income..........................      193,000
           Condemnation proceeds..........................      392,000
                                                             ----------
                                                              1,886,000
        Gross deferred tax assets.........................      (18,000)
                                                             ----------
                                                             $1,868,000
                                                             ==========

8.   Note receivable, Providence and Worcester Railroad Company:

     In 1988, in accordance with a plan of distribution, the Company transferred the ownership of Railroad to the Company's shareholders. The Company and Railroad have a common controlling shareholder. As part of the plan, the Company received a promissory note in the amount of $9,377,000 payable over a period of twenty years with interest at 12% per year, (reduced to 10% in 1995) prepayable at any time without penalty. In March 1998, Railroad prepaid the note in full.

9.   Fourth quarter transactions for 1999:

     The Company reported as income condemnation proceeds and interest in the total amount of $5,977,000. (See Note 2.)

     The Company received from Amtrak condemnation proceeds of $395,000, of which $209,000 is reported as income. (See Note 3.)

10.  Fair value of financial instruments:

     The carrying amounts of the Company's financial instruments approximate their fair values at December 31, 1999, due to the short maturities of cash and cash equivalents, receivables and accounts payable and accrued expenses.

11.  Operating segment disclosures:

     The Company operates in two segments: (1) Leasing and (2) Petroleum Storage Facilities.

     The Leasing segment consists of the long-term leasing of certain of its real estate interests in downtown Providence, Rhode Island (to tenants that have constructed buildings thereon) and locations along interstate and primary highways in Rhode Island and Massachusetts (to a company which has constructed outdoor advertising boards thereon). The Company anticipates that the future development of its remaining properties will consist primarily of long-term ground leases. Pending this development, the Company leases these parcels and an adjacent parking garage for public parking purposes under short-term cancellable leasing arrangements.

     The Petroleum Storage Facilities segment consists of the operating of the Facilities in East Providence under a three-year agreement at a fixed monthly rate for the Petroleum Company which stores and distributes petroleum products. The Agreement includes options to extend on an annual basis and additional payments based upon throughput.

     The principal difference between the two segments relates to the nature of the operations. The tenants in the Leasing segment incur substantially all of the development and operating costs of the asset constructed on the Company's land, whereas the Company is responsible for the operating and maintenance expenditures of the Facilities.

     The Company makes decisions relative to the allocation of resources and evaluates performance based on income before income taxes, excluding proceeds from permanent condemnations, interest income, and certain corporate expenses. The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies (see Note
     1).

     There are no inter-segment revenues. The Company did not incur interest expense during the two years ended December 31, 1999.

     CAPITAL PROPERTIES, INC. AND SUBSIDIARIES

     YEARS ENDED DECEMBER 31, 1999 AND 1998

11.  Operating segment disclosure (continued):

     The following financial information is used by the chief operating decision maker for making operating decisions and assessing performance of the Company's segments:

                                                                    Petroleum
                                                                     Storage
                                                       Leasing      Facilities         Total
                                                     -----------    -----------     ------------
Year ended December 31, 1999:
Revenues:
    Contractual....................................  $ 2,063,000    $ 1,162,000     $  3,225,000
    Condemnation, temporary........................      149,000                         149,000
    Noncash, excess of contractual
       over straight-line rentals..................      (16,000)                        (16,000)
                                                     -----------    -----------     ------------
                                                     $ 2,196,000    $ 1,162,000     $  3,358,000
                                                     ===========    ===========     ============

Interest income....................................  $ ---          $ ---           $ ---
                                                     ===========    ===========     ============

Depreciation.......................................  $    59,000    $    19,000     $     78,000
                                                     ===========    ===========     ============

Income before income taxes.........................  $   976,000    $   257,000     $  1,233,000
                                                     ===========    ===========     ============

Assets.............................................  $ 6,785,000    $ 4,725,000     $ 11,510,000
                                                     ===========    ===========     ============

Additions to properties and equipment..............  $   158,000    $ 2,071,000     $  2,229,000
                                                     ===========    ===========     ============

Year ended December 31, 1998:
Revenues:
    Contractual....................................  $ 1,861,000    $   620,000     $  2,481,000
    Noncash, excess of straight-line over
      contractual rentals..........................       47,000                          47,000
                                                     -----------    -----------     ------------
                                                     $ 1,908,000    $   620,000     $  2,528,000
                                                     ===========    ===========     ============

Interest income....................................  $ ---          $ ---           $ ---
                                                     ===========    ===========     ============

Depreciation.......................................  $    63,000    $   276,000     $    339,000
                                                     ===========    ===========     ============

Income (loss) before income taxes..................  $   760,000    $  (328,000)    $    432,000
                                                     ===========    ===========     ============

Assets.............................................  $ 6,866,000    $ 2,562,000     $  9,428,000
                                                     ===========    ===========     ============

Additions to properties and equipment..............  $ ---          $   136,000     $    136,000
                                                     ===========    ===========     ============

     The following is a reconciliation of the segment information to the amounts reported in the accompanying consolidated financial statements:

                                                                 1999              1998
                                                            ------------       ------------
      Income:
        Revenues for operating segments................     $  3,358,000       $  2,528,000
        Condemnation proceeds, permanent...............        6,037,000
        Interest income................................          193,000            265,000
                                                            ------------       ------------
          Total consolidated income....................     $  9,588,000       $  2,793,000
                                                            ============       ============


      Depreciation:
        Depreciation for operating segments............     $     78,000       $    339,000
        Unallocated corporate depreciation.............                               8,000
                                                            ------------       ------------
          Total consolidated depreciation..............     $     78,000       $    347,000
                                                            ============       ============


      Income (loss) before income taxes:
        Income for operating segments..................     $  1,233,000       $    432,000
        Condemnation proceeds, permanent...............        6,037,000
        Interest income................................          193,000            265,000
        Unallocated corporate expenses.................         (923,000)        (1,033,000)
                                                            ------------       ------------
          Total consolidated income (loss)
             before income taxes.......................     $  6,540,000       $   (336,000)
                                                            ============       ============


      Assets:
        Assets for operating segments..................     $ 11,510,000       $  9,428,000
        Corporate cash and cash equivalents............        9,375,000          4,632,000
        Income tax receivable..........................                             175,000
        Other unallocated amounts......................           61,000             46,000
                                                            ------------       ------------
          Total consolidated assets....................     $ 20,946,000       $ 14,281,000
                                                            ============       ============


      Additions to properties and equipment:
        Additions for operating segments...............     $  2,229,000       $    136,000
        Unallocated corporate additions................                               8,000
                                                            ------------       ------------
          Total consolidated additions.................     $  2,229,000       $    144,000
                                                            ============       ============

     CAPITAL PROPERTIES, INC. AND SUBSIDIARIES

     YEARS ENDED DECEMBER 31, 1999 AND 1998

11.  Operating segment disclosure (continued):

     The following table sets forth those customers whose revenues exceed 10% of the Company's total consolidated revenue:

                                                                 1999              1998
                                                             -----------        -----------
      Leasing segment:
        A...............................................     $   630,000        $   603,000
        B...............................................         587,000            553,000
        C...............................................         307,000            287,000
        D...............................................         301,000            301,000
                                                             -----------        -----------
                                                             $ 1,825,000        $ 1,744,000
                                                             ===========        ===========

      Petroleum Storage Facilities segment (one
        customer).......................................     $   876,000        $   473,000
                                                             ===========        ===========

12.  Subsequent event:

     In January 2000, the Company declared a regular quarterly dividend of $.03 per share ($90,000) and a special dividend of $.50 per share ($1,500,000) on the Company's outstanding stock payable on February 22, 2000 to shareholders of record as of the close of business on February 8, 2000.

                             DIRECTORS AND OFFICERS

                           OF CAPITAL PROPERTIES, INC.

Robert H. Eder, Director                   Chairman of Capital Properties, Inc.
     Chairman

Ronald P. Chrzanowski, Director            President of Capital Properties, Inc.
     President

Barbara J. Dreyer, Treasurer               Treasurer of Capital Properties, Inc.

Stephen J. Carlotti, Secretary             Attorney, Hinckley, Allen & Snyder
                                           Providence, Rhode Island

James H. Dodge, Director                   Chairman of  Providence Energy
                                           Corporation

                                           Providence, Rhode Island

Harold J. Harris, Director                 President of Wm. H. Harris, Inc.
                                           (Retailer)

                                           Providence, Rhode Island

Henry S. Woodbridge, Jr., Director         Consultant
                                           Pomfret, Connecticut



TRANSFER AGENT                             INDEPENDENT AUDITORS

American Stock Transfer                    Lefkowitz, Garfinkel, Champi &
& Trust Company                            DeRienzo P.C.
40 Wall Street                             10 Weybosset Street
New York, New York  10005                  Providence, Rhode Island  02903

                      MARKET FOR THE COMPANY'S COMMON STOCK

                                       AND

                         RELATED SECURITY HOLDER MATTERS

The Company's common stock is traded on the American Stock Exchange, symbol "CPI." The following table shows the high and low trading prices for the Company's common stock during the quarterly periods indicated as obtained from the American Stock Exchange, together with dividends paid per share during such periods.

                                           Trading Prices
                                           --------------   Dividends
                                           High      Low      Paid
                                           ----      ---    ---------
        1999
        ----
        1st Quarter.................      7  1/2    5   5/8   .00
        2nd Quarter.................      6  3/8    5   1/2   .05
        3rd Quarter.................      8  1/8    6         .03
        4th Quarter.................      9         7   1/2   .03

        1998
        ----
        1st Quarter.................      8   5/8   7         .00
        2nd Quarter.................      8   7/8   8   1/8   .05
        3rd Quarter.................      8 13/16   6 13/16   .00
        4th Quarter.................      7   1/4   5   7/8   .05


At March 1, 2000 there were 445 holders of record of the Company's common stock.