Form 10KSB40, Exhibit 13
period 2000-12-31
CAPITAL PROPERTIES INC /RI/
filed 2001-03-28
CIK 202947

                                   EXHIBIT 13


                               ANNUAL REPORT 2000

                            CAPITAL PROPERTIES, INC.







                                      III-5

BRIEF DESCRIPTION OF
THE COMPANY'S BUSINESS


The Company's business consists of the leasing of certain of its real estate interests in downtown Providence, Rhode Island. Through its wholly-owned subsidiary, Tri-State Displays, Inc., the Company leases locations along interstate and primary highways in Rhode Island and Massachusetts for outdoor advertising purposes. Through its wholly-owned subsidiary, Capital Terminal Company, the Company operates its petroleum storage facilities in East Providence, Rhode Island. Through its wholly-owned subsidiary, CTC, LLC, the Company owns land adjacent to the petroleum storage facilities.















------------------------

                           FORWARD LOOKING STATEMENTS

Certain portions of this Annual Report to Shareholders, and particularly the President's Report, the Management's Discussion and Analysis of Financial Condition and Results of Operations and the Notes to Consolidated Financial Statements, contain forward-looking statements which represent the Company's expectations or beliefs concerning future events. The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the following: the ability of the Company to generate adequate amounts of cash; the collectibility of the accrued rental income when due over the terms of the long-term land leases; changes in economic conditions that may affect either the current or future development on the Company's parcels; the final outcome of the City of Providence and Amtrak litigations; and exposure to contamination, cleanup or similar costs associated with the operation of the petroleum storage facilities.

PRESIDENT'S REPORT

In the accompanying financial statements, the Company is reporting net income of $174,000 for the calendar year 2000, resulting in earnings per share of $.06.

The Company's common stock is listed on the American Stock Exchange under the symbol "CPI." During 2000, the Company paid a dividend of $.62 per share on the Company's outstanding stock, including a special dividend of $.50 per share representing a portion of the interest received from the State of Rhode Island in connection with the condemnation award paid in December 1999.


DOWNTOWN PROVIDENCE REAL ESTATE

The Company owns approximately 20.5 acres of land within the Capital Center Project area (Capital Center) in downtown Providence, Rhode Island, including
1.9 acres of air rights over Amtrak's Northeast Corridor (Boston to New York
City) railroad right of way, which air rights Amtrak has indicated it will permanently condemn. (See "Litigation" below for a discussion of the condemnation.) These properties, shown on the plan which appears on page 8 of this Report, are Parcels 2, 3S, 3W, 3E, 4W, 4E, 5, 6, 7A, 8 and 9. The Company also owns a 15,000 square foot parcel (Parcel 22) and a 3,000 square foot parcel (Parcel 21) located outside of, but immediately adjacent to, Capital Center.

The Company has entered into long-term land leases on several of its parcels as follows:

* Parcel 3S - A 13-story office building containing approximately 235,000 square feet, which lease terminates in 2087.

* Parcel 5 - An 8-story apartment building containing approximately 454,000 square feet with 225 units, which lease terminates in 2142.

* Parcel 8 - A 4-story office building containing approximately 114,000 square feet, which lease terminates in 2090.

The Company owns a below-grade parking garage on Parcel 7A containing 360 public parking spaces adjacent to the Amtrak rail passenger station.

In December 1998, the Company entered into a long-term lease for 149 years on Parcel 9 for the construction of a building that will contain 200,000 square feet of office space, 67,000 square feet of retail space and a parking garage which will include a minimum of 250 public parking spaces. This building design has been approved by the Capital Center Commission, and the developer is finalizing the project. The term of this lease will not commence until construction begins.

In August 2000, the Company entered into a long-term lease for 97 years (after the end of the initial operating period) on Parcel 2 for the construction of a 200-225 room luxury hotel, a building containing 200-225 condominium units, a 100,000 square foot corporate office building and a below-grade parking garage containing 450-500 public parking spaces. The lease provides a period of time within which the developer may perform its due diligence, seek the approval of the plans for the project from the Capital Center Commission and enter into a tax stabilization agreement with the City of Providence. The term of this lease will not commence until construction begins.

In December 2000, the Company entered into a long-term lease for 250 years (after the end of the initial operating period) on Parcels 3E and 4E for the construction of a 23-story apartment tower containing 190 units on Parcel 3E and a 6-story parking garage containing 350 public parking spaces on Parcel 4E. The developer has entered into a tax stabilization agreement with the City of Providence. The lease provides a period of time within which the developer may perform its due diligence and seek the approval of the plans for the project from the Capital Center Commission. The term of this lease will not commence until construction begins. The Company has also entered into an option agreement with this same developer for the future development of Parcels 3W and 4W.

The parking garage on Parcel 7A and Parcels 3E, 3W, 4E, 4W, 6, 21 and 22 have been leased to a firm experienced in parking operations. These leases can be terminated on short notice as developments proceed to construction.

Providence Place Mall, a regional shopping mall containing 1.2 million square feet of retail space and a 4,000 car garage, opened in 1999 on a site to the west of the Company's Parcel 9 in Capital Center (marked "PPM" on the plan). The Mall's anchor stores include Nordstrom, Filene's and Lord and Taylor.


CAPITAL TERMINAL COMPANY

Capital Terminal Company, a wholly-owned subsidiary, operates the Company's petroleum storage facilities (the Facilities). The plan of the Facilities is shown on page 7 of this Report.

The Company has an agreement with Global Companies, L.L.C. (Global) of Waltham, Massachusetts (which is an affiliate of Repsol YPF, the Spanish oil company) under which the Company operates the Facilities for Global. The agreement expires April 30, 2004 with options to extend on an annual basis. The agreement further provides that the Company will receive an additional $.10 per barrel for every barrel in excess of 2,000,000 barrels of throughput in an agreement year. For the current agreement year, the Company exceeded the 2,000,000 barrels in December 2000 and will receive additional revenue for each barrel of throughput until April 30, 2001, when the current agreement year ends.

In April 2000, the Company purchased real estate consisting of 2.275 acres of land and a building (which property abuts the petroleum storage facilities). The building was demolished to provide additional acreage for future expansion and all environmental cleanup was completed.

During 2000, the Company extended the tank farm dikes to all property lines (including the newly-acquired property) and constructed certain other enhancements, some of which were required by environmental regulators. The Company constructed three additional petroleum storage tanks. The Facilities now has six petroleum storage tanks with a total capacity of 524,500 barrels.

There is sufficient land within the newly-expanded dike areas to construct three additional 152,000 barrel tanks which would increase the capacity of the Facilities, if built, by an additional 456,000 barrels, bringing the total capacity to 980,500 barrels. The Company has obtained all the necessary approvals from the City of East Providence and the State of Rhode Island to construct these additional tanks; however, the Company has no present plan to construct any new tanks.

During 2000, the Company completed the construction of a state-of-the-art 8-bay truck rack, which has both top and bottom loading capabilities, replacing a 4-bay truck rack, which only had top-loading capabilities. The new truck rack is fully automated and has nineteen different positions for truck loading.

During the past decade, the distillate storage capacity in the State of Rhode Island has been reduced from 300 million gallons to 100 million gallons; the Company now has 22% of that total capacity. This reduction in the State's total storage results from the closing of terminals. The Company believes that the demand for petroleum storage in Rhode Island and the adjacent service area, coupled with the decline in storage capacity, justifies its expansion of the Facilities.


TRI-STATE DISPLAYS, INC.

Tri-State Displays, Inc., another wholly-owned subsidiary, owns or controls various locations along interstate and primary highways in Rhode Island and Massachusetts which are leased for commercial advertising purposes to Lamar Advertising Company of Baton Rouge, Louisiana. At December 31, 2000, these locations contained a total of 45 billboard faces.


LITIGATION

During 2000, the Company was party to several lawsuits involving various governmental and quasi-governmental entities.

In 1997, the City of Providence (the City) revalued the Company's properties within Capital Center (with the exception of Parcels 7A and 8) and reached back six years to assess over $13,000,000 in back taxes, interest and penalties on the properties. The Company contended that this action by the City was both unprecedented and illegal. In July 1999, the Rhode Island Superior Court (Superior Court) ruled in favor of the Company and found that both the City's new tax assessments and back taxes were illegal and void. The City appealed the judgment to the Rhode Island Supreme Court (Supreme Court). In December 1999, the Supreme Court denied and dismissed the City's appeal. In July 2000, the City filed a motion to vacate the Superior Court judgments entered in favor of the Company. In October 2000, the Superior Court denied the motion to vacate and awarded attorneys fees to the Company in an amount to be determined by the Court after a hearing thereon. The City appealed the decision to the Supreme Court. The Company has filed a motion to dismiss the appeal and is awaiting a hearing thereon.

In January 1987, the Company entered into an agreement with the State of Rhode Island (the State) relating to the State's obligation with respect to the condemnation of a portion of the property owned by the Company in the Capital Center Project area in downtown Providence, Rhode Island (the Agreement). In November 1987, the State condemned the property and paid the Company a condemnation award of $2,600,000. Under the Agreement, the Company acquired Parcel 9 in the Capital Center Project area from the State and was required to return to the State a portion of the condemnation award. In 1988, the Company filed a petition in the Superior Court for an increased condemnation award alleging that the 1987 award paid by the State was inadequate. After years of litigation, in 1997 the Superior Court entered final judgment in favor of the Company, awarding an additional $6,101,000 in condemnation proceeds as well as interest on the judgment of $4,552,000. The State filed an appeal with the Supreme Court; in 1998 the Supreme Court affirmed the Superior Court decision. The State then filed several motions in the Superior Court. In July 1999, the Superior Court ruled in favor of the Company and found that the State must pay the entire judgment and sent the case to the Supreme Court for review. In December 1999, the Supreme Court ordered the State to pay to the Company 50% of the additional condemnation award together with pre-judgment and post-judgment interest at the U. S. Treasury Bill rate. On December 22, 1999, the State paid the Company $5,977,000.

Following that opinion, the Company and the State raised several issues relative to the interest rate and which party was entitled to receive the interest. In January 2001, the Supreme Court issued its final ruling that the Company is not entitled to any further payments with respect to the 1987 condemnation.

The Company is also in dispute with the National Railroad Passenger Corporation (Amtrak) concerning various trespasses by Amtrak. As part of the Capital Center Project, during the 1980's the Company, State, City and Amtrak each conveyed parcels of land in Capital Center so that each party had the land it needed for its designated functions within Capital Center. As part of this arrangement, the Company was conveyed approximately 1.9 acres of air rights over Amtrak's Northeast Corridor, which rights begin 19.3 feet above the top of rail within what is now designated as Parcel 6. Following that conveyance, the railroad station and the Company's adjacent parking garage were constructed and partially financed by the Federal Railroad Administration (FRA).

Many of the facilities needed to service the railroad station were built within the confines of Parcel 7A (the parking garage parcel). Over the years, the Company did not charge Amtrak for this intrusion on its property; and over the years Amtrak assumed the cost of electricity provided to the parking garage. In 1997, Amtrak unilaterally refused to pay for the electricity, and the Company brought suit in the United States District Court for the District of Rhode Island (U. S. District Court) seeking an order requiring Amtrak to remove its facilities from Parcel 7A.

In the fall of 1998, as part of Amtrak's electrification of the Northeast Corridor, Amtrak erected towers within the air rights over Parcel 6 (the tops of which vary in height between 27 and 31 feet above the tracks) and a signal bridge. The Company amended its complaint against Amtrak to include the air rights trespasses.

In July 1999, Amtrak condemned a three-year temporary easement of all the air rights owned by the Company retroactive to August 1998. In October 1999, the Company received from Amtrak $335,000, the sum estimated by Amtrak to be just compensation for the property taken. In July 1999, Amtrak also condemned a permanent easement within a portion of the parking garage parcel upon which Amtrak had placed improvements. In October 1999, the Company received from Amtrak $60,000, the sum estimated by Amtrak to be just compensation for the property taken.

Following the receipt of the condemnation proceeds, the trespass litigation between Amtrak and the Company and the Amtrak condemnation cases were consolidated for trial. In December 2000, Amtrak offered to purchase the air rights and a portion of Parcel 6 for $863,000, which offer the Company refused. Amtrak has indicated it will permanently condemn both properties. The Company expects the matter to be heard in 2001.

The Company is also in dispute with the FRA. During 1999, the State of Rhode Island sued the Company to block an increase of commuter parking rates charged by its lessee in its parking garage. A preliminary injunction was entered, which was affirmed by the United States Court of Appeals for the First Circuit. A consent judgment was also entered restraining the Company from increasing the rates without prior approval of the FRA. The Company requested approval from the FRA to increase the rates, which request was denied. The Company then filed suit against the FRA in the United States Court of Claims seeking unspecified money damages. The FRA subsequently approved an increase in rates in an amount less than the increase sought by the Company. Discovery is ongoing.


                                     * * * *

James H. Dodge, a director for four years, has decided not to stand for reelection in April of this year. Mr. Dodge's outstanding business acumen was an invaluable asset to management. We thank him for his valued contributions.

On behalf of the officers and directors, I wish to express our appreciation to the shareholders for your continued confidence and support.

                                         Sincerely,

                                         /s/ Ronald P. Chrzanowski

                                         Ronald P. Chrzanowski
                                         President
March 3, 2001

                              MAP IN ANNUAL REPORT

     The map in the Annual Report to Shareholders is a plan of the petroleum storage facilities in East Providence, Rhode Island, indicating the tanks, truck loading rack, and buildings owned by the Issuer.





















(See President's Report, pages 3 and 4, for discussion of the petroleum storage facilities.)

                              MAP IN ANNUAL REPORT

     The map in the Annual Report to Shareholders is a plan of a portion of downtown Providence, Rhode Island, which indicates those parcels owned by the Issuer in that area known as "Capital Center" and immediately adjacent thereto. A legend contains the Parcel Number, the Parcel Size and the Development on the Parcels as follows:


Parcel No.    Square Feet
 CAPITAL      PARCEL SIZE                      DEVELOPMENT ON PARCELS
 CENTER
    2         92,000
    3S        48,000.....................      13 Story Office Building -
                                                235,000 gross square feet
    3W        35,000
    3E        24,000
    4W        46,000
    4E        22,000
    5         54,000.....................      8 Story Luxury Apartment Building -
                                                454,000 gross square feet
    6         386,000 (Land, 303,000; Air Rights, 83,000)
    7A        76,000.....................      360 Car Public Parking Garage
    8         36,000.....................      4 Story Office Building - 114,000 gross
                                                 square feet
    9         72,000

OUTSIDE
CAPITAL
CENTER
   21         3,000
   22        15,000


(See President's Report, pages 2 and 3, for discussion of the development on the parcels.)

CAPITAL PROPERTIES, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Financial condition:

The Company's principal assets consist of land, a public parking garage, petroleum storage facilities (the Facilities) and locations for outdoor advertising purposes. A significant portion of the land consists of approximately 20.5 acres, including 1.9 acres of air rights, in downtown Providence, Rhode Island, held for development. At December 31, 2000, the Company is earning revenue from long-term land leases for three separate land parcels. The tenants of each parcel have constructed buildings which are substantially occupied.

In December 1998, the Company entered into a long-term lease for 149 years on Parcel 9 for the construction of a building that will contain 200,000 square feet of office space, 67,000 square feet of retail space and a parking garage which will include a minimum of 250 public parking spaces. This building design has been approved by the Capital Center Commission, and the developer is finalizing the project. The term of lease will not commence until construction begins.

In August 2000, the Company entered into a another long-term lease for 97 years (after the end of the initial operating period) on Parcel 2 for the construction of a 200-225 room luxury hotel, a building containing 200-225 condominium units, a 100,000 square foot corporate office building and a below-grade parking garage containing 450-500 public parking spaces. The lease provides a period of time within which the developer may perform its due diligence, seek the approval of the plans for the project from the Capital Center Commission and enter into a tax stabilization agreement with the City of Providence. The term of this lease will not commence until construction begins.

In December 2000, the Company entered into a third long-term lease for 250 years (after the end of the initial operating period) on Parcels 3E and 4E for the construction of a 23-story apartment tower containing 190 units on Parcel 3E and a 6-story parking garage containing 350 public parking spaces on Parcel 4E. The developer has entered into a tax stabilization agreement with the City of Providence. The lease provides a period of time within which the developer may perform its due diligence and seek the approval of the plans for the project from the Capital Center Commission. The term of this lease will not commence until construction begins. The Company has also entered into an option agreement with this same developer for the future development of Parcels 3W and 4W.

The Company leases to one tenant locations along interstate and primary highways in Massachusetts and Rhode Island for outdoor advertising purposes. At December 31, 2000, these locations contained a total of 45 billboard faces. The lease currently expires in 2025; however, the term of the lease is extended two years for each additional location added. The Company has not added any locations since 1998, and no future additions are scheduled.

Certain of the Company's long-term land leases, including the outdoor advertising locations, provide for scheduled rent increases over their terms. In accordance with the provisions of Statement of Financial Accounting Standards
(FAS) No. 13 (Accounting for Leases) and certain of its interpretations, the Company recognizes the rental income on the straight-line basis over the term of each lease; however, the Company does not report as income that portion of such straight-line rentals which management is unable to conclude is realizable (collectible) due to the length of the lease terms and other related uncertainties. At December 31, 2000, the cumulative amount not reported as income is $12,783,000.

In 1997, the City of Providence (the City) revalued the Company's properties within Capital Center (with the exception of Parcels 7A and 8) and reached back six years to assess over $13,000,000 in back taxes, interest and penalties on the properties. The Company contended that this action by the City was both unprecedented and illegal. In July 1999, the Rhode Island Superior Court (Superior Court) ruled in favor of the Company and found that both the City's new tax assessments and back taxes were illegal and void. The City appealed the judgment to the Rhode Island Supreme Court (Supreme Court). In December 1999, the Supreme Court denied and dismissed the City's appeal. In July 2000, the City filed a motion to vacate the Superior Court judgments entered in favor of the Company. In October 2000, the Superior Court denied the motion to vacate and awarded attorneys fees to the Company in an amount to be determined by the Court after a hearing thereon. The City appealed the decision to the Supreme Court. The Company has filed a motion to dismiss the appeal and is awaiting a hearing thereon.

In January 1987, the Company entered into an agreement with the State of Rhode Island (the State) relating to the State's obligation with respect to the condemnation of a portion of the property owned by the Company in the Capital Center Project area in downtown Providence, Rhode Island (the Agreement). In November 1987, the State condemned the property and paid the Company a condemnation award of $2,600,000. Under the Agreement, the Company acquired Parcel 9 in the Capital Center Project area from the State and was required to return to the State a portion of the condemnation award. In 1988, the Company filed a petition in the Superior Court for an increased condemnation award alleging that the 1987 award paid by the State was inadequate. After years of litigation, in 1997 the Superior Court entered final judgment in favor of the Company, awarding an additional $6,101,000 in condemnation proceeds as well as interest on the judgment of $4,552,000. The State filed an appeal with the Supreme Court; in 1998 the Supreme Court affirmed the Superior Court decision. The State then filed several motions in the Superior Court. In July 1999, the Superior Court ruled in favor of the Company and found that the State must pay the entire judgment and sent the case to the Supreme Court for review. In December 1999, the Supreme Court ordered the State to pay to the Company 50% of the additional condemnation award together with pre-judgment and post-judgment interest at the U. S. Treasury Bill rate. On December 22, 1999, the State paid the Company $5,977,000.

Following that opinion, the Company and the State raised several issues relative to the interest rate and which party was entitled to receive the interest. In January 2001, the Supreme Court issued its final ruling that the Company is not entitled to any further payments with respect to the 1987 condemnation.

The Company is also in dispute with the National Railroad Passenger Corporation (Amtrak) concerning various trespasses by Amtrak. As part of the Capital Center Project, during the 1980's the Company, State, City and Amtrak each conveyed parcels of land in Capital Center so that each party had the land it needed for its designated functions within Capital Center. As part of this arrangement, the Company was conveyed approximately 1.9 acres of air rights over Amtrak's Northeast Corridor, which rights begin 19.3 feet above the top of rail within what is now designated as Parcel 6. Following that conveyance, the railroad station and the Company's adjacent parking garage were constructed and partially financed by the Federal Railroad Administration (FRA).

Many of the facilities needed to service the railroad station were built within the confines of Parcel 7A (the parking garage parcel). Over the years, the Company did not charge Amtrak for this intrusion on its property; and over the years Amtrak assumed the cost of electricity provided to the parking garage. In 1997, Amtrak unilaterally refused to pay for the electricity, and the Company brought suit in the United States District Court for the District of Rhode Island (U. S. District Court) seeking an order requiring Amtrak to remove its facilities from Parcel 7A.

In the fall of 1998, as part of Amtrak's electrification of the Northeast Corridor, Amtrak erected towers within the air rights over Parcel 6 (the tops of which vary in height between 27 and 31 feet above the tracks) and a signal bridge. The Company amended its complaint against Amtrak to include the air rights trespasses.

In July 1999, Amtrak condemned a three-year temporary easement of all the air rights owned by the Company retroactive to August 1998. In October 1999, the Company received from Amtrak $335,000, the sum estimated by Amtrak to be just compensation for the property taken. In July 1999, Amtrak also condemned a permanent easement within a portion of the parking garage parcel upon which Amtrak had placed improvements. In October 1999, the Company received from Amtrak $60,000, the sum estimated by Amtrak to be just compensation for the property taken.

Following the receipt of the condemnation proceeds, the trespass litigation between Amtrak and the Company and the Amtrak condemnation cases were consolidated for trial. In December 2000, Amtrak offered to purchase the air rights and a portion of Parcel 6 for $863,000, which offer the Company refused. Amtrak has indicated it will permanently condemn both properties. The Company expects the matter to be heard in 2001.

The Company constructed in two phases a new expanded truck rack at the Facilities which is fully automated and has both top and bottom loading capabilities. The first phase was completed in December 1999 and the second phase in May 2000 at a total cost of $2,356,000.

In April 2000, the Company purchased real estate consisting of 2.275 acres of land and a building for $533,000, which property abuts the Facilities. The Company conducted an environmental study of the property, demolished the building (to provide additional acreage for future expansion) and completed the cleanup of the property at a cost of $479,000.

During 2000, the Company constructed three new tanks at the Facilities (which increased the total capacity of the Facilities to 524,500 barrels) together with certain enhancements within the Facilities, some of which are required by environmental regulators. Costs incurred through December 31, 2000 total $3,788,000. The tanks were placed in service during the fourth quarter of 2000; however, certain of the enhancements totaling approximately $566,000 will not be completed until the summer of 2001.

At December 31, 2000, the Company is reporting accounts payable of $1,109,000 related to the construction of the tanks and the enhancements.

The Company has obtained all the necessary approvals from the City of East Providence and the State of Rhode Island to construct three additional 152,000 barrel tanks; however, the Company has no present plans to construct any new tanks.

The Company and a petroleum company entered into an agreement which will expire April 30, 2004, unless options to extend on an annual basis are exercised, whereby the Company operates the entire Facilities for the petroleum company. The Company is responsible for labor, insurance, property taxes and other operating expenses, as well as capital improvements. The agreement further provides for annual fee increases of 4.5%. The minimum monthly fee was $70,000 which increased to $108,000 when the new tanks were placed in service.

The agreement also provides that the Company will receive an additional $.10 per barrel for every barrel in excess of 2,000,000 barrels of throughput in an agreement year. For the agreement year ended April 30, 2000, the throughput exceeded 2,000,000 barrels in February 2000, and the Company earned $88,000 in contingent revenues. For the agreement year ending April 30, 2001, throughput exceeded 2,000,000 barrels in December 2000, and the Company earned $20,000 in contingent revenues through December 31, 2000. The Company will continue to earn $.10 per barrel for each barrel of throughput for the remainder of this current agreement year.

In 1994, a leak was discovered in a 25,000 barrel storage tank at the Facilities which allowed the escape of a small amount of fuel oil. All required notices were made to the appropriate environmental agency (the Agency). During 2000, the tank was demolished. The Company presented a plan to the Agency whereby the Company would install three wells to monitor the groundwater until the end of the first quarter of 2001. The Agency approved the plan on a temporary basis, indicating that they would review the results of the monitoring. Testing of the groundwater in 2000 indicated that there was no large pooling of contaminants. Although the Company has not yet received final approval of its plan from the Agency, it is the opinion of management that the Company will not incur significant costs in implementing the plan.

The Company manages its exposure to contamination, cleanup or similar costs associated with the Facilities through its adherence to established procedures for operations and equipment maintenance. In addition, the Company maintains what it believes to be adequate levels of insurance.

The permanent condemnation proceeds received in 1999 qualifies for deferred reinvestment for income tax reporting purposes, whereby the Company may elect to reduce the income tax basis of qualifying subsequent acquisitions, subject to certain restrictions. The Company's acquisition of real estate and certain of the enhancements at the Facilities during 2000 constitute qualifying acquisitions. The Company has amended its 1999 income tax returns to claim a refund of $194,000 of the income taxes originally paid for 1999. The Company is reporting for income tax reporting purposes a loss for 2000 which can be carried back to 1999, resulting in a refund of $190,000 of income taxes previously paid and $50,000 of estimated payments made for the 2000 tax year. At December 31, 2000, the Company is reporting income taxes receivable totaling $434,000.

The Company paid dividends of $.62 (including a special dividend of $.50) and $.11 per share in 2000 and 1999, respectively, on the Company's outstanding common stock. The special dividend represented a portion of the interest received from the State of Rhode Island in connection with a condemnation award affirmed in December 1999 by the Rhode Island Supreme Court after deducting therefrom the expenses and income taxes related thereto. The Company expects to be in a position to continue dividend payments on a quarterly basis; however, the declaration of any dividend and the amount thereof will depend on the Company's future earnings, financial condition and other relevant factors.

In management's opinion, the Company will continue to be able to generate adequate amounts of cash to meet substantially all of its obligations.


RESULTS OF OPERATIONS:

Exclusive of permanent condemnation proceeds, the Company's total income is $3,896,000 and $3,551,000 for 2000 and 1999, respectively.

Leasing revenue for 2000 increased 6% from the 1999 level principally due to revenue from scheduled increases in long-term land leases and the renewals of short-term leases. Expenses applicable to leasing remained approximately at the 1999 level.

Revenue from petroleum storage facilities for 2000 increased 11% from the 1999 level resulting principally from contingent revenues earned. Expenses applicable to petroleum storage facilities for 2000 increased 64% from the 1999 level principally due to an increase in maintenance and repairs done primarily in the fourth quarter which were timed to occur during construction to minimize the cost of such repairs as well as to minimize the interruption of terminal operations; depreciation expense in connection with the construction of the tanks, truck rack and related enhancements; and professional fees associated with litigation related to the Wilkesbarre Pier.

The increase in interest income in 2000 over the 1999 level results from higher levels of temporary cash investments. Interest income in 2001 will be substantially lower due to the Company's investment in properties and equipment and payment of the special dividend in 2000.

The general and administrative expenses for 2000 decreased 6% from the 1999 level due principally to lower professional fees in connection with certain litigation matters.

Interest expense for 2000 relates to a payment to the State of Rhode Island relating to a prior year agreement.

Lefkowitz, Garfinkel, Champi & DeRienzo P.C.
10 Weybosset Street
Suite 700
Providence, Rhode Island  02903






INDEPENDENT AUDITORS' REPORT



Board of Directors
Capital Properties, Inc.
East Providence, Rhode Island

We have audited the accompanying consolidated balance sheet of Capital Properties, Inc. and subsidiaries as of December 31, 2000, and the related consolidated statements of income and retained earnings and cash flows for the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Capital Properties, Inc. and subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the years ended December 31, 2000 and 1999, in conformity with accounting principles generally accepted in the United States.

                                /s/ Lefkowitz, Garfinkel, Champi & DeRienzo P.C.




March 3, 2001

CAPITAL PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2000

ASSETS

Properties and equipment (net of accumulated depreciation)......  $15,692,000
Cash and cash equivalents.......................................    1,609,000
Receivables:
   Income taxes.................................................      434,000
   Tenant property tax reimbursements...........................      170,000
   Other........................................................      326,000
Accrued rental income...........................................      471,000
Prepaid and other...............................................      203,000
                                                                  -----------
                                                                  $18,905,000
                                                                  ===========
LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
   Accounts payable and accrued expenses:
     Property taxes.............................................  $   652,000
    Petroleum storage facilities construction...................    1,109,000
    Other.......................................................      506,000
   Deferred:
    Income taxes, net...........................................    2,339,000
Condemnation proceeds...........................................       74,000
                                                                  -----------
                                                                    4,680,000
                                                                  -----------
Commitment (Note 6)

Shareholders' equity:
   Common stock, $1 par; authorized, issued
     and outstanding 3,000,000 shares...........................    3,000,000
   Capital in excess of par.....................................    8,828,000
   Retained earnings............................................    2,397,000
                                                                  -----------
                                                                   14,225,000
                                                                  -----------
                                                                  $18,905,000
                                                                  ===========


See notes to consolidated financial statements.

CAPITAL PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                               2000                1999
                                                                           -----------          -----------
Income:
   Revenues:
    Leasing, including temporary condemnation
     of  $112,000 and $149,000 in 2000 and 1999,
     respectively................................................          $ 2,336,000          $ 2,196,000
    Petroleum storage facilities.................................            1,294,000            1,162,000
                                                                           -----------          -----------
                                                                             3,630,000            3,358,000
   Condemnation proceeds, permanent, including
      interest of $2,928,000 in 1999.............................               23,000            6,037,000
   Interest......................................................              266,000              193,000
                                                                           -----------          -----------
                                                                             3,919,000            9,588,000
                                                                           -----------          -----------
Expenses:
   Expenses applicable to:
    Leasing .....................................................            1,249,000            1,220,000
    Petroleum storage facilities.................................            1,486,000              905,000
   General and administrative....................................              869,000              923,000
   Interest......................................................               65,000
                                                                           -----------          -----------
                                                                             3,669,000            3,048,000
                                                                           -----------          -----------

Income before income taxes.......................................              250,000            6,540,000
                                                                           -----------          -----------

Income tax expense (benefit):
   Current.......................................................             (395,000)           1,987,000
   Deferred......................................................              471,000              695,000
                                                                           -----------          -----------
                                                                                76,000            2,682,000
                                                                           -----------          -----------

Net income.......................................................              174,000            3,858,000

Retained earnings, beginning.....................................            4,083,000              555,000

Dividends on common stock (2000, $.62; 1999, $.11)...............           (1,860,000)            (330,000)
                                                                           -----------          -----------

Retained earnings, ending........................................          $ 2,397,000          $ 4,083,000
                                                                           ===========          ===========

Basic earnings per share.........................................                 $.06                $1.29
                                                                                  ====                =====


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                              2000                  1999
                                                                           -----------           -----------
Cash flows from operating activities:
   Net income......................................................        $   174,000           $ 3,858,000
   Adjustments to reconcile net income to net cash
    provided by  (used in) operating activities:
     Condemnation proceeds, permanent..............................            (23,000)           (6,037,000)
     Depreciation..................................................            240,000                78,000
     Accrued rental income.........................................             12,000                16,000
     Deferred income taxes.........................................            471,000               695,000
     Deferred condemnation proceeds................................           (112,000)              186,000
     Changes in assets and liabilities:
      Increase in:
       Receivables.................................................           (727,000)
       Prepaid and other...........................................            (20,000)
       Accounts payable and accrued expenses.......................            313,000               120,000
       Income taxes payable........................................                                1,817,000
      Decrease in:
       Receivables.................................................                                  186,000
       Prepaid and other...........................................                                    6,000
       Income taxes payable........................................         (1,817,000)
                                                                           -----------           -----------
   Net cash provided by (used in) operating activities.............         (1,489,000)              925,000
                                                                           -----------           -----------
Cash flows from investing activities:
   Condemnation proceeds, permanent................................             23,000             6,037,000
   Purchase of properties and equipment............................         (4,460,000)           (1,980,000)
                                                                            ----------           -----------
   Net cash provided by (used in) investing activities.............         (4,437,000)            4,057,000
                                                                           -----------           -----------

Cash used in financing activities, payment of dividends............         (1,860,000)             (330,000)
                                                                           -----------           -----------

Increase (decrease) in cash and cash equivalents..................          (7,786,000)            4,652,000
Cash and cash equivalents, beginning...............................          9,395,000             4,743,000
                                                                           -----------           -----------
Cash and cash equivalents, ending..................................        $ 1,609,000           $ 9,395,000
                                                                           ===========           ===========

Supplemental disclosures, cash paid for:
   Income taxes....................................................        $ 1,934,000           $   148,000
                                                                           ===========           ===========
   Interest........................................................            -0-                   -0-
                                                                           ==============        ===========



See notes to consolidated financial statements.

CAPITAL PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2000 AND 1999


1.   Basis of presentation and summary of significant accounting policies:

     Basis of presentation and principles of consolidation:

     The accompanying consolidated financial statements include the accounts of Capital Properties, Inc. (the Company) and its wholly-owned subsidiaries, Tri-State Displays, Inc., Capital Terminal Company and CTC, LLC. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Description of business:

     The Company operates in two segments: (1) the leasing of certain of its real estate interests in downtown Providence, Rhode Island, and locations along interstate and primary highways in Rhode Island and Massachusetts for outdoor advertising purposes; and (2) the operation of its petroleum storage facilities (the Facilities) in East Providence, Rhode Island.

     Use of estimates:

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and cash equivalents:

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents, which consist of U. S. Treasury bills and a short-term uninsured repurchase agreement which the Company routinely purchases, totaled $1,472,000 at December 31, 2000.

     Properties and equipment:

     Properties and equipment are stated at cost. Acquisitions and additions are capitalized while routine maintenance and repairs, which do not improve or extend asset lives, are charged to expense when incurred. Depreciation is being provided by the straight-line method over the estimated useful lives of the respective assets.

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

     Income taxes:

     The Company and its subsidiaries file consolidated income tax returns.

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

      Certain of the Company's long-term land leases, including the outdoor advertising locations, provide for scheduled rent increases over the terms (30 to 149 years). In accordance with the provisions of FAS No. 13 (Accounting for Leases) and certain of its interpretations, the Company is recognizing leasing revenue on the straight-line basis over the terms of the leases; however, the Company does not report as income that portion of such straight-line rentals which management is unable to conclude is realizable (collectible) due to the length of the lease terms and other related uncertainties.

     Contingent revenue:

     The Company reports contingent revenue in the period in which the factors occur on which the contingent payments are based.

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

     CAPITAL PROPERTIES, INC. AND SUBSIDIARIES

     YEARS ENDED DECEMBER 31, 2000 AND 1999


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

     The State filed several motions and a separate action to prevent the Company from collecting the Condemnation Judgment. The Superior Court denied the State's motions and ordered the State to pay the Condemnation Judgment by August 14, 1998. The State then filed an appeal with the Supreme Court. In December 1998, the Supreme Court directed that the separate action filed by the State, together with other disputes between the Company, the State and the City of Providence, be consolidated before and decided by a single justice of the Superior Court on an expedited basis. Each of the four consolidated cases decided by the single justice in July 1999 is described below.

     Property tax disputes with the City of Providence:

     In August 1997, the Company received from the City of Providence (the City) real property tax bills for taxes assessed as of December 31, 1996 reflecting an unexpected 200% increase in the assessed values of a majority of the Company's parcels within Capital Center. In addition, the Company received from the City real property tax bills purporting to assess taxes for assessment years ending December 31, 1990 through December 31, 1995, based upon a $42,000,000 retroactive increase in the assessed values of these same properties. These increases were not part of a city-wide revaluation. The aggregate amount of such taxes as billed was approximately $7,100,000, which amount did not include any interest. Subsequent real property tax bills for taxes assessed as of December 31, 1997 and 1998 continued to reflect the higher assessments.

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

     In July 1999, the Superior Court ruled in favor of the Company and found that the State must pay the entire Condemnation Judgment to the Company. The Superior Court left open the possibility that the Company would have to return some portion of the Condemnation Judgment to the State following the State's payment of the entire amount. The Superior Court entered judgment in favor of the Company and sent the case to the Supreme Court for review.

     CAPITAL PROPERTIES, INC. AND SUBSIDIARIES

     YEARS ENDED DECEMBER 31, 2000 AND 1999


2. Litigation with the State of Rhode Island and the City of Providence (continued):

     Appeal of the consolidated cases:

     The Superior Court's decisions in each of the four consolidated cases were appealed by the State and City and reviewed by the Rhode Island Supreme Court. In December 1999, the Supreme Court issued an opinion denying and dismissing the appeals of the State and the City, and adopting as their own the opinion of the Rhode Island Superior Court in its entirety, as it concerned the Providence tax dispute and the Disputed Parcel, and with certain modifications, as it concerned the condemnation by the State. The Supreme Court ordered the State to pay an additional condemnation award to the Company together with pre-judgment and post-judgment interest at the U.
     S. Treasury bill rate. On December 22, 1999, the State paid $5,977,000, which amount is reported as condemnation proceeds, permanent on the accompanying consolidated statement of income and retained earnings for the year ended December 31, 1999.

     Following that opinion, the parties raised several issues. The first issue was whether the Company was entitled to pre-judgment interest at the rate of 12% (the interest rate in effect when the Company entered into the 1987 Agreement with the State) or the U. S. Treasury Bill rate (which is the interest rate now required by State statute). The second issue was the Company's claim that, under its agreement with the State, it was not obligated to return interest on 50% of the condemnation proceeds. The third issue was whether the Company was entitled to post-judgment interest at the rate of 12% as opposed to the U. S. Treasury bill rate. In December 1999, the Supreme Court entered an order directing these issues be presented to the Superior Court for determination. In March 2000, the Superior Court ruled that the Company was only entitled to pre-judgment interest at the U.
     S. Treasury Bill rate, that the Company was entitled to retain interest on the portion of the condemnation award to be returned to the State, and that the Company was entitled to post-judgment interest at the rate of 12% as opposed to the U. S. Treasury Bill rate. A formal judgment was entered in June 2000, and the State filed a notice of appeal. In January 2001, the Supreme Court reversed the judgment of the Superior Court. Accordingly, the Company is not entitled to any further payments with respect to the 1987 condemnation.


3.   Claim against City of Providence for attorneys fees:

     In connection with the litigation against the City of Providence discussed in Note 2, the Company has pursued its claim against the City for attorneys fees totaling approximately $258,000. In July 2000, the City filed a motion to vacate the Superior Court judgments entered in favor of the Company that relate to the property tax dispute and the ownership of the Disputed Parcel in the Capital Center Project area. In October 2000, the Superior Court denied the motion to vacate and awarded attorneys fees to the Company in an amount to be determined by the Court after a hearing thereon. The City appealed the decision to the Supreme Court. The Company has filed a motion to dismiss the appeal and is awaiting a hearing thereon. The Company cannot presently determine what amount will be finally awarded by the Court.

4.   Dispute with Amtrak:

     The Company is in dispute with the National Railroad Passenger Corporation (Amtrak) concerning various trespasses by Amtrak. As part of the Capital Center Project, during the 1980's the Company, State, City and Amtrak each conveyed parcels of land in Capital Center so that each party had the land it needed for its designated functions within Capital Center. As part of this arrangement, the Company was conveyed approximately 1.9 acres of air rights over Amtrak's Northeast Corridor, which rights begin 19.3 feet above the top of rail within what is now designated as Parcel 6. Following that conveyance, the railroad station and the Company's adjacent parking garage were constructed and partially financed by the Federal Railroad Administration (FRA).

     Many of the facilities needed to service the railroad station were built within the confines of Parcel 7A (the parking garage parcel). Over the years, the Company did not charge Amtrak for this intrusion on its property; and over the years Amtrak assumed the cost of electricity provided to the parking garage. In 1997, Amtrak unilaterally refused to pay for the electricity, and the Company brought suit in the United States District Court for the District of Rhode Island (U. S. District Court) seeking an order requiring Amtrak to remove its facilities from Parcel 7A.

     In the fall of 1998, as part of Amtrak's electrification of the Northeast Corridor, Amtrak erected towers within the air rights over Parcel 6 (the tops of which vary in height between 27 and 31 feet above the tracks) and a signal bridge. The Company amended its complaint against Amtrak to include the air rights trespasses.

     In July 1999, Amtrak condemned a three-year temporary easement of all the air rights owned by the Company retroactive to August 1998. In October 1999, the Company received from Amtrak $335,000, the sum estimated by Amtrak to be just compensation for the property taken. In July 1999, Amtrak also condemned a permanent easement within a portion of the parking garage parcel upon which Amtrak had placed improvements. In October 1999, the Company received from Amtrak $60,000, the sum estimated by Amtrak to be just compensation for the property taken.

     Following the receipt of the condemnation proceeds, the trespass litigation between Amtrak and the Company and the Amtrak condemnation cases were consolidated for trial. In December 2000, Amtrak offered to purchase the air rights and a portion of Parcel 6 for $863,000, which offer the Company refused. Amtrak has indicated it will permanently condemn both properties. The Company expects the matter to be heard in 2001.

     CAPITAL PROPERTIES, INC. AND SUBSIDIARIES

     YEARS ENDED DECEMBER 31, 2000 AND 1999


5.   Dispute with Federal Railroad Administration:

     During 1999, the State of Rhode Island sued the Company to block an increase of commuter parking rates charged by its lessee in its parking garage. A preliminary injunction was entered, which was affirmed by the United State Court of Appeals for the First Circuit. A consent judgment was also entered restraining the Company from increasing the rates without prior approval of the FRA. The Company requested approval from the FRA to increase the rates, which request was denied. The Company then filed suit against the FRA in the United States Court of Claims seeking unspecified money damages. The FRA subsequently approved an increase in rates in an amount less than the increase sought by the Company. Discovery is ongoing.


6.   Properties and equipment:

        Properties on lease or held for lease:
          Land and land improvements..........................  $ 4,365,000
          Parking garage......................................    2,500,000
                                                                -----------
                                                                  6,865,000
                                                                -----------
        Petroleum storage facilities:
           Land and land improvements.........................    4,830,000
           Buildings and structures...........................      324,000
           Tanks and equipment................................    8,704,000
                                                                -----------
                                                                 13,858,000
                                                                -----------

        Office equipment......................................       76,000
                                                                -----------
                                                                 20,799,000
                                                                -----------
        Less accumulated depreciation:
           Properties on lease or held for lease..............      802,000
           Petroleum storage facilities.......................    4,245,000
           Office equipment...................................       60,000
                                                                -----------
                                                                  5,107,000
                                                                -----------
                                                                $15,692,000
                                                                ===========


     The Company constructed in two phases a new expanded truck rack at the Facilities which is fully automated and has both top and bottom loading capabilities. The first phase was completed in December 1999 and the second phase in May 2000 at a total cost of $2,356,000.

     In April 2000, the Company purchased real estate consisting of 2.275 acres of land and a building for $533,000, which property abuts the Facilities. The Company conducted an environmental study of the property, demolished the building (to provide additional acreage for future expansion) and completed the cleanup of the property at a cost of $479,000.

     During 2000, the Company constructed three new tanks at the Facilities (which increased the total capacity of the Facilities to 524,500 barrels) together with certain enhancements within the Facilities, some of which are required by environmental regulators. Costs incurred through December 31, 2000 total $3,788,000. The tanks were placed in service during the fourth quarter of 2000; however, certain of the enhancements totaling approximately $566,000 will not be completed until the summer of 2001.

     Under a 1990 agreement with the State of Rhode Island, the Company was obligated to pay the State $158,000 for the construction of certain improvements affecting one of the Company's parcels located in the Capital Center Project area. Since the Company had an agreement with the developer of the parcel to reimburse the Company for the amount owed to the State, the Company did not record this liability on its balance sheet. The agreement between the developer and the Company terminated in 1999. In December 1999, the Company attempted to tender the $158,000 to the State in satisfaction of its obligation, which amount was reported as an addition to properties and equipment. Subsequently, the State claimed that the Company owed interest in the amount of $130,000, which the Company disputed. In July 2000, the Company and the State reached an agreement whereby the Company has agreed to pay a total of $65,000 in interest, which amount is reported as interest expense on the accompanying statement of income and retained earnings for the year ended December 31, 2000. The State is unable to locate the original note and to deliver a discharge of the mortgage held by it with respect to this property. In November 2000, the Company commenced proceedings against the State in the Rhode Island Superior Court seeking an order from the Superior Court decreeing, upon the deposit of the $223,000 with the Court, that the Company shall be discharged from all responsibility under the note and that the note is paid in full. The Company expects that the matter will be heard in the spring of 2001. At December 31, 2000, the Company is reporting this amount in accounts payable and accrued expenses, other on the accompanying consolidated balance sheet.


7.   Description of leasing arrangements:

     As lessor:

     At December 31, 2000, the Company had entered into long-term land leases for six separate land parcels, three of which will not commence until construction begins. The Company also leases various parcels of land for outdoor advertising purposes for remaining terms of up to 25 years and for public parking purposes under short-term cancellable leases.

     For those leases with scheduled rent increases, the cumulative excess of straight-line over contractual rentals (considering scheduled rent increases over the 30 to 149 year terms of the leases) amounted to $13,254,000 through December 31, 2000. Management has concluded that a portion of the excess of straight-line over contractual rentals ($471,000 at December 31, 2000) is realizable when payable over the terms of the leases.

     CAPITAL PROPERTIES, INC. AND SUBSIDIARIES

     YEARS ENDED DECEMBER 31, 2000 AND 1999


7.   Description of leasing arrangements (continued):

     As lessor (continued):

     Minimum future contractual rental payments to be received from noncancellable leases as of December 31, 2000 are:

           Year ending December 31,
                  2001..........................................  $  1,433,000
                  2002..........................................     1,464,000
                  2003..........................................     1,486,000
                  2004..........................................     1,541,000
                  2005..........................................     1,595,000
                  2006 to 2142..................................   182,565,000
                                                                  ------------
                                                                  $190,084,000
                                                                  ------------

     In the event of tenant default, the Company has the right to reclaim its leased land together with any improvements thereon.

     The lease pertaining to outdoor advertising provides that the Company receive contingent rentals based upon a fixed percentage of the total annual revenue received by the tenant from the leased asset. The contingent rentals totaled $71,000 and $50,000 for the years ended December 31, 2000 and 1999, respectively.

     Several leases provide that the tenants reimburse the Company for property taxes, which amounts are excluded from leasing revenues and expenses applicable to leasing on the accompanying consolidated statements of income and retained earnings. These reimbursements totaled $341,000 and $369,000 in 2000 and 1999, respectively.

     As lessee:

     The Company leases certain properties for outdoor advertising purposes under noncancellable leases which expire at various dates to 2006. In most cases, management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases. Rent expense amounted to $43,000 and $40,000 in 2000 and 1999, respectively. Future minimum lease payments under noncancellable leases at December 31, 2000 are as follows: 2001, $42,000; 2002, $37,000; 2003, $37,000; 2004, $38,000;
     2005, $22,000 and 2006, $3,000.


8.   Petroleum storage facilities:

     Current operations:

     The Company and a petroleum company (Petroleum Company) entered into an agreement which will expire April 30, 2004, unless options to extend on an annual basis are exercised, whereby the Company operates the entire Facilities for the Petroleum Company. The Company is responsible for labor, insurance, property taxes and other operating expenses, as well as capital improvements. The agreement further provides for annual fee increases of 4.5%. The minimum monthly fee was $70,000 which increased to $108,000 when the new tanks were placed in service. (See Note 6.)

     The agreement also provides that the Company will receive an additional $.10 per barrel for every barrel in excess of 2,000,000 barrels of throughput in an agreement year. For the agreement year ended April 30, 2000, the throughput exceeded 2,000,000 barrels in February 2000, and the Company earned $88,000 in contingent revenues. For the agreement year ending April 30, 2001, throughput exceeded 2,000,000 barrels in December 2000, and the Company earned $20,000 in contingent revenues through December 31, 2000. Such amounts are reported in revenues, petroleum storage facilities on the accompanying statement of income and retained earnings for the year ended December 31, 2000. The Company will continue to earn $.10 per barrel for each barrel of throughput for the remainder of this current agreement year.

     Environmental incident:

     In 1994, a leak was discovered in a 25,000 barrel storage tank at the Facilities which allowed the escape of a small amount of fuel oil. All required notices were made to the appropriate environmental agency (the Agency).

     During 2000, the tank was demolished. The company presented a plan to the Agency whereby the Company would install three wells to monitor the groundwater until the end of the first quarter of 2001. The Agency approved the plan on a temporary basis, indicating that they would review the results of the monitoring. Testing of the groundwater in 2000 indicated that there was no large pooling of contaminants. Although the Company has not yet received final approval of its plan from the Agency, it is the opinion of management that the Company will not incur significant costs in implementing the plan.

     Wilkesbarre Pier:

     Wilkesbarre Pier (the Pier) is a deep-water pier in East Providence, Rhode Island, now owned by the Company, which is integral to the operation of the Facilities. The Pier and the Facilities are connected by two petroleum pipelines. In 1995, the Company and Providence and Worcester Railroad Company (Railroad) (the owner of the Pier) entered into an agreement which, among other provisions, gave the Company the right to acquire the Pier for $1. The Company and Railroad have a common controlling shareholder.

     Effective January 1, 1998, Railroad and a company which uses the Pier to off-load product (Oil Company) entered into an agreement (the Agreement) whereby Oil Company agreed to pay annual fees for five years (1998, $185,000; 1999 and 2000, $235,000; and 2001 and 2002, $185,000), plus a throughput fee based upon usage which amounted to $50,000 in 2000 and 1999. Under the terms of the Agreement, the owner of the Pier is not required to make any repairs to the Pier. The Agreement may be terminated by Oil Company upon ninety (90) days notice only in the event of a failure of a component of the Pier that the owner does not repair.

     CAPITAL PROPERTIES, INC. AND SUBSIDIARIES

     YEARS ENDED DECEMBER 31, 2000 AND 1999


8.   Petroleum storage facilities (continued):

     Wilkesbarre Pier (continued):

     In January 1998, the Company exercised its right and acquired the Pier, and Railroad assigned its rights under the Agreement to the Company.

     In April 2000, the Company advised Oil Company of its intent to exercise its right to terminate the Agreement on December 31, 2002. In May 2000, the City of East Providence notified the parties utilizing the Pier that there was a lack of adequate fire protection at the Pier. The Company demanded that Oil Company take steps to commence and complete the performance of all work and to supply all material required to satisfy the City.

     In August 2000, Oil Company filed a lawsuit in the United States District Court for the District of Rhode Island claiming fraud and misrepresentation on the part of the Company and sought rescission of the Agreement and other agreements between the companies. The Company has filed counterclaims against Oil Company, including Oil Company's failure to comply with the order and direction of the City. Through December 31, 2000, the Company has incurred costs totaling $135,000 in connection with the fire protection at the Pier, which amount is recorded in accounts receivable, other on the accompanying consolidated balance sheet.

     This litigation is in the early stages of discovery.


9.   Income taxes:

     A reconciliation of the income tax provision as computed by applying the United States income tax rate (34%) to income before income taxes is as follows:

                                                                     2000          1999
                                                                   --------     ----------
        Computed "expected" tax expense ........................   $ 85,000     $2,224,000
        Increase (decrease) in taxes resulting from:
          State income tax, net of Federal income tax
            benefit.............................................      5,000        379,000
          Statutory and other...................................    (14,000)        79,000
                                                                   --------     ----------
                                                                   $ 76,000     $2,682,000
                                                                   ========     ==========

     The permanent condemnation proceeds received in 1999 (see Note 2) qualifies for deferred reinvestment for income tax reporting purposes, whereby the Company may elect to reduce the income tax basis of qualifying subsequent acquisitions, subject to certain restrictions. The Company's acquisition of real estate and certain of the enhancements at the Facilities during 2000 (see Note 6) constitute qualifying acquisitions. The Company has amended its 1999 income tax returns to claim a refund of a portion of the income taxes originally paid for 1999. The refunds, totaling $194,000 are included in receivables, income taxes on the accompanying balance sheet.

     Deferred income taxes are recorded based upon differences between financial statement and tax carrying amounts of assets and liabilities. The tax effects of temporary differences which give rise to deferred tax assets and liabilities at December 31, 2000 were as follows:

     Gross deferred tax liabilities:
       Property having a financial statement basis
         in excess of its tax basis.............................  $2,210,000
       Accrued rental income....................................     188,000
                                                                  ----------
                                                                   2,398,000
     Gross deferred tax assets..................................     (59,000)
                                                                  ----------
                                                                  $2,339,000
                                                                  ==========

10.  Operating segment disclosures:

     The Company operates in two segments: (1) Leasing and (2) Petroleum Storage Facilities.

     The Leasing segment consists of the long-term leasing of certain of its real estate interests in downtown Providence, Rhode Island (to tenants that have constructed buildings thereon) and locations along interstate and primary highways in Rhode Island and Massachusetts (to a company which has constructed outdoor advertising boards thereon). The Company anticipates that the future development of its remaining properties will consist primarily of long-term ground leases. Pending this development, the Company leases parcels suitable for parking and an adjacent parking garage for public parking purposes under short-term cancellable leasing arrangements.

     The Petroleum Storage Facilities segment consists of the operating of the Facilities in East Providence under an agreement at a fixed monthly rate for a company which stores and distributes petroleum products. The Agreement includes options to extend on an annual basis and contingent payments based upon throughput.

     The principal difference between the two segments relates to the nature of the operations. The tenants in the Leasing segment incur substantially all of the development and operating costs of the asset constructed on the Company's land, whereas the Company is responsible for the capital, operating and maintenance expenditures of the Facilities.

     The Company makes decisions relative to the allocation of resources and evaluates performance based on income before income taxes, excluding interest and other income, interest expense and certain corporate expenses.

     There are no inter-segment revenues.

     The following financial information is used by the chief operating decision maker for making operating decisions and assessing performance of the Company's segments:

     CAPITAL PROPERTIES, INC. AND SUBSIDIARIES

     YEARS ENDED DECEMBER 31, 2000 AND 1999


10.  Operating segment disclosures (continued):

                                                                   Petroleum
                                                                    Storage
                                                   Leasing        Facilities        Total
                                                   -------        ----------        -----
Year ended December 31, 2000:
 Revenues:
   Contractual ..............................    $2,165,000     $  1,186,000     $  3,351,000
   Contingent ...............................        71,000          108,000          179,000
   Noncash:
     Condemnation, temporary ................       112,000                           112,000
     Excess of contractual over straight-line
       rentals ..............................       (12,000)                          (12,000)
                                                 ----------     ------------     ------------
                                                 $2,336,000     $  1,294,000     $  3,630,000
                                                 ==========     ============     ============

Depreciation ................................    $   64,000     $    170,000     $    234,000
                                                 ==========     ============     ============

Income (loss) before income taxes ...........    $1,087,000     $   (192,000)    $    895,000
                                                 ==========     ============     ============

Assets ......................................    $6,878,000     $ 10,064,000     $ 16,942,000
                                                 ==========     ============     ============

Additions to properties and equipment .......    $   -0-        $  5,317,000     $  5,317,000
                                                 ==========     ============     ============

Year ended December 31, 1999:
 Revenues:
   Contractual ..............................    $2,013,000     $  1,162,000     $  3,175,000
   Contingent ...............................        50,000                            50,000
   Condemnation, temporary ..................       149,000                           149,000
   Noncash, excess of contractual
      over straight-line rentals ............       (16,000)                          (16,000)
                                                 ----------     ------------     ------------
                                                 $2,196,000     $  1,162,000     $  3,358,000
                                                 ==========     ============     ============

Depreciation ................................    $   59,000     $     19,000     $     78,000
                                                 ==========     ============     ============

Income before income taxes ..................    $  976,000     $    257,000     $  1,233,000
                                                 ==========     ============     ============

Assets ......................................    $6,785,000     $  4,725,000     $ 11,510,000
                                                 ==========     ============     ============

Additions to properties and equipment .......    $  158,000     $  2,071,000     $  2,229,000
                                                 ==========     ============     ============

     The following is a reconciliation of the segment information to the amounts reported in the accompanying consolidated financial statements:

                                                2000                1999
                                            ------------       ------------
Income:
  Revenues for operating segments ......    $  3,630,000       $  3,358,000
  Condemnation proceeds, permanent .....          23,000          6,037,000
  Interest income ......................         266,000            193,000
                                            ------------       ------------
   Total consolidated income ...........    $  3,919,000       $  9,588,000
                                            ============       ============

Depreciation:
  Depreciation for operating segments...    $    234,000       $     78,000
  Unallocated corporate depreciation ...           6,000
                                            ------------       ------------
   Total consolidated depreciation .....    $    240,000       $     78,000
                                            ============       ============

Income before income taxes:
  Income for operating segments ........    $    895,000       $  1,233,000
  Condemnation proceeds, permanent .....          23,000          6,037,000
  Interest income ......................         266,000            193,000
  Interest expense .....................         (65,000)
  Unallocated corporate expenses .......        (869,000)          (923,000)
                                            ------------       ------------
   Total consolidated income before
      income taxes .....................    $    250,000       $  6,540,000
                                            ============       ============

Assets:
  Assets for operating segments ........    $ 16,942,000       $ 11,510,000
  Corporate cash and cash equivalents...       1,472,000          9,375,000
  Income tax receivable ................         434,000
  Other unallocated amounts ............          57,000             61,000
                                            ------------       ------------
   Total consolidated assets ...........    $ 18,905,000       $ 20,946,000
                                            ============       ============

Additions to properties and equipment:
  Additions for operating segments .....    $  5,317,000       $  2,229,000
  Unallocated corporate additions ......           3,000
                                            ------------       ------------
   Total consolidated additions ........    $  5,320,000       $  2,229,000
                                            ============       ============

     CAPITAL PROPERTIES, INC. AND SUBSIDIARIES

     YEARS ENDED DECEMBER 31, 2000 AND 1999


10.  Operating segment disclosures (continued):

     The following table sets forth those customers whose revenues exceed 10% of the Company's total consolidated revenue:

                                                         2000          1999
                                                      ----------    ----------
      Leasing segment:
         A..........................................  $  657,000    $  630,000
         B..........................................     609,000       587,000
         C..........................................     367,000       307,000
                                                      ----------    ----------
                                                      $1,633,000    $1,524,000
                                                      ==========    ==========
      Petroleum Storage Facilities segment
         (one customer).............................  $1,009,000    $  876,000
                                                      ==========    ==========


11.  Fair value of financial instruments:

     The carrying amounts of the Company's financial instruments approximate their fair values at December 31, 2000, due to the short maturities of cash and cash equivalents, receivables and accounts payable and accrued expenses.

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
                                     Trading Prices
                                   -----------------          Dividends
                                   High         Low              Paid
                                   ----         ---           ---------
   2000
   1st Quarter................     9            8 1/16           .53
   2nd Quarter................     8 5/8        7.75             .03
   3rd Quarter................     8.06         7.56             .03
   4th Quarter................     7.75         7.375            .03

   1999
   1st Quarter................     7 1/2        5 5/8            .00
   2nd Quarter................     6 3/8        5 1/2            .05
   3rd Quarter................     8 1/8        6                .03
   4th Quarter................     9            7 1/2            .03



At March 1, 2001 there were 427 holders of record of the Company's common stock.