Form 10KSB40, Exhibit 13
period 2001-12-31
CAPITAL PROPERTIES INC /RI/
filed 2002-03-25
CIK 202947

                                   EXHIBIT 13








                               ANNUAL REPORT 2001

                            CAPITAL PROPERTIES, INC.


































                                      III-8

BRIEF DESCRIPTION OF
THE COMPANY'S BUSINESS

The Company's business consists of the leasing of certain of its real estate interests in downtown Providence, Rhode Island. Through its wholly-owned subsidiary, Tri-State Displays, Inc., the Company leases locations along interstate and primary highways in Rhode Island and Massachusetts for outdoor advertising purposes. Through its wholly-owned subsidiary, Capital Terminal Company, the Company operates its petroleum storage facilities in East Providence, Rhode Island. Through its wholly-owned subsidiary, Dunellen, LLC, the Company owns the petroleum storage facilities.



















-------------

                           FORWARD LOOKING STATEMENTS

Certain portions of this Annual Report to Shareholders, and particularly the President's Report, the Management's Discussion and Analysis of Financial Condition and Results of Operations and the Notes to Consolidated Financial Statements, contain forward-looking statements which represent the Company's expectations or beliefs concerning future events. The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the following: the ability of the Company to generate adequate amounts of cash; the collectibility of the accrued rental income when due over the terms of the long-term land leases; changes in economic conditions that may affect either the current or future development on the Company's parcels; the final outcome of the Amtrak, Oil Company and City of Providence litigations and City of Providence tax appeals; and exposure to contamination, cleanup or similar costs associated with the operation of the petroleum storage facilities.

PRESIDENT'S REPORT


In the accompanying financial statements, the Company is reporting a net loss of $556,000 for the calendar year 2001, resulting in a loss per common share of $.17.

During 2001, the Company amended its Articles of Incorporation to create three classes of $.01 par value stock--Class A Common Stock, Class B Common Stock and Excess Stock. The Company converted the then outstanding 3,000,000 shares of $1.00 par value common shares into 3,000,000 shares of Class A Common Stock. In addition, the Company issued (in the form of a stock dividend) 299,956 shares of Class B Common Stock (one share for each ten shares of Class A Common Stock held). No fractional Class B shares were issued. The holders of the Class A and Class B Common Stock presently vote together as a single class on all matters required to be submitted to the shareholders for approval and share equally in dividends declared by the Company. The Class A Common Stock is listed on the American Stock Exchange under the symbol "CPI." The Class B Common Stock is not listed on any stock exchange.

The amended Articles of Incorporation prohibits any shareholder from acquiring more than a 5% interest in the Company's classes of common stock and prohibits the two shareholders who each beneficially own in excess of 5% of the Company's classes of common stock from increasing their percentage of ownership of each class of common stock.

The purpose of the amendment of the Articles of Incorporation was to provide the Company with the necessary flexibility to qualify to be taxed as a real estate investment trust (REIT). The Company has not decided to make an election to become a REIT and, depending on future circumstances, may never do so. If the Company does not make an election to be taxed as a REIT on or before March 31, 2005, the restrictions on share ownership will automatically lapse and Class B Common shares will automatically be converted into Class A Common shares on a one for one basis.

During 2001, the Company paid dividends totaling $.11 per share on the Company's outstanding stock.

DOWNTOWN PROVIDENCE REAL ESTATE

The Company owns approximately 18 acres of land within the Capital Center Project area (Capital Center) in downtown Providence, Rhode Island. These properties, shown on the plan which appears on page 7 of this Report, are Parcels 2, 3S, 3W, 3E, 4W, 4E, 5, 6, 7A, 8 and 9. The Company also owns a 15,000 square foot parcel (Parcel 22) and a 3,000 square foot parcel (Parcel 21) located outside of, but immediately adjacent to, Capital Center.

The Company has entered into long-term land leases on several of its parcels as follows:

     - Parcel 3S - A 13-story office building containing approximately 235,000 square feet, which lease terminates in 2087.

     - Parcel 5 - An 8-story apartment building containing approximately 454,000 square feet with 225 units, which lease terminates in 2142.

     - Parcel 8 - A 4-story office building containing approximately 114,000 square feet, which lease terminates in 2090.

The Company owns a below-grade parking garage on Parcel 7A containing 330 public parking spaces adjacent to the Amtrak rail passenger station.

In 1998, the Company had entered into a long-term lease for 149 years on Parcel
9. In November 2001, this lease was terminated and a new lease was entered into with a successor developer for the construction of single building containing office space, retail and a parking garage, the design of which has been approved by the Capital Center Commission.

In 2000, the Company entered into a long-term lease for 97 years (after the end of the initial operating period) on Parcel 2 for the construction of a hotel, condominium and residential units, and a below-grade parking garage. The lease provides a period of time within which the developer may perform its due diligence, seek the approval of the plans for the project from the Capital Center Commission and enter into a tax stabilization agreement with the City of Providence. The developer received an ordinance change from the Providence Zoning Board increasing the allowed height for this parcel to 200 feet.

The leases on each of these parcels (9 and 2) require construction to commence by June 30, 2002. However, each lease also provides for an extension of the construction date with the payment by the developer of certain sums. The term of each lease will not commence until construction begins.

In 2000, the Company entered into a long-term lease for 250 years (after the end of the initial operating period) on Parcels 3E and 4E for the construction of an apartment tower and a garage. The Company also entered into an option agreement with this same developer for the future development of Parcels 3W and 4W. At this time, the developer is redesigning and expanding its initial project to include all four parcels, which will include a parking garage, hotel, and residential. The developer has entered into a tax stabilization agreement with the City of Providence for Parcels 3E and 4E, which will need to be expanded to incorporate all four parcels. The lease provides a period of time within which the developer may perform its due diligence and seek the approval of the plans for the project from the Capital Center Commission. The term of this lease will not commence until construction begins.

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

CAPITAL TERMINAL COMPANY

Capital Terminal Company, a wholly-owned subsidiary, operates the Company's petroleum storage facilities (Petroleum Facilities), the plan of which is shown on page 6 of this Report. The Petroleum Facilities has six petroleum storage tanks with a total capacity of 524,500 barrels. The Company has sufficient land to construct three additional 152,000 barrel tanks which, if built, would bring the total capacity to 980,500 barrels. The Company has obtained all the necessary approvals and permits from the City of East Providence and the State of Rhode Island to construct these additional tanks; however, the Company has no present plan to construct any new tanks.

The Company has an agreement with Global Companies, L.L.C. (Global) of Waltham, Massachusetts (which is an affiliate of Repsol YPF, the Spanish oil company) under which the Company operates the Petroleum Facilities for Global. The agreement expires April 30, 2004, unless both parties agree to extend. The agreement further provides that the Company will receive an additional $.10 per barrel for every barrel in excess of 2,000,000 barrels of throughput in an agreement year.

TRI-STATE DISPLAYS, INC.

Tri-State Displays, Inc., another wholly-owned subsidiary, owns or controls various locations along interstate and primary highways in Rhode Island and Massachusetts which are leased for commercial advertising purposes to Lamar Advertising Company of Baton Rouge, Louisiana. At December 31, 2001, these locations contained a total of 45 billboard faces.

LITIGATION

During 2001, the Company was party to several lawsuits involving various governmental and quasi-governmental entities.

The Company continues to dispute with the City of Providence the taxes assessed during past years and, in particular, the taxes assessed December 31, 2000, as a result of a citywide revaluation. As a result of a lawsuit by the Company, the Providence Board of Tax Assessment Review finally heard the Company's appeals and on March 5 denied those appeals. We are moving forward to appeal this decision to the Rhode Island Superior Court because we believe, in particular, that the taxes assessed December 31, 2000, are erroneous and that they ascribe values to the Company's land well beyond what can be realized in the market. This litigation is likely to be ongoing for several years, and we cannot predict when it will be resolved.

Additionally, the Company is in litigation with National Railroad Passenger Corporation (Amtrak) regarding the condemnation of certain air rights and a parcel of land adjacent to the air rights. Amtrak has paid the Company $925,000, which the Company believes is insufficient. This matter is now pending in the United States District Court for the District of Rhode Island, and we are hopeful that there will be a trial during 2002.

Integral to the Company's Petroleum Facilities operation is the Wilkesbarre Pier (the Pier), a deep-water pier in East Providence, Rhode Island. The Pier and the Company's Petroleum Facilities are connected by two petroleum pipelines owned by Getty Properties, Inc. (Properties), which the Company has the right to use. The Company has an agreement with Getty Petroleum Marketing, Inc. (Marketing), which permits Marketing to utilize the Pier along with the Company provided that Marketing makes certain payments. The Company, Marketing and Properties are in litigation concerning the agreement and the ultimate right of Marketing and Properties to use the Pier upon the expiration of the agreement, which is December 31, 2002. Additionally, during 2000, the Company received a notice from the Fire Department of the City of East Providence that there is a lack of adequate fire protection on the Pier, which notice requires the Company, Marketing and Properties to install certain equipment and facilities. The Company has demanded that Properties take steps to commence and complete the performance of the work and to supply all of the materials required by the Fire Department. The issue of noncompliance with the Fire Department's order is also a subject matter of the litigation. Discovery in this litigation is closed but we cannot predict when the case will actually be tried. We have notified Marketing that we are willing to negotiate a new agreement on terms more favorable to the Company than the present agreement, but as of yet, no negotiations have taken place.

                                     * * * *

On behalf of the officers and directors, I wish to express our appreciation to the shareholders for your continued confidence and support.




                                        Sincerely,

                                        /s/ Ronald P. Chrzanowski
                                        ----------------------------------------
                                        Ronald P. Chrzanowski
                                        President

March 5, 2002

                              MAP IN ANNUAL REPORT


The map in the Annual Report to Shareholders is a plan of the petroleum storage facilities in East Providence, Rhode Island, indicating the tanks, truck loading rack, and buildings owned by the Issuer.
















(See Page 4 of the President's Report for discussion of the petroleum storage facilities.)

                              MAP IN ANNUAL REPORT

         The map in the Annual Report to Shareholders is a plan of a portion of downtown Providence, Rhode Island, which indicates those parcels owned by the Issuer in that area known as "Capital Center" and immediately adjacent thereto. A legend contains the Parcel Number, the Parcel Size and the Development on the Parcels as follows:


Parcel No.     Square Feet
 CAPITAL       PARCEL SIZE                 DEVELOPMENT ON PARCELS
 CENTER

   2              92,000
   3S             48,000.................  13 Story Office Building -
                                           235,000 gross square feet
   3W             35,000
   3E             24,000
   4W             46,000
   4E             22,000
   5              54,000.................  8 Story Luxury Apartment Building -
                                           454,000 gross square feet
   6             276,000.................
   7A             76,000.................  330 Car Public Parking Garage
   8              36,000.................  4 Story Office Building -
                                           114,000 gross square feet
   9              72,000

OUTSIDE
CAPITAL
CENTER
  21               3,000
  22              15,000


(See President's Report, pages 2 and 3, for discussion of the development on the parcels.)

CAPITAL PROPERTIES, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


                           FORWARD LOOKING STATEMENTS

         CERTAIN PORTIONS OF THIS REPORT, AND PARTICULARLY THE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AND THE PRESIDENT'S REPORT, CONTAIN FORWARD-LOOKING STATEMENTS WHICH REPRESENT THE COMPANY'S EXPECTATIONS OR BELIEFS CONCERNING FUTURE EVENTS. THE COMPANY CAUTIONS THAT THESE STATEMENTS ARE FURTHER QUALIFIED BY IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS, INCLUDING, WITHOUT LIMITATION, THE FOLLOWING: THE ABILITY OF THE COMPANY TO GENERATE ADEQUATE AMOUNTS OF CASH; THE COLLECTIBILITY OF THE ACCRUED RENTAL INCOME WHEN DUE OVER THE TERMS OF THE LONG-TERM LAND LEASES; THE COMMENCEMENT OF ADDITIONAL LONG-TERM LAND LEASES; CHANGES IN ECONOMIC CONDITIONS THAT MAY AFFECT EITHER THE CURRENT OR FUTURE DEVELOPMENT ON THE COMPANY'S PARCELS; THE FINAL OUTCOME OF THE AMTRAK, OIL COMPANY AND CITY OF PROVIDENCE LITIGATIONS AND CITY OF PROVIDENCE TAX APPEALS; AND EXPOSURE TO CONTAMINATION, CLEANUP OR SIMILAR COSTS ASSOCIATED WITH THE OPERATION OF THE PETROLEUM STORAGE FACILITIES.


1.   OVERVIEW:

     The Company operates in two segments, leasing and petroleum storage.

     Leasing:

     The leasing segment is principally devoted to the leasing of Company-owned land in the Capital Center Project Area (Capital Center), in downtown Providence, Rhode Island under long-term ground leases. The Company owns approximately 18 acres in the Capital Center consisting of 11 individual parcels, a plan of which appears on page 7 of this Report. The Capital Center (approximately 77 acres of land) is the result of a development project undertaken by the State of Rhode Island, the City of Providence, the National Railroad Passenger Corporation (Amtrak) and the Company during the 1980's in which two rivers, the Moshassuck and the Woonasquatucket, were moved, a new railroad station (the Railroad Station) was constructed and significant public improvements were made to improve pedestrian and vehicular traffic in the area. The Company has not acted, and does not intend to act, as a developer with respect to any improvements constructed on Company-owned parcels.

     The Company first began offering parcels for lease in the late 1980's. As part of the construction of the Railroad Station, the Federal Railroad Administration constructed a 330-car parking garage adjacent to the Railroad Station, and the Company paid one-half of the construction cost. Subsequently, the Company became the sole owner of the parking garage. The parking garage is leased to an experienced parking operator (parking operator). Three other parcels have been leased by the Company under long-term leases of 99 years or more. Located on these parcels are a 13-story office building, a 225-unit luxury apartment complex and a 114,000 square foot office building for a major financial services company. Four of the remaining parcels (undeveloped parcels) are the subject of three leases, the term of each of which has not commenced pending completion of development plans and closing of construction financing. Two additional undeveloped parcels are under an option agreement. During the interim, various payments are being made by the tenants under the leases and option agreements for the undeveloped parcels. There is no assurance that any one or more of these development projects will actually proceed. Of the three leases on the undeveloped parcels, one expires on April 1, 2002, and the other two expire on June 30, 2002. In two of these three leases, the developers have options to extend by making certain payments to the Company.

     The Company continues to seek a developer for the remaining parcel in the Capital Center which contains 6.3 acres. The Company is unable to predict when this parcel will be leased. Pending future development or commencement of the leases, five of the parcels are subject to short-term leases to the parking operator.

     Additionally, the Company, through a wholly-owned subsidiary, leases certain outdoor advertising locations along interstate and primary highways in Rhode Island and Massachusetts to an outdoor advertising company. Presently, there are forty-five billboard faces leased, which lease expires in 2025. The term of the lease is extended for two years for each additional location added. The Company has not added any locations since 1998.

     Petroleum storage:

     The Company, through a wholly-owned subsidiary, owns a 524,500 barrel petroleum storage facility located in East Providence, Rhode Island. The petroleum storage facility utilizes the Company's deep-water pier (Wilkesbarre Pier) and a pipeline connecting the Wilkesbarre Pier to the facility. Another wholly-owned subsidiary operates the facility under a five-year agreement with a petroleum distribution company at a fixed monthly rate. The agreement expires April 30, 2004. The agreement includes provisions for additional payments based upon throughput in any twelve-month period beginning on May 1 of each year and ending on April 30 of the subsequent year. The Company bears all of the operating costs with respect to the facility, including real estate taxes and insurance charges.

     Pursuant to an agreement with another company (Oil Company), which affords that company the right to use the Wilkesbarre Pier, the Company receives annual payments. In 2001, this payment was $185,000. This agreement expires on December 31, 2002 unless extended by the Company. The Company has elected not to extend the agreement. The Company has notified Oil Company that it is willing to enter into a new agreement on more favorable terms to the Company. There are no present negotiations and there can be no assurance that negotiations will take place, or that if they do take place that they will result in an agreement on terms more favorable to the Company. As described in Note 4 to the Company's Consolidated Financial Statements (which note is incorporated herein by reference), the Company is in litigation (Wilkesbarre Pier litigation) with Oil Company and a related party over termination of the agreement and the rights of others to utilize the Wilkesbarre Pier.

     The Company has sufficient land to expand the storage capacity, but has no present intention to do so.

     The Company manages its exposure to contamination, cleanup or similar costs associated with the petroleum storage facilities through adherence to established procedures for operations and equipment maintenance. In addition, the Company maintains what it believes to be adequate levels of insurance.

     The aftermath of the September 11, 2001 terrorist attack has had no material impact on the Company's business to date. The Company believes its security policies and procedures at the petroleum storage facilities are appropriate and does not anticipate making any material changes or incurring additional costs in connection therewith.

     Condemnation proceedings:

     From time to time, portions of the Company's land in the Capital Center have been condemned and such condemnations have been the subject of extensive litigation, primarily with the State of Rhode Island, which litigation was finally concluded in 1999 when the State paid the Company approximately $6,000,000. As described in Note 8 to the Company's Consolidated Financial Statements (which note is incorporated herein by reference), certain of the Company's property has been condemned by Amtrak. The Company has made a claim for additional condemnation proceeds. The Company cannot predict when this matter will be heard nor what the outcome may be.

     Changes in capital structure:

     As described in Note 5 to the Company's Consolidated Financial Statements (which note is incorporated herein by reference) during 2001 the shareholders of the Company approved a change in its capital structure to create three new classes of stock, Class A Common Stock, Class B Common Stock and Excess Stock. The former common stock has been reclassified to Class A, 3,000,000 shares of which are outstanding. In addition, in December 2001, the Company issued in the form of a stock dividend one Class B share for each ten Class A shares held, resulting in the issuance of 299,956 Class B shares. The Company further amended its Articles to prohibit shareholders from acquiring more than a 5% interest in the Company and to prohibit the two shareholders who beneficially own in excess of 5% of the Company's classes of common stock from increasing their percentage ownership of each class of common stock. The purpose of the amendment was to provide the Company with the necessary flexibility to qualify as a real estate investment trust (REIT). The Company has not decided to make an election to be taxed as a REIT and, depending on further circumstances, may never do so. In the event that the Company elects to become a REIT, the holders of Class A common stock would be entitled to elect one-third of the Company's Board of Directors, with the balance of the Directors to be elected by the owners of the Class B common stock. If the Company does not make an election to be taxed as a REIT on or before March 31, 2005, the restrictions on share ownership will lapse and the Class B common shares will automatically be converted into Class A common shares on a one for one basis.

     New accounting pronouncements:

     During 2001, the Statement of Financial Accounting Standards (FAS) No. 143 (Accounting for Asset Retirement Obligations) was issued and is effective for fiscal years beginning after June 15, 2002. FAS No. 143 establishes standards for the recognition and measurement of a liability for an asset retirement obligation associated with the retirement of tangible long-lived assets and an associated asset retirement cost in instances where the obligation is the result of an existing or enacted law, statute, ordinance, or written or oral contract. The Company is not subject to any such obligations and, accordingly, the provisions of FAS No. 143 are not applicable to the Company.


2.   RESULTS OF OPERATIONS:

     Leasing segment:

     Leasing revenue for 2001 increased 16% from 2000 principally due to a preconstruction payment of $278,000 and revenue from renewals of short-term parking leases. The expenses applicable to the leasing segment increased 66% from the 2000 level principally as a result of the City of Providence property tax increase which was, in part, offset by lower professional fees. As described in Note 7 to the Company's Consolidated Financial Statements (which note is incorporated herein by reference) the Company appealed the tax increase to the Providence Board of Tax Assessment Review (the Board). On March 5, 2002, the Board denied the Company's appeal. The Company is in the process of filing proceedings in the Superior Court to appeal the Board's decision. The Company cannot predict when this case will be heard or the outcome of the case. The Company's failure to achieve relief from the City of Providence's taxes will continue to have a material adverse effect on the income derived from its leasing segment. To date, all of the Company's long-term leases of the Capital Center property require Tenant to pay all real property taxes. The Company has no reason to believe that leases in the future will not contain a similar requirement.

     Petroleum storage:

     Revenue from petroleum storage facilities for 2001 increased 35% from the 2000 level due principally to an increase in the minimum monthly fee resulting from new tanks placed in service in the fourth quarter of 2000 and higher contingent revenues based upon the throughput at the facility. Expenses applicable to petroleum storage facilities for 2001 increased 57% from the 2000 level principally due to additional depreciation expense in connection with the construction of the new tanks and terminal equipment placed in service in the latter part of 2000, scheduled maintenance and repair expenses and legal fees associated with litigation related to the Wilkesbarre Pier ($638,000 and $119,000 in 2001 and 2000, respectively). Absent settlement of the Wilkesbarre Pier litigation, it is likely that the Company will continue to incur substantial legal fees.

     General:

     The Company reported income from condemnations of $300,000 and $23,000 in 2001 and 2000, respectively. The decrease in interest income from 2000 results from a lower level of temporary cash investments. General and administrative expenses for 2001 increased 25% from the 2000 level due principally to higher professional fees in connection with the Company's recapitalization. The interest expense for 2000 relates to a settlement agreement with the State of Rhode Island, which is described in Note 2 to the Company's Consolidated Financial Statements (which note is incorporated herein by reference).

     Liquidity:

     Historically, the Company has had adequate liquidity to fund its operations. The Company has been the recipient of substantial condemnation proceeds, which resulted in payment of a special dividend of $1,500,000 in 2000. The special dividend represented a portion of interest received from the State of Rhode Island in connection with a condemnation award after deducting from the award expenses and income taxes related thereto. Additionally, as a result of federal income tax losses incurred in the fiscal years ended December 31, 2001 and 2000, the Company filed carryback claims and received tax refunds of $607,000 and $240,000 in fiscal 2001 and fiscal 2000, respectively. Additionally, in February 2002, the Company effected a qualifying purchase, which permitted it to again amend its 1999 federal income tax return to claim a refund of $568,000 with respect to condemnation proceeds previously taxed. See Note 10 to the Company's Consolidated Financial Statements (which note is incorporated herein by reference).

     On January 29, 2002, the Company declared a quarterly dividend of $99,000 payable in February 2002 to holders of Class A and Class B common stock at the rate of $.03 per share. The declaration of future dividends and the amount thereof will depend on the Company's future earnings, financial factors and other events. While the Company has been adversely impacted by the cost of the litigation with respect to the Wilkesbarre Pier, maintenance expenses with respect to its petroleum storage facility and the increase in the City of Providence taxes, in management's opinion, the Company should be able to generate sufficient amounts of cash to meet all of its anticipated obligations. In the event temporary additional liquidity is required, the Company believes that a line of credit or other arrangements could be obtained by pledging some or all of its unencumbered assets as collateral.

CAPITAL PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2001



ASSETS

Properties and equipment (net of accumulated depreciation)................   $15,057,000
Cash and cash equivalents.................................................     1,167,000
Receivables:
   Income taxes...........................................................       607,000
   Other..................................................................       224,000
Accrued rental income.....................................................       456,000
Prepaid and other.........................................................       210,000
                                                                             -----------
                                                                             $17,721,000

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
   Accounts payable and accrued expenses:
     Property taxes.......................................................   $   905,000
     Other ...............................................................       669,000
   Deferred income taxes, net ............................................     2,838,000
                                                                             -----------
                                                                               4,412,000
                                                                             -----------
Shareholders' equity (Note 5):
   Class A common stock, $.01 par; authorized 6,000,000 shares;
     issued and outstanding 3,000,000 shares..............................        30,000
   Class B common stock, $.01 par; authorized 300,000 shares;
     issued and outstanding 299,956 shares................................         3,000
   Excess stock, $.01 par; authorized 1,000,000 shares; none issued and outstanding......................................................
   Capital in excess of par...............................................    11,795,000
   Retained earnings......................................................     1,481,000
                                                                             -----------
                                                                              13,309,000
                                                                             -----------
                                                                             $17,721,000
                                                                             ===========




See notes to consolidated financial statements.

CAPITAL PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND RETAINED EARNINGS
YEARS ENDED DECEMBER 31, 2001 AND 2000



                                                             2001            2000
                                                          -----------     -----------

Income:
   Revenues:
    Leasing, including temporary condemnation
      of  $74,000 and $112,000 in 2001 and 2000,
      respectively .....................................  $ 2,702,000     $ 2,336,000
    Petroleum storage facilities .......................    1,752,000       1,294,000
                                                          -----------     -----------
                                                            4,454,000       3,630,000
   Permanent condemnation:
     Gain ..............................................      300,000
     Proceeds ..........................................                       23,000
   Interest ............................................       57,000         266,000
                                                          -----------     -----------
                                                            4,811,000       3,919,000
                                                          -----------     -----------
Expenses:
   Expenses applicable to:
     Leasing ...........................................    2,074,000       1,249,000
     Petroleum storage facilities ......................    2,331,000       1,486,000
   General and administrative ..........................    1,084,000         869,000
   Interest ............................................                       65,000
                                                          -----------     -----------
                                                            5,489,000       3,669,000
                                                          -----------     -----------
Income (loss) before income taxes ......................     (678,000)        250,000
                                                          -----------     -----------
Income tax expense (benefit):
   Current .............................................     (621,000)       (395,000)
   Deferred ............................................      499,000         471,000
                                                          -----------     -----------
                                                             (122,000)         76,000
                                                          -----------     -----------
Net income (loss) ......................................     (556,000)        174,000
Retained earnings, beginning ...........................    2,397,000       4,083,000
Dividends on common stock (2001, $.11; 2000, $.56)
   (Note 5) ............................................     (360,000)     (1,860,000)
                                                          -----------     -----------
Retained earnings, ending ..............................  $ 1,481,000     $ 2,397,000
                                                          ===========     ===========
Basic earnings (loss) per share (Note 5) ...............  $      (.17)    $       .05
                                                          ===========     ===========




See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2001 AND 2000


                                                                         2001              2000
                                                                      -----------      -----------

Cash flows from operating activities:
   Net income (loss) ............................................     $  (556,000)     $   174,000
   Adjustments to reconcile net income (loss) to net cash
    provided by  (used in) operating activities:
     Permanent condemnation:
        Gain ....................................................        (300,000)
        Proceeds ................................................                          (23,000)
     Depreciation ...............................................         412,000          240,000
     Accrued rental income ......................................          15,000           12,000
     Deferred income taxes ......................................         499,000          471,000
     Deferred condemnation proceeds .............................         (74,000)        (112,000)
     Changes in assets and liabilities:
      Increase in:
        Receivables .............................................                         (727,000)
        Prepaid and other .......................................          (7,000)         (20,000)
        Accounts payable and accrued expenses ...................         416,000          313,000
      Decrease in:
        Receivables .............................................          99,000
        Income taxes payable ....................................                       (1,817,000)
                                                                      -----------      -----------
   Net cash provided by (used in) operating activities ..........         504,000       (1,489,000)
                                                                      -----------      -----------
Cash flows from investing activities:
   Condemnation proceeds, permanent .............................         925,000           23,000
   Purchase of properties and equipment .........................      (1,511,000)      (4,460,000)
                                                                      -----------      -----------
   Net cash used in investing activities ........................        (586,000)      (4,437,000)
                                                                      -----------      -----------
Cash used in financing activities, payment of dividends .........        (360,000)      (1,860,000)
                                                                      -----------      -----------
Decrease in cash and cash equivalents ...........................        (442,000)      (7,786,000)
Cash and cash equivalents, beginning ............................       1,609,000        9,395,000
                                                                      -----------      -----------
Cash and cash equivalents, ending ...............................     $ 1,167,000      $ 1,609,000
                                                                      ===========      ===========
Supplemental disclosures, cash paid or received for income taxes:
   Cash paid ....................................................     $     9,000      $ 1,934,000
                                                                      ===========      ===========
   Refunds received .............................................     $  434,000      $        -0-
                                                                      ===========      ===========




See notes to consolidated financial statements.

     CAPITAL PROPERTIES, INC. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     YEARS ENDED DECEMBER 31, 2001 AND 2000


1.   Basis of presentation and summary of significant accounting policies:

     Basis of presentation and principles of consolidation:

     The accompanying consolidated financial statements include the accounts of Capital Properties, Inc. (the Company) and its wholly-owned subsidiaries, Tri-State Displays, Inc., Capital Terminal Company and Dunellen, LLC. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Description of business:

     The Company operates in two segments: (1) the leasing of certain of its real estate interests in downtown Providence, Rhode Island, and locations along interstate and primary highways in Rhode Island and Massachusetts for outdoor advertising purposes; and (2) the operation of its petroleum storage facilities (Petroleum Facilities) in East Providence, Rhode Island.

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

     Cash and cash equivalents:

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents, which consist of U. S. Treasury bills and a short-term uninsured repurchase agreement which the Company routinely purchases, totaled $1,048,000 at December 31, 2001.

     Properties and equipment:

     Properties and equipment are stated at cost. Acquisitions and additions are capitalized while routine maintenance and repairs, which do not improve or extend asset lives, are charged to expense when incurred. Depreciation is being provided by the straight-line method over the estimated useful lives of the respective assets.

     The Company follows the provisions of Statement of Financial Accounting Standards (FAS) No. 144 (Accounting for the Impairment or Disposal of Long-Lived Assets) which requires that properties and equipment held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the net book value of the asset may not be recoverable. An impairment loss will be recognized if the sum of the expected future cash flows (undiscounted and before interest) from the use of the asset is less than the net book value of the asset. Generally, the amount of the impairment loss is measured as the difference between the net book value and the estimated fair value of the asset.

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

     CAPITAL PROPERTIES, INC. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
     YEARS ENDED DECEMBER 31, 2001 AND 2000

2.   Properties and equipment:

     Properties on lease or held for lease:
       Land and land improvements.............................  $ 3,740,000
       Parking garage.........................................    2,500,000
                                                                -----------
                                                                  6,240,000
                                                                -----------
     Petroleum storage facilities:
        Land and land improvements............................    5,086,000
        Buildings and structures..............................      331,000
        Tanks and equipment...................................    8,826,000
                                                                -----------
                                                                 14,243,000

     Office equipment.........................................       93,000
                                                                -----------
                                                                 20,576,000
                                                                -----------
     Less accumulated depreciation:
        Properties on lease or held for lease.................      865,000
        Petroleum storage facilities..........................    4,585,000
        Office equipment......................................       69,000
                                                                -----------
                                                                  5,519,000
                                                                -----------
                                                                $15,057,000
                                                                ===========

     Under a 1990 agreement with the State of Rhode Island, the Company was obligated to pay the State $158,000 for the construction of certain improvements affecting one of the Company's parcels located in the Capital Center Project area. Since the Company had an agreement with the developer of the parcel to reimburse the Company for the amount owed to the State, the Company did not record this liability on its balance sheet. The agreement between the developer and the Company terminated in 1999. In December 1999, the Company attempted to tender the $158,000 to the State in satisfaction of its obligation, which amount was reported as an addition to properties and equipment. Subsequently, the State claimed that the Company owed interest in the amount of $130,000, which the Company disputed. In July 2000, the Company and the State reached an agreement whereby the Company has agreed to pay a total of $65,000 in interest, which amount is reported as interest expense on the accompanying statement of income and retained earnings for the year ended December 31, 2000. The State is unable to locate the original note and to deliver a discharge of the mortgage held by it with respect to this property. In November 2000, the Company commenced proceedings against the State in the Rhode Island Superior Court seeking an order from the Superior Court decreeing, upon the deposit of the $223,000 with the Court, that the Company shall be discharged from all responsibility under the note and that the note is paid in full. The matter has not been heard. At December 31, 2001, the Company is reporting this amount in accounts payable and accrued expenses, other on the accompanying consolidated balance sheet.

3.  Description of leasing arrangements:

     As lessor:

     At December 31, 2001, the Company had entered into six long-term land leases covering seven land parcels; of these leases, three will not commence until construction begins.

     The Company also leases various parcels of land for outdoor advertising purposes for remaining terms of up to 24 years and for public parking purposes under short-term cancellable leases.

     For those leases with scheduled rent increases, the cumulative excess of straight-line over contractual rentals (considering scheduled rent increases over the 30 to 149 year terms of the leases) amounted to $14,024,000 through December 31, 2001. Management has concluded that a portion of the excess of straight-line over contractual rentals ($456,000 at December 31, 2001) is realizable when payable over the terms of the leases.

     Minimum future contractual rental payments to be received from noncancellable leases as of December 31, 2001 are:

     Year ending December 31,
            2002.................................................  $  1,464,000
            2003.................................................     1,486,000
            2004.................................................     1,541,000
            2005.................................................     1,595,000
            2006.................................................     1,551,000
            2007 to 2142.........................................   181,014,000
                                                                   ------------
                                                                   $188,651,000
                                                                   ============

     In the event of tenant default, the Company has the right to reclaim its leased land together with any improvements thereon.

     The lease pertaining to outdoor advertising provides that the Company receive contingent rentals based upon a fixed percentage of the total annual revenue received by the tenant from the leased assets. Contingent rental income totaled $57,000 and $71,000 for the years ended December 31, 2001 and 2000, respectively.

     In connection with one of the land leases which was terminated and replaced with a new lease which has not commenced, the Company received a payment of $278,000 in December 2001 representing a one-time preconstruction obligation of the tenant, which amount is included in leasing revenues on the accompanying consolidated statement of loss and retained earnings for the year ended December 31, 2001.

     As lessee:

     The Company leases certain properties for outdoor advertising purposes under noncancellable leases which expire at various dates to 2011. In most cases, management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases. Rent expense amounted to $45,000 and $43,000 in 2001 and 2000, respectively. Future minimum lease payments under noncancellable leases at December 31, 2001 are as follows: 2002, $47,000; 2003, $47,000; 2004, $48,000; 2005, $32,000;
     2006 and thereafter, $71,000.

     CAPITAL PROPERTIES, INC. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
     YEARS ENDED DECEMBER 31, 2001 AND 2000


4.   Petroleum storage facilities:

     Current operations:

     The Company and a petroleum distribution company (Petroleum Company) entered into an agreement which will expire April 30, 2004, unless both parties agree to extend, whereby the Company operates the entire Petroleum Facilities for the Petroleum Company. The Company is responsible for labor, insurance, property taxes and other operating expenses, as well as capital improvements. The agreement further provides for annual fee increases of 4.5%. The minimum monthly fee was $70,000 which increased to $108,000 when new tanks were placed in service in the fourth quarter of 2000. After the scheduled increase on May 1, 2001, the present monthly fee is $113,000.

     The agreement also provides that the Company will receive an additional $.10 per barrel for every barrel in excess of 2,000,000 barrels of throughput in an agreement year (contingent revenue). For the agreement year ended April 30, 2000, throughput exceeded 2,000,000 barrels in February 2000. For the agreement year ended April 30, 2001, throughput exceeded 2,000,000 barrels in December 2000. For the agreement year ending April 30, 2002, throughput exceeded 2,000,000 barrels in January 2002. For the years ended December 31, 2001 and 2000, the Company earned contingent revenues of $197,000 and $108,000, respectively, which amounts are reported in revenues, petroleum storage facilities on the accompanying statements of income (loss) and retained earnings for the years ended December 31, 2001 and 2000.

     Environmental incident:

     In 1994, a leak was discovered in a 25,000 barrel storage tank at the Petroleum Facilities which allowed the escape of a small amount of fuel oil. All required notices were made to the appropriate environmental agency (the Agency).

     During 2000, the tank was demolished. Testing of the groundwater in 2000 indicated that there was no large pooling of contaminants. The Company presented a plan to the Agency whereby the Company installed three wells to monitor the groundwater. The Agency approved the plan in December 2001, which plan requires the continued monitoring of the wells until such time as the Agency is satisfied and the wells can be closed. Management is unable to determine how long the monitoring of the wells will continue; however, it is management's opinion that the Company will not incur significant costs in connection with the implementation of this plan.

     Wilkesbarre Pier:

     Wilkesbarre Pier (the Pier) is a deep-water pier in East Providence, Rhode Island, now owned by the Company, which is integral to the operation of the Petroleum Facilities. The Pier and the Petroleum Facilities are connected by two petroleum pipelines. In 1995, the Company and Providence and Worcester Railroad Company (Railroad) (the then owner of the Pier) entered into an agreement which, among other provisions, gave the Company the right to acquire the Pier for $1. The Company and Railroad have a common controlling shareholder.

     Effective January 1, 1998, Railroad and a company which uses the Pier to off-load primarily gasoline from ships to its terminal (Oil Company) entered into an agreement (the Agreement) whereby Oil Company agreed to pay annual fees for five years (1998, $185,000; 1999 and 2000, $285,000; and 2001 and 2002, $185,000). Under the
     terms of the Agreement, the owner of the Pier is not required to make any repairs to the Pier.

     In January 1998, the Company exercised its right and acquired the Pier, and Railroad assigned its rights under the Agreement to the Company.

     In May 2000, the Fire Department of the City of East Providence (Fire Department) notified the Company, Oil Company and another company related to Oil Company (Other Company) that there was a lack of adequate fire protection at the Pier and required them to install certain equipment and facilities. The Company demanded that Other Company take steps to commence and complete the performance of all work and to supply all material required to satisfy the Fire Department. Through December 31, 2001, the Company has expended $197,000 to satisfy some of the requirements, which amount is recorded in receivables, other on the accompanying consolidated balance sheet.

     In August 2000, Oil Company and Other Company filed a lawsuit in the United States District Court for the District of Rhode Island claiming fraud and misrepresentation on the part of Railroad and sought rescission of the Agreement and other agreements. The Company has filed counterclaims against Other Company, including one for damages based on Other Company's failure to comply with the order and direction of the Fire Department as well as the failure of Other Company to comply with certain other agreements. Oil Company and Other Company amended their complaint in June 2001 to include additional claims. Discovery in this litigation has closed. The Company moved to dismiss all the fraud claims. The motions have not been scheduled for hearing, but the Company anticipates the matters will be heard during 2002.

     In December 2001, the Company notified Oil Company that it was terminating the Agreement on December 31, 2002. However, the Company has indicated to Oil Company that it is willing to enter into a new agreement for Oil Company's use of the Pier under more favorable terms to the Company.

     For the years ended December 31, 2001 and 2000, the Company has incurred legal fees in connection with this litigation totaling $638,000 and $119,000, respectively, which amounts are included in expenses, petroleum storage facilities on the accompanying statements of income (loss) and retained earnings for the years ended December 31, 2001 and 2000.


5.   Shareholders' equity:

     In December 2001, the Company amended its Articles of Incorporation to create three classes of $.01 par value stock--Class A Common Stock, Class B Common Stock, and Excess Stock. The Company converted the then outstanding 3,000,000 shares of $1.00 par value common shares into 3,000,000 shares of Class A Common Stock. In addition, the Company issued (in the form of a stock dividend) 299,956 shares of Class B Common Stock (one share for each ten shares of Class A Common Stock held). No fractional Class B shares were issued.

     CAPITAL PROPERTIES, INC. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
     YEARS ENDED DECEMBER 31, 2001 AND 2000


5.   Shareholders' equity (continued):

     The holders of the Class A and Class B Common Stock presently vote together as a single class on all matters required to be submitted to the shareholders for approval and share equally in dividends declared by the Company. The Class A Common Stock is listed on the American Stock Exchange. The Class B Common Stock is not listed on any national or regional stock exchange or on the National Association of Securities Dealers Automated Quotation National Market System.

     The Company accounted for the recapitalization by transferring the net amount of $2,967,000 from common stock to capital in excess of par on the accompanying consolidated balance sheet.

     Dividends on common stock for periods prior to the recapitalization and basic earnings (loss) per share on the accompanying consolidated statements of income (loss) and retained earnings have been restated to give effect to the additional shares outstanding.

     The amended Articles of Incorporation prohibits any shareholder from acquiring more than a 5% interest in the Company's classes of common stock and prohibits the two shareholders who each beneficially own in excess of 5% of the Company's classes of common stock from increasing their percentage ownership of each class of common stock. Should a shareholder acquire a number of shares that results in the limitation being exceeded, shares in excess of the limitation would be converted into an equal number of shares of Excess Stock. Excess Stock is non-voting and is not entitled to dividends. However, the shareholder may designate a qualifying transferee for shares of Excess Stock, at which time such shares would be converted and reissued as Class A or B Common shares as the case may be.

     The purpose of the amendment of the Articles of Incorporation was to provide the Company with the necessary flexibility to qualify to be taxed as a real estate investment trust (REIT). The Company has not decided to make an election to become a REIT and, depending on future circumstances, may never do so.

     In the event the Company elects to become a REIT, the holders of the Class A Common Stock would be entitled to elect one-third of the Company's Board of Directors (Directors), with the balance of the Directors to be elected by the holders of the Class B Common Stock.

     If the Company does not make an election to be taxed as a REIT on or before March 31, 2005, the restrictions on share ownership will automatically lapse and Class B Common shares will automatically be converted into Class A Common shares on a one for one basis.


6.   Claim against City of Providence for attorneys fees:

     In 1997, the City of Providence (the City) revalued certain of the Company's properties within the Capital Center area in downtown Providence, Rhode Island, and reached back six years to assess over $13,000,000 in back taxes, interest and penalties on the properties based upon a retroactive increase in the assessed values. These increases were not a part of a city-wide revaluation. The Company contended that this action by the City was both unprecedented and illegal.

     In another action, the City claimed that the Company was not the owner of a certain parcel of land in the Capital Center (Disputed Parcel), which the Company purchased in 1989 from the State of Rhode Island subsequent to the State's acquiring the parcel from the City. Moreover, the City attempted to condemn the Disputed Parcel. The Company contested both the City's claim of ownership and the City's attempt to condemn the Disputed Parcel.

     In July 1999, the Rhode Island Superior Court (Superior Court) ruled in favor of the Company and found (1) that both the City's new tax assessments and back taxes were illegal and void, and (2) that the Company is the rightful owner of the Disputed Parcel and that the City had no right to condemn same. The City appealed the judgments to the Rhode Island Supreme Court (Supreme Court), which denied and dismissed the City's appeal in December 1999.

     After prevailing on the merits, the Company made claim against the City for attorneys fees.

     In July 2000, the City filed a motion to vacate the Superior Court and Supreme Court judgments entered in favor of the Company. In October 2000, the Superior Court denied the motion to vacate and awarded the Company attorneys fees of $258,000. The City has filed an appeal in the Supreme Court. The Court has not yet scheduled this matter for hearing. Pending the ultimate resolution of the matter, the Company is not reporting the award as income in the accompanying consolidated financial statements.


7.   City of Providence property taxes:

     After receiving tax bills from the City of Providence for the years 1995 through 1999 and making the necessary tax payments, the Company filed appeals with the City contesting the assessed values with respect to certain of its properties.

     In accordance with Rhode Island law, the City of Providence completed a city-wide revaluation of all real property for property tax assessment purposes. In March 2001, the Company received revaluation notices for each of its properties which set forth the proposed assessed values of its properties as of December 31, 2000. The proposed assessed values of the properties (other than those properties for which the tenants are responsible for tax payments) totaled $64,300,000 as compared with the prior assessed values which totaled $24,400,000. In management's opinion, the proposed assessed values of its properties are significantly in excess of their market values as of December 31, 2000. After a meeting between representatives of the Company and the revaluation firm retained by the City, the Company received notices indicating that the proposed assessed values had been reduced to $53,341,000.

     In August 2001, the Company received real property tax bills from the City of Providence totaling $1,845,000. Of this amount, $82,000 represented the annual tax on the property condemned by Amtrak in May 2001 (see Note 8), and the Company has paid to the City its share of such tax on this condemned property ($29,000) to the date of condemnation.

     In accordance with statutory requirements, after the first tax installment of $461,000 was paid in August 2001, the Company filed appeals with the City contesting the assessed values with

     CAPITAL PROPERTIES, INC. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
     YEARS ENDED DECEMBER 31, 2001 AND 2000


7.   City of Providence property taxes (continued):

     respect to most of its properties. If successful, the appeals will reduce the Company's annual tax expense to approximately $1,200,000.

     The Providence Board of Tax Assessment Review (the Board) failed to hear any of the Company's appeals until it was directed to do so by the Superior Court in February 2002. The hearing was held on March 1, 2002. On March 5, 2002, the Board denied all of the Company's appeals for the years 1995 through 1999 and 2001. The Company intends to appeal the decision of the Board to the Superior Court.

     The Company is unable to determine to what extent, if any, the taxes may be reduced. The Company is recording its tax expense in accordance with the bills received.

8.   Dispute with Amtrak:

     The Company is in litigation with the National Railroad Passenger Corporation (Amtrak) concerning various trespasses by Amtrak. During the 1980's, the Company, State, City and Amtrak each conveyed parcels of land in Capital Center so that each party had the land it needed for its designated functions within Capital Center. As part of this arrangement, the Company was conveyed approximately 1.9 acres of air rights over Amtrak's Northeast Corridor, which rights began 19.3 feet above the top of rail. Following that conveyance, the railroad station and the Company's adjacent parking garage were constructed and partially financed by the Federal Railroad Administration (FRA).

     Many of the facilities needed to service the railroad station were built within the confines of the Company's parking garage parcel. Over the years, the Company did not charge Amtrak for this intrusion on its property; and over the years Amtrak assumed the cost of electricity provided to the parking garage. In 1997, Amtrak unilaterally refused to pay for the electricity, and the Company brought suit in the United States District Court for the District of Rhode Island (U. S. District Court) seeking an order requiring Amtrak to remove its facilities from the parking garage parcel.

     In the fall of 1998, as part of Amtrak's electrification of the Northeast Corridor, Amtrak erected towers and a signal bridge within the air rights (the tops of which vary in height between 27 and 42 feet above the top of rail). The Company amended its complaint against Amtrak to include the air rights trespasses.

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

     In May 2001, Amtrak permanently condemned the air rights and a parcel of land adjacent to the air rights (with a carrying value of $625,000) for which the Company received from Amtrak $925,000, the amount estimated by Amtrak to be just compensation for the air rights and property taken.

     The Company believes that all the condemnation amounts paid by Amtrak are inadequate and is seeking additional compensation. In June 2001, the U. S. District Court included this condemnation suit in the consolidated case. The Company expects the matter to be heard in 2002.


9.   Dispute with the Federal Railroad Administration:

     The Company is in a dispute with FRA. In 1999, the State of Rhode Island sued the Company to block an increase of commuter parking rates charged in its parking garage by the tenant. The U. S. District Court entered a preliminary injunction preventing the Company's tenant from doing so without prior FRA approval. The United States Court of Appeals for the First Circuit affirmed this order. The Company thereafter entered into a consent judgment with the State of Rhode Island whereby the Company's tenant is restrained from increasing certain parking rates without FRA approval. In connection with this litigation, the Company requested FRA approval to increase the commuter parking rates. FRA denied this request. The Company then filed suit against FRA in the United States Court of Claims alleging that FRA's denial constituted a breach of its contractual obligations and seeking unspecified money damages. The Company moved for summary judgment on its claim in September 2001 and is awaiting a hearing date. In the meantime, FRA has partially approved several subsequent requests by the Company to allow its tenant to increase rates at the parking garage.

10.  Income taxes:

     The permanent condemnation proceeds received in 1999 qualify for deferred reinvestment for income tax reporting purposes whereby the Company may elect to reduce the income tax basis of qualifying subsequent acquisitions, subject to certain restrictions. During 2000, the acquisition of real estate and certain enhancements at the Petroleum Facilities constituted qualifying acquisitions and, as a result, the Company amended its 1999 income tax return to claim a refund of $194,000 of the income taxes originally paid in 1999.

     For income tax reporting purposes, the Company reported a tax loss for the years ended December 31, 2001 and 2000. The Company filed carryback claims that resulted in a refund of federal income taxes previously paid in the amount of $607,000 and $240,000 for 2001 and 2000, respectively.

     Under present Rhode Island law, income tax losses cannot be carried back, and state tax loss carryforwards are limited to the amount of the federal tax loss carryforward. As of December 31, 2001, the Company does not have any federal or state loss carryforwards.

     CAPITAL PROPERTIES, INC. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
     YEARS ENDED DECEMBER 31, 2001 AND 2000


10.  Income taxes (continued):

     As a result of these differences in the federal and state tax laws, the income tax provision does not bear the customary relationship to income
     (loss) before income taxes as the current provision does not recognize any state income tax benefit from carryback claims while the deferred provision provides for state taxes on temporary differences at the applicable state rate. A reconciliation of the income tax provision as computed by applying the United States income tax rate (34%) to income (loss) before income taxes is as follows:

                                                          2001        2000
                                                       ---------    --------

     Computed "expected" tax expense (benefit) .....   $(231,000)   $ 85,000
     Increase (decrease) in taxes resulting from:
       State income tax, net of Federal income
         tax (benefit) .............................      81,000       5,000
       Nondeductible restructuring expenses ........      22,000
       Statutory and other .........................       6,000     (14,000)
                                                       ---------    --------
                                                       $(122,000)   $ 76,000
                                                       =========    ========

     Deferred income taxes are recorded based upon differences between financial statement and tax carrying amounts of assets and liabilities. The tax effects of temporary differences which give rise to deferred tax assets and liabilities at December 31, 2001 were as follows:

     Gross deferred tax liabilities:
       Property having a financial statement
          basis in excess of its tax basis ......................  $2,724,000
       Accrued rental income ....................................     182,000
                                                                   ----------
                                                                    2,906,000
     Gross deferred tax assets ..................................     (68,000)
                                                                   ----------
                                                                   $2,838,000
                                                                   ==========

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

     The Petroleum Storage Facilities segment consists of the operating of the Petroleum Facilities in East Providence under a five-year agreement at a fixed monthly rate for the Petroleum Company which stores and distributes petroleum products. The Agreement includes provisions to extend and additional payments based upon throughput. (See Note 4).

     The principal difference between the two segments relates to the nature of the operations. The tenants in the Leasing segment incur substantially all of the development and operating costs of the asset constructed on the Company's land, whereas the Company is responsible for the operating and maintenance expenditures as well as capital improvements at the Petroleum Facilities.

     The Company makes decisions relative to the allocation of resources and evaluates performance based on income (loss) before income taxes, excluding interest and permanent condemnations and certain corporate expenses.

     There are no inter-segment revenues. The Company did not incur interest expense during the year ended December 31, 2001.

     The following financial information is used for making operating decisions and assessing performance of the Company's segments:


                                                                            Petroleum
                                                                             Storage
                                                              Leasing       Facilities        Total
                                                            -----------    ------------    -----------

     Year ended December 31, 2001:
     Revenues:
         Contractual......................................  $2,308,000     $ 1,555,000     $ 3,863,000
         Preconstruction payment..........................     278,000                         278,000
         Contingent.......................................      57,000         197,000         254,000
         Noncash:
           Condemnation, temporary........................      74,000                          74,000
           Excess of contractual over straight-line
              rentals.....................................     (15,000)                        (15,000)
                                                            ----------     -----------     -----------
                                                            $2,702,000     $ 1,752,000     $ 4,454,000
                                                            ==========     ===========     ===========
      Property tax expense................................  $1,791,000     $    85,000     $ 1,876,000
                                                            ==========     ===========     ===========
      Depreciation........................................  $   63,000     $   340,000     $   403,000
                                                            ==========     ===========     ===========
      Income (loss) before income taxes...................  $  628,000     $  (579,000)    $    49,000
                                                            ==========     ===========     ===========
      Assets..............................................  $5,963,000     $10,040,000     $16,003,000
                                                            ==========     ===========     ===========
     Properties and equipment:
         Additions........................................  $      -0-     $   385,000     $   385,000
                                                            ==========     ===========     ===========
         Deletion.........................................  $ (625,000)    $       -0-     $  (625,000)
                                                            ==========     ===========     ===========


     CAPITAL PROPERTIES, INC. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
     YEARS ENDED DECEMBER 31, 2001 AND 2000


11.  Operating segment disclosures (continued):

                                                                           Petroleum
                                                                            Storage
                                                              Leasing      Facilities      Total
                                                             ----------   ------------   ----------

     Year ended December 31, 2000:
     Revenues:
        Contractual........................................  $2,165,000   $ 1,186,000   $ 3,351,000
        Contingent.........................................      71,000       108,000       179,000
        Noncash:
          Condemnation, temporary..........................     112,000                     112,000
          Excess of contractual over straight-line
            rentals........................................     (12,000)                    (12,000)
                                                             ----------   -----------   -----------
                                                             $2,336,000   $ 1,294,000   $ 3,630,000
                                                             ==========   ===========   ===========
     Property tax expense..................................  $  854,000   $    72,000   $   926,000
                                                             ==========   ===========   ===========
     Depreciation..........................................  $   64,000   $   170,000   $   234,000
                                                             ==========   ===========   ===========
     Income (loss) before income taxes.....................  $1,087,000   $  (192,000)  $   895,000
                                                             ==========   ===========   ===========
     Assets................................................  $6,878,000   $10,064,000   $16,942,000
                                                             ==========   ===========   ===========
     Additions to properties and equipment.................  $      -0-   $ 5,317,000   $ 5,317,000
                                                             ==========   ===========   ===========


     The following is a reconciliation of the segment information to the amounts reported in the accompanying consolidated financial statements:

                                                                             2001          2000
                                                                          ----------     ----------

      Income:
        Revenues for operating segments................................   $4,454,000     $3,630,000
        Permanent condemnation:
          Gain.........................................................      300,000
          Proceeds.....................................................                      23,000
        Interest income................................................       57,000        266,000
                                                                          ----------     ----------
          Total consolidated income....................................   $4,811,000     $3,919,000
                                                                          ==========     ==========
      Property tax expense:
        Property tax expense for operating segments....................   $1,876,000     $  926,000
        Unallocated property tax expense...............................        1,000          1,000
                                                                          ----------     ----------
          Total consolidated property tax expense......................   $1,877,000     $  927,000
                                                                          ==========     ==========
      Depreciation:
        Depreciation for operating segments............................   $  403,000     $  234,000
        Unallocated corporate depreciation.............................        9,000          6,000
                                                                          ----------     ----------
          Total consolidated depreciation..............................   $  412,000     $  240,000
                                                                          ==========     ==========


                                                            2001          2000
                                                        -----------    -----------

     Income before income taxes:
       Income for operating segments.................   $    49,000    $   895,000
       Permanent condemnation:
        Gain.........................................       300,000
        Proceeds.....................................                       23,000
       Interest income...............................        57,000        266,000
       Interest expense..............................                      (65,000)
       Unallocated corporate expenses................    (1,084,000)      (869,000)
                                                        -----------    -----------
        Total consolidated income (loss) before
           income taxes..............................   $  (678,000)   $   250,000
                                                        ===========    ===========
     Assets:
       Assets for operating segments.................   $16,003,000    $16,942,000
       Corporate cash and cash equivalents...........     1,048,000      1,472,000
       Income tax receivable.........................       607,000        434,000
       Other unallocated amounts.....................        63,000         57,000
                                                        -----------    -----------
        Total consolidated assets....................   $17,721,000    $18,905,000
                                                        ===========    ===========
     Additions to properties and equipment:
       Additions:
        Operating segments...........................   $   385,000    $ 5,317,000
        Unallocated corporate additions..............        17,000          3,000
                                                        -----------    -----------
          Total consolidated additions...............   $   402,000    $ 5,320,000
                                                        ===========    ===========
       Deletion, operating segment and total
        consolidated deletion........................   $  (625,000)   $       -0-
                                                        ===========    ===========


     The following table sets forth those customers whose revenues exceed 10% of the Company's total consolidated revenue:

                                                            2001            2000
                                                         ----------     ----------
     Leasing segment:
        A............................................   $   689,000    $   657,000
        B............................................       592,000        609,000
        C............................................       367,000        367,000
                                                        -----------    -----------
                                                        $ 1,648,000    $ 1,633,000
                                                        ===========    ===========
     Petroleum Storage Facilities segment
        (one customer)...............................   $ 1,567,000    $ 1,009,000
                                                        ===========    ===========

12.  Fair value of financial instruments:

     The carrying amounts of the Company's financial instruments approximate their fair values at December 31, 2001, due to the short maturities of cash and cash equivalents, receivables and accounts payable and accrued expenses.

           [LEFKOWITZ, GARFINKEL, CHAMPI & DERIENZO P.C. LETTERHEAD]



INDEPENDENT AUDITORS' REPORT



Board of Directors
Capital Properties, Inc.
East Providence, Rhode Island


We have audited the accompanying consolidated balance sheet of Capital Properties, Inc. and subsidiaries as of December 31, 2001, and the related consolidated statements of income (loss) and retained earnings and cash flows for the years ended December 31, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Capital Properties, Inc. and subsidiaries as of December 31, 2001, and the results of their operations and their cash flows for the years ended December 31, 2001 and 2000, in conformity with accounting principles generally accepted in the United States.


                        /s/ Lefkowitz, Garfinkel, Champi & DeRienzo P.C.




March 5, 2002

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

Ronald P. Chrzanowski, Director           President of Capital Properties, Inc.
         President

Barbara J. Dreyer, Treasurer              Treasurer of Capital Properties, Inc.

Stephen J. Carlotti, Secretary            Attorney, Hinckley, Allen & Snyder
                                          Providence, Rhode Island

Harold J. Harris, Director                President of Wm. H. Harris, Inc.
         (Retailer)                       Providence, Rhode Island

Harris N. Rosen, Director                 Consultant and Mediator
                                          Wakefield, Rhode Island

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

                            MARKET FOR COMMON EQUITY

                                       AND

                           RELATED STOCKHOLDER MATTERS



The Company's Class A Common Stock(1) is traded on the American Stock Exchange, symbol "CPI." The following table shows the high and low trading prices for the Company's common stock during the quarterly periods indicated as obtained from the American Stock Exchange, together with dividends paid per share during such periods.

                                            TRADING PRICES(2)
                                            -----------------     Dividends
                                             High        Low         Paid
                                            -----       -----     ---------

     2001
     1st Quarter..........................   8.00      7.125         .03
     2nd Quarter..........................   9.37       7.60         .03
     3rd Quarter..........................   9.78       8.85         .03
     4th Quarter..........................  10.25       7.51         .03

     2000
     1st Quarter..........................   9.00      8.063         .03
     2nd Quarter..........................  8.625       7.75         .03
     3rd Quarter..........................   8.06       7.56         .03
     4th Quarter..........................   7.75      7.375         .03


At March 1, 2002, there were 417 holders of record of the Company's Class A Common Stock.










--------
(1) The Company's common stock was reclassified as Class A Common Stock as a result of a recapitalization effective December 6, 2001.

(2) Information with respect to the high and low trading prices for the Class B Common Stock is not available because the stock is not listed on any exchange, is not quoted by any quotation service, and there is no known market for such Class B Common Stock.